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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DITECH NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of Ditech Networks, Inc.
(2)	Aggregate number of securities to which transaction applies:
29,707,667 shares of Common Stock, which includes restricted stock units to acquire 1,017,930 shares of Common Stock and options to purchase 1,748,329 shares of Common Stock with exercise prices at or below $1.45 per share.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A)26,941,408 shares of Common Stock multiplied by $1.45 per share, (B) 1,017,930 shares of Common Stock issuable pursuant restricted stock units multiplied by $1.45 per share, and (C) options to purchase 1,748,329 shares of Common Stock with exercise prices below $1.45 multiplied by $0.29 per share (which is the difference between $1.45 and the weighted average exercise price per share for such options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001364 by the sum of the preceding sentence.
	(4)	Proposed maximum aggregate value of transaction: $45,548,055.41
	(5)	Total fee paid: $6,212.76
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

DITECH NETWORKS, INC.
3099 North First Street
San Jose, California 95134
(408) 883-3636

Dear Stockholder:

        We invite you to attend a special meeting of stockholders of Ditech Networks, Inc. ("Ditech") to be held at Ditech's executive offices located at 3099 North First Street, San Jose, California 95134, at 9:00 a.m., local time, on December 3, 2012 (the "Special Meeting"). Holders of record of Ditech Networks common stock at the close of business on November 2, 2012, will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

        At the Special Meeting, we will ask you to vote for the adoption of the Agreement and Plan of Merger, dated as of September 17, 2012, by and among Nuance Communications, Inc. ("Nuance"), Diamond Acquisition Corporation, a direct wholly-owned subsidiary of Nuance, and Ditech (the "merger agreement"). As a result of the merger contemplated by the merger agreement (the "merger"), Ditech will become a direct wholly-owned subsidiary of Nuance.

        We are also asking you (a) to approve, on an advisory basis, the merger-related compensation that may be paid or become payable to Ditech's named executive officers and (b) to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

        If the merger is completed, you will be entitled to receive $1.45 in cash, without interest, for each share of Ditech common stock that you own, and you will have no ongoing ownership interest in the continuing business of Ditech. We cannot complete the merger unless all of the conditions to the completion of the merger, including the adoption of the merger agreement by holders of a majority of the outstanding shares of Ditech common stock, are satisfied or waived by Nuance.

        Our board of directors, none of whom have any interest in Nuance, carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, our board of directors has approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it is advisable and in the best interests of Ditech and its stockholders that Ditech enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and unanimously recommended that our stockholders adopt the merger agreement and thereby approve the merger.

        Our board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and thereby approve the merger, "FOR" the proposal to approve, on an advisory basis, the merger-related compensation for Ditech's named executive officers, and "FOR" the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement.

 YOUR VOTE IS IMPORTANT.

        In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the Special Meeting and a proxy card. The proxy statement includes important information about the proposed merger. We encourage you to read the entire proxy statement carefully.

        All of our stockholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the Special Meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope or appoint a proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone.

        On behalf of our board of directors, I thank you for your support and urge you to vote "FOR" the proposals described above.

Sincerely,

William J. Tamblyn
 Secretary

November 5, 2012

DITECH NETWORKS, INC.
3099 North First Street
San Jose, California 95134
(408) 883-3636

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 3, 2012

Dear Stockholder:

        You are cordially invited to attend the Special Meeting of Stockholders of Ditech Networks, Inc., a Delaware corporation ("Ditech"), that will be held at Ditech's executive offices located at 3099 North First Street, San Jose, California 95134, at 9:00 a.m., local time, on December 3, 2012 (the "Special Meeting"), for the following purposes:

  1.
  To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 17, 2012, by and among Nuance Communications, Inc. ("Nuance"), Diamond Acquisition Corporation, a direct wholly-owned subsidiary of Nuance, and Ditech (the "merger agreement");

  2.
  To consider and vote, on an advisory basis, upon a proposal to approve the merger-related compensation for Ditech's named executive officers;

  3.
  To vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement; and

  4.
  To transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the meeting.

        Our board of directors carefully reviewed and considered the terms and conditions of the merger contemplated by the merger agreement (the "merger"). Based on its review, our board of directors has approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it was advisable and in the best interests of Ditech and its stockholders that Ditech enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and unanimously recommended that our stockholders adopt the merger agreement and thereby approve the merger. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. Our board of directors also unanimously recommends that you (a) vote to approve, on an advisory basis, the merger-related compensation for Ditech's named executive officers and (b) expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. We are not aware of any other business to come before the Special Meeting.

        Stockholders of record at the close of business on November 2, 2012, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Adoption of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Ditech common stock at the close of business on the record date.

        Ditech stockholders will have the right to demand appraisal of their shares of common stock and obtain payment in cash for the fair value of their shares of common stock, but only if they submit a written demand for an appraisal before the vote is taken on the adoption of the merger agreement and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is included as Annex C to the attached proxy statement, and a summary of these provisions can be found under "The Merger—Appraisal Rights" in the attached proxy statement.

        You should not send any certificates representing shares of Ditech common stock with your proxy card. Upon completion of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE ADOPTION OF THE MERGER AGREEMENT AND THEREBY APPROVE THE MERGER,
"FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE MERGER-RELATED COMPENSATION
TO BE PAID TO DITECH'S NAMED EXECUTIVE OFFICERS, AND, IF NECESSARY, TO
ADJOURN THE SPECIAL MEETING FOR THE PURPOSES
OF OBTAINING ADDITIONAL PROXIES
TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT.
YOUR VOTE IS IMPORTANT.

        Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, or appoint a proxy over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement, for the approval of the merger-related compensation for Ditech's named executive officers, and, if necessary, to adjourn the Special Meeting for the purposes of obtaining additional proxies to vote in favor of adopting the merger agreement. If you fail to return your proxy card or if you fail to appoint a proxy over the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against adoption of the merger agreement, but will have no effect on the vote to approve the merger-related compensation for Ditech's named executive officers or, if necessary, to adjourn the Special Meeting for the purposes of obtaining additional proxies to vote in favor of adopting the merger agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

        No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Ditech or any other person.

By Order of the Board of Directors

William J. Tamblyn
 Secretary

San Jose, California

        The proxy statement is dated November 5, 2012, and this proxy statement and form of proxy are first being mailed to stockholders of Ditech on or about November 9, 2012.

        Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

i

ANNEX A	AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 17, 2012, BY AND AMONG NUANCE COMMUNICATIONS, INC., DIAMOND ACQUISITION CORPORATION AND DITECH NETWORKS, INC.
ANNEX B	OPINION OF FAIRMOUNT PARTNERS
ANNEX C	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

ii

SUMMARY TERM SHEET

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger contemplated by the merger agreement, dated as of September 17, 2012, by and among Nuance, Diamond Acquisition Corporation and Ditech, and for a more complete description of the legal terms of the merger agreement, you should read carefully this entire proxy statement and the documents to which we refer. See "Other Matters—Where You Can Find More Information" (page 65) to obtain additional information on Ditech. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

        Ditech Networks, Inc. (page 10).     We design, develop and market telecommunications equipment and services for use in wireline, wireless, satellite and Internet Protocol ("IP") telecommunications networks. Our products enhance and monitor voice quality and provide security in the delivery of voice services. In addition, we have entered the voice services market of telecommunications by developing and marketing voice products that can be used by phone customers to have voice messages transcribed into textual messages, and which also allows for interaction with web-based applications.

        Nuance Communications, Inc. and Diamond Acquisition Corporation (page 10).     Nuance is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with devices and systems. Nuance's solutions are used every day by millions of people and thousands of businesses for tasks and services such as requesting information from a phone-based self-service solution, dictating medical records, searching the mobile Web by voice, entering a destination into a navigation system, or working with PDF documents. Its solutions help make these interactions, tasks and experiences more productive, compelling and efficient.

        Diamond Acquisition Corporation ("Merger Sub") is a newly formed Delaware corporation and a direct wholly-owned subsidiary of Nuance that has been formed specifically for the purpose of participating in the merger transaction with Ditech.

        The Merger (page 15).     Under the merger agreement, Merger Sub will merge with and into Ditech, and Ditech will be the surviving corporation in the merger. After the completion of the merger, Nuance will own all of our outstanding stock. Our stockholders will receive cash in the merger in exchange for their shares of Ditech common stock.

        Merger Consideration (page 46).     If the merger is completed, you will receive $1.45 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of Ditech common stock that you own unless you dissent and seek appraisal of the fair value of your shares. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Ditech stockholder.

        Treatment of Stock Options and Restricted Stock Units (page 47).     All stock options and restricted stock units will fully vest upon the closing of the merger, and all stock options and restricted stock units will be canceled upon the closing of the merger. For stock options that have exercise prices at or above $1.45 per share, no cash or other consideration will be paid to the holders of such options. For stock options that have exercise prices below $1.45 per share, the holder of the stock option will receive an amount equal to the difference between the exercise price and $1.45, multiplied by the number of shares subject to the stock option. The holders of restricted stock units will receive an amount equal to $1.45, multiplied by the number of shares subject to the restricted stock unit.

         Market Price (page 64).     Our common stock is listed on the Nasdaq Global Market under the ticker symbol "DITC." On September 17, 2012, the last full trading day prior to the public announcement of the proposed merger, Ditech common stock closed at $0.81 per share. On November 2, 2012, the last full trading day prior to the date of this proxy statement, Ditech common stock closed at $1.42 per share. Our stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the completion of the merger.

        Reasons for the Merger (page 18).     In the course of reaching its decision to approve the merger and the merger agreement, our board of directors considered possible change in control transactions involving us, including the merger described in this proxy statement, and considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

        Opinion of Financial Advisor (page 21).     On September 17, 2012, Fairmount Partners ("Fairmount"), financial advisor to our board of directors, delivered its opinion to our board of directors. The opinion stated that, as of September 17, 2012, based upon and subject to the various qualifications, considerations and assumptions set forth in the Fairmount opinion, the merger consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view.

        The full text of that opinion, which sets forth the assumptions made, matters considered and limitations on the respective reviews undertaken by Fairmount in connection with its opinion, is attached as Annex B to this proxy statement. Fairmount provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The opinion of Fairmount is not a recommendation as to how any stockholder should vote or act with respect to any aspect of the merger. We urge you to read the opinion carefully and in its entirety.

        Recommendation to Ditech Stockholders (page 33).     Our board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, Ditech and its stockholders and declared the merger and the merger agreement to be advisable. Our board of directors unanimously recommends that you vote "For" adoption of the merger agreement and thereby approve the merger.

        Ditech Voting Agreements (page 33).     Concurrently with the execution of the merger agreement, Nuance obtained voting agreements and irrevocable proxies to vote in favor of the adoption of the merger agreement from the four members of our board of directors, William J. Tamblyn, our Executive Vice President, Chief Financial Officer, Chief Operating Officer and Secretary, Karl Brown, our Vice President of Marketing of Ditech, and Lamassu Holdings L.L.C., a significant stockholder of Ditech, holding collectively an aggregate of 2,720,342 shares of our common stock, options to purchase 1,238,016 shares of our common stock, and restricted stock units to acquire 604,180 shares of our common stock.

        Interests of Our Directors and Executive Officers in the Merger (page 34).     In considering the recommendation of our board of directors to vote in favor of the adoption of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our stockholders generally, including the following: (a) cash severance payments to our executive officers whose employment is terminated within 12 months following the merger; (b) accelerated vesting and cash out of stock options and restricted stock units held by our executive officers and directors; and (c) continuation of certain indemnification and insurance arrangements.

        Appraisal Rights (page 40).     If you do not wish to accept $1.45 per share cash consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, to exercise appraisal rights, among other things, (1) you must NOT vote in favor of the adoption of the merger agreement, (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the adoption of the merger agreement, and (3) you must hold shares of Ditech common stock on the date of making the demand for appraisal and continuously hold such shares through the completion of the merger. The fair value of your shares of Ditech common stock as determined in accordance with Delaware law may be more or less than, or the same as, the merger consideration to be paid to non-dissenting stockholders in the merger. Merely voting against the adoption of the merger agreement will not preserve your right of appraisal under Delaware law. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders' right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.

        Material U.S. Federal Income Tax Consequences (page 43).     The merger will be taxable for U.S. federal income tax purposes. Generally, subject to the more complete summary referenced in the next sentence, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares of Ditech common stock. You should read "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 43 for a more complete summary of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

         Antitrust Matters (page 45).     The merger is not subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act; however, the Antitrust Division of the Department of Justice ("DOJ") has contacted Nuance and Ditech and informed them that it has opened an investigation to analyze the competitive impact of the transaction.

  The Special Meeting of Ditech Stockholders (page 11).

        Time, Date and Place.     The Special Meeting will be held (a) to consider and vote upon the proposal to adopt the merger agreement and thereby approve the merger, (b) to consider and vote, on an advisory basis, upon a proposal to approve the merger-related compensation for Ditech's named executive officers as described in this proxy statement and, if necessary, (c) to vote to adjourn the Special Meeting for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement. The Special Meeting will be held at Ditech's executive offices located at 3099 North First Street, San Jose, California 95134, at 9:00 a.m., local time, on December 3, 2012.

        Record Date and Voting Power.     You are entitled to vote at the Special Meeting if you owned shares of Ditech common stock at the close of business on November 2, 2012, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of Ditech common stock you owned at the close of business on the record date. There are 26,941,408 shares of Ditech common stock entitled to be voted at the Special Meeting.

        Procedure for Voting.     To vote, you can (1) complete, sign, date and return the enclosed proxy card, (2) appoint a proxy over the Internet or by telephone or (3) attend the Special Meeting and vote in person. If your shares are held in "street name" by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote "against" the adoption of the merger agreement, but will have no effect on the other two proposals.

        Required Vote.     The adoption of the merger agreement, and thereby the approval of the merger, requires the affirmative vote of the holders of a majority of the outstanding shares of Ditech common stock at the close of business on the record date. The proposal to consider and vote, on an advisory basis, upon a proposal to approve the merger-related compensation for Ditech's named executive officers, requires the approval of the holders of a majority of the shares of Ditech common stock present, in person or by proxy, and entitled to vote on the matter at the Special Meeting. The proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement, requires the approval of the holders of a majority of the shares of Ditech common stock present, in person or by proxy, at the Special Meeting and voting on the matter. Abstentions will have the same effect as "against" votes with respect to the proposal to adopt the merger agreement and the proposal to approve, on an advisory basis, the merger-related compensation for Ditech's named executive officers, and will have no effect with respect to the proposal to adjourn the Special Meeting, if necessary. Broker non-votes will have the same effect as "against" votes with respect to the proposal to adopt the merger agreement, and will have no effect with respect to the other two proposals. Broker non-votes are shares held in "street name" by the beneficial owner of the shares and for which no instruction has been given to the broker on how to vote the shares, and the broker then does not vote the shares because the broker does not have the discretionary authority to do so.

  The Merger Agreement (page 45).

        Limitation on Considering Other Takeover Proposals.     We have agreed not to solicit, initiate, seek or knowingly encourage or facilitate a business combination or other similar transaction with another party while the merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, except under specified circumstances set forth in the merger agreement.

        Conditions to the Merger.     The obligations of Nuance, Merger Sub and Ditech to complete the merger are subject to the satisfaction or waiver of specified conditions set forth in the merger agreement.

        Termination of the Merger Agreement.     Nuance and Ditech can terminate the merger agreement under specified circumstances set forth in the merger agreement.

        Termination Fees.     The merger agreement requires us to pay Nuance a termination fee in the amount of $1,642,281 if the merger agreement is terminated under certain circumstances described therein, including certain circumstances involving an alternative takeover proposal. The merger agreement does not require Nuance to pay us a termination fee if the merger agreement is terminated by Nuance.

Legal Proceedings Related to the Merger (page 45)

        On September 26, 2012, a complaint was filed in Delaware Chancery Court, captioned Kilgus v. Naumann, et al., Case No. 7904, on behalf of a putative class of Ditech's shareholders against Ditech, each member of the Ditech board, Nuance and Merger Sub challenging the proposed merger. Plaintiff alleges, among other things, that the Ditech directors breached their fiduciary duties by allegedly agreeing to sell Ditech at an unfair and inadequate price and by allegedly failing to take steps to maximize the sale price of Ditech. The complaint also alleges Nuance and Merger Sub aided and abetted the alleged breach of their fiduciary duties. The complaint seeks to enjoin the merger, other equitable relief and money damages. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger pursuant to the terms of the merger agreement, such an injunction may prevent the completion of the merger in the expected timeframe (or altogether). Ditech believes that this suit lacks merit and intends to vigorously defend against these claims.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What will happen to Ditech as a result of the merger?

A:
If the merger is completed, we will become a direct wholly-owned subsidiary of Nuance.

Q:
What will happen to my shares of Ditech common stock after the merger?

A:
Upon completion of the merger, each outstanding share of Ditech common stock will automatically be canceled and will be converted into the right to receive $1.45 in cash, without interest and subject to any applicable withholding taxes, assuming the stockholder has not properly exercised appraisal rights under applicable Delaware law.

Q:
Will I own any shares of Ditech common stock after the merger?

A:
No. You will be paid cash for any shares of Ditech common stock you own.

Q:
Will I own any shares of Nuance common stock after the merger?

A:
Only if you own shares of Nuance common stock before the merger. Shares of Nuance common stock you own, if any, prior to the merger will be unaffected as a result of the merger. You will not be issued any shares of Nuance common stock as a result of the merger.

Q:
What happens to Ditech stock options in the merger?

A:
Upon the completion of the merger, all outstanding options to purchase common stock of Ditech will fully vest and be canceled. For stock options that have exercise prices at or above $1.45 per share, no cash or other consideration will be paid to the holders of such options. For stock options that have exercise prices below $1.45 per share, the holder of the stock option will receive an amount equal to the difference between the exercise price and $1.45, multiplied by the number of shares subject to the stock option, reduced by the required amount of withholding tax, if any.

Q:
What happens to Ditech restricted stock units in the merger?

A:
Upon the completion of the merger, all outstanding restricted stock units of Ditech will fully vest and be canceled. The holders of restricted stock units will receive an amount equal to $1.45, multiplied by the number of shares subject to the restricted stock unit, reduced by the required amount of withholding tax, if any.

Q:
Will the merger be taxable to me?

A:
Generally, yes. For U.S. federal income tax purposes, generally, subject to the more complete summary referenced in the next sentence, you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between the total amount of cash you receive in the merger for your shares of Ditech common stock and your aggregate adjusted tax basis in those shares. You should read "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 43 for a more complete summary of the U.S. federal income tax consequences of the merger.

Q:
Does our board of directors recommend adoption of the merger agreement?

A:
Yes. Our board of directors unanimously recommends that our stockholders vote "For" the adoption of the merger agreement and thereby approve the merger. Our board of directors considered many factors in deciding to recommend the adoption of the merger agreement and thereby approve the merger. These factors are described below in this proxy statement.

Q:
What vote of the stockholders is required to adopt the merger agreement?

A:
To adopt the merger agreement and thereby approve the merger, stockholders of record as of November 2, 2012, holding a majority of the outstanding shares of Ditech common stock must vote "For" the adoption of the merger agreement. There are 26,941,408 shares of Ditech common stock entitled to be voted at the Special Meeting.

Q:
Am I entitled to appraisal rights?

A:
Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and comply with the Delaware law procedures explained in this proxy statement.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting.

Q:
What happens if I do not return a proxy card or otherwise appoint a proxy?

A:
The failure to return your proxy card (or to appoint a proxy over the Internet or by telephone or to vote in person) will have the same effect as voting against adoption of the merger agreement.

Q:
May I vote in person?

A:
Yes. You may vote in person at the meeting, rather than signing and returning your proxy card or appointing a proxy over the Internet or by telephone, if you own shares in your own name. However, we encourage you to return your signed proxy card, or appoint a proxy over the Internet or by telephone, to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in "street name" through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:
May I appoint a proxy over the Internet or by telephone?

A:
Yes. You may appoint a proxy over the Internet or by telephone by following the instructions included in these materials.

Q:
May I revoke my proxy or change my vote after I have mailed my signed proxy card or otherwise appointed a proxy?

A:
Yes. You may change your vote at any time before the shares reflected on your proxy card (or with respect to which you have appointed a proxy over the Internet or by telephone) are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent proxy over the Internet or by telephone. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will not vote your shares with respect to the adoption of the merger agreement without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted with respect to the adoption of the merger agreement, which will have the same effect as voting against adoption of the merger agreement.

Q:
Should I send in my stock certificates now?

A:
No. After the merger is completed, you will receive written instructions for exchanging your shares of Ditech common stock for the merger consideration of $1.45 in cash, without interest, for each share of Ditech common stock.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, all closing conditions must be satisfied or waived. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, as to the date by which they will be satisfied.

Q:
When will I receive the cash consideration for my shares of Ditech common stock?

A:
After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration payable in the merger. When you properly return and complete the required documentation described in the written instructions, you will receive from the paying representative a payment of the cash consideration for your shares.

Q:
Who can help answer my additional questions?

A:
If you would like additional copies, without charge, of this proxy statement or if you have additional questions about the merger, including with respect to the procedures for voting your shares, you should contact us, as follows:

  Ditech Networks, Inc.
  Investor Relations
  3099 North First Street
  San Jose, CA 95134

  Telephone: (408) 883-3636
  Email: btamblyn@ditechnetworks.com
  You may also contact our proxy solicitor, Eagle Rock Proxy Advisors, at:

  12 Commerce Drive
  Cranford, NJ 07016
  Toll-Free: (855) 706-2377

 RISK FACTORS RELATED TO PROPOSAL 1

        In connection with Proposal 1, you should consider the following factors in conjunction with the other information included this proxy statement.

         If the proposed merger is not completed, our business could be materially and adversely affected and our stock price could decline.

        The merger is subject to closing conditions, including the adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock and other closing conditions. Therefore, the merger may not be completed or may not be completed in the expected time period. If the merger agreement is terminated, the market price of our common stock will likely decline, as we believe that our market price reflects an assumption that the merger will be completed. For example, on September 17, 2012, the closing price for our common stock was $0.81, and on the next day, following the announcement of our entering into the merger agreement, our stock price increased to over $1.40 per share. In addition, our stock price may be adversely affected as a result of the fact that we have incurred and will continue to incur significant expenses related to the merger that will not be recovered if the merger is not completed. If the merger agreement is terminated under certain circumstances, we may be obligated to pay Nuance a termination fee of $1,642,281. As a consequence of the failure of the merger to be completed, as well as of some or all of these potential effects of the termination of the merger agreement, our business could be materially and adversely affected.

         The fact that there is a merger pending could have an adverse effect on our business, revenue and results of operations.

        While the merger is pending, it creates uncertainty about our future. As a result of this uncertainty, customers may decide to delay, defer, or cancel purchases of our products and/or services pending completion of the merger or termination of the merger agreement. If these decisions represent a significant portion of our anticipated revenue, our results of operations and quarterly revenues could be substantially below the expectations of market analysts.

        In addition, while the merger is pending, we are subject to a number of risks that may adversely affect our business, revenue and results of operations, including:

  •
  the diversion of management and employee attention and the unavoidable disruption to our relationships with customers and vendors may detract from our ability to grow revenues and minimize costs;

  •
  we have incurred and will continue to incur significant expenses related to the merger;

  •
  the merger agreement restricts us from engaging in business activities outside of our ordinary course of business without Nuance's permission and, if we determine that doing so would be advantageous and Nuance does not consent, we would not be able to pursue those advantageous activities; and

  •
  we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

         If the merger occurs, our stockholders will not be able to participate in any upside to our business.

        Upon consummation of the merger, our stockholders will receive $1.45 in cash per share of Ditech common stock owned by them, but will not receive any shares of Nuance common stock. As a result, if our business following the merger performs well, you will not receive any additional consideration, and will therefore not receive any benefit from the performance of our business.

         A lawsuit has been filed against Ditech, the members of its board of directors, Nuance and Merger Sub challenging the merger, and an adverse judgment in any such lawsuit may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

        Ditech, the members of the Ditech board of directors, certain executive officers of Ditech, Nuance and Merger Sub have been named as defendants in a purported class action lawsuit brought by an individual Ditech stockholder challenging the proposed merger and seeking, among other things, to enjoin the defendants from completing the merger pursuant to the terms of the merger agreement. One of the conditions to the completion of the merger is that no injunction or other order (whether temporary, preliminary or permanent) is in effect and has the effect of making the merger illegal or otherwise prohibiting or preventing completion of the merger. Consequently, if the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger pursuant to the terms of the merger agreement, such an injunction may prevent the completion of the merger in the expected timeframe (or altogether). See the section entitled "The Merger—Legal Proceedings Related to the Merger" beginning on page 45.

         The DOJ has opened an investigation to analyze the competitive impact of the transaction. If it concludes that the transaction is likely to present significant antitrust issues, it could seek to prevent us from closing and, if the DOJ obtains an injunction to prevent the merger from occurring, threatens to enjoin the merger, or threatens to impose an antitrust restraint on Nuance as a result of the merger, we may not be able to complete the merger.

        We have been informed that the DOJ has opened an investigation to analyze the competitive impact of the transaction. The merger agreement contains a number of conditions that must be met for Nuance to be obligated to consummate the merger, including that there not be any injunction or other governmental action in effect making the merger illegal or otherwise prohibiting or preventing completion of the merger, and that no litigation asserted by any governmental entity shall be pending or threatened seeking to prevent completion of the merger or impose an antitrust restraint—as defined in the merger agreement—on Nuance. Consequently, if the DOJ obtains an injunction to prevent the merger from occurring, or even threatens to seek to enjoin the merger or to impose an antitrust restraint on Nuance, Nuance will not be obligated to complete the merger regardless of whether our stockholders approve Proposal 1, the adoption of the merger agreement.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        The statements contained in this proxy statement relating to the completion of the merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by or that otherwise include the words "may," "believe," "expect," "anticipate," "intend," "estimate," "should," or similar expressions or variations on these expressions are forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of a majority of our outstanding shares, satisfying other conditions to the completion of the merger, the outcome of litigation related to the merger, and other matters.

        For a detailed discussion of these risk factors, please refer to "Risk Factors Related to Proposal 1" immediately preceding this section. For other risk factors related to Ditech, please refer to our filings with the Securities and Exchange Commission, or the SEC, on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the Investors section of our website at www.ditechnetworks.com, at the SEC website at www.sec.gov or from commercial document retrieval services.

        We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

 THE COMPANIES

Ditech Networks, Inc.

        We are a global telecommunications equipment and service supplier for voice networks. We develop, produce and sell voice quality enhancement solutions as well as voice applications solutions to telecommunication service providers worldwide. Our voice quality enhancement solutions enable service providers to deliver consistently clear, end-to-end communications to their subscribers. Our voice quality products include echo cancellers, which are used to effectively eliminate echo, a significant problem in existing and emerging voice networks. We also have voice quality products that incorporate both echo cancellation and a voice quality enhancement technology called Voice Quality Assurance (VQA). VQA addresses various voice quality issues in wireline and wireless networks, including a broader spectrum of echo, background noise and inconsistent voice levels. In addition, we have voice quality products that have the ability to accurately measure and report on audio impairments, a technology called Experience Intelligence ("EXi"). We have also developed an Internet Protocol ("IP") platform, the Packet Voice Processor ("PVP"), which represents our entry into service providers' networks using Voice over Internet Protocol ("VoIP") technology. The PVP incorporates our VQA and EXi technology to address voice quality issues specific to packet networks. We also sell voice-to-text services, known as PhoneTag. The PhoneTag application enables carriers to offer value-added services to their customers, including but not limited to voicemail-to-text, dictate-an-SMS (short message service), dictate updates to social network applications, and call recording transcriptions. We are also selling the PhoneTag application into enterprises for voicemail-to-text services. We market our products domestically through a direct sales force. Internationally, we market our products through the combination of a direct sales force, value-added resellers, system integrators and agents. We are incorporated under the laws of the state of Delaware. Our executive offices are located at 3099 North First Street, San Jose, California 95134. Our telephone number is (408) 883-3636. Our website is www.ditechnetworks.com. Information contained on our website does not constitute a part of this proxy statement.

Nuance Communications, Inc.

        Nuance Communications, Inc. (Nasdaq GS: NUAN) is a leading provider of voice and language solutions for businesses and consumers around the world. Nuance's technologies, applications and services make the user experience more compelling by transforming the way people interact with devices and systems. Nuance's solutions are used every day by millions of people and thousands of businesses for tasks and services such as requesting information from a phone-based self-service solution, dictating medical records, searching the mobile Web by voice, entering a destination into a navigation system, or working with PDF documents. Nuance's solutions help make these interactions, tasks and experiences more productive, compelling and efficient. Nuance leverages its global professional services organization and its extensive network of partners to design and deploy innovative solutions for businesses and organizations around the globe. Nuance markets and sells its products directly through a dedicated sales force and through its e-commerce website and also through a global network of resellers, including system integrators, independent software vendors, value-added resellers, hardware vendors, telecommunications carriers and distributors. Nuance is incorporated under the laws of the state of Delaware. Its executive offices are located at 1 Wayside Road, Burlington, Massachusetts 01803. Its telephone number is (781) 565-5000. Its website is located at www.nuance.com. Information contained on its website does not constitute a part of this proxy statement.

Diamond Acquisition Corporation

        Diamond Acquisition Corporation, or Merger Sub, is a direct wholly-owned subsidiary of Nuance and has not engaged in any business activity other than in connection with the merger. Merger Sub is incorporated under the laws of the state of Delaware. Merger Sub's executive offices are located at 1 Wayside Road, Burlington, Massachusetts 01803. Merger Sub's telephone number is (781) 565-5000.

THE SPECIAL MEETING

        We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

  Date, Time and Place

        The Special Meeting will be held Ditech's executive offices located at 3099 North First Street, San Jose, California 95134, at 9:00 a.m., local time, on December 3, 2012.

  Purpose of the Special Meeting

        You will be asked at the Special Meeting to vote on the adoption of the merger agreement and thereby approve the merger. Based on its review, our board of directors has approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it is advisable and in the best interests of Ditech and its stockholders that Ditech enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and unanimously recommended that our stockholders adopt the merger agreement and thereby approve the merger. You will also be asked to approve, on an advisory basis, the merger-related compensation for Ditech's named executive officers. If necessary, you will also be asked to vote on a proposal to adjourn the Special Meeting for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement.

  Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of Ditech common stock at the close of business on November 2, 2012, the record date, are entitled to notice of and to vote at the Special Meeting. At the close of business on the record date, 26,941,408 shares of Ditech common stock were issued and outstanding and such shares were held by approximately 90 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of Ditech common stock entitled to vote are represented in person or by proxy at the Special Meeting. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Ditech common stock at the close of business on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

  Vote Required

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Ditech common stock at the close of business on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement.

        The approval, on an advisory basis, of the merger-related compensation for Ditech's named executive officers, requires the affirmative vote of the holders of a majority of the shares of Ditech common stock present, in person or by proxy, and entitled to vote at the Special Meeting. If you abstain from voting, either in person or by proxy, on this matter, it will have the same effect as a vote against the approval of this matter. Broker non-votes will have no effect with respect to this matter.

        The proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement, requires the approval of the holders of a majority of the shares of Ditech common stock present, in person or by proxy, at the Special Meeting and voting on the matter. If you abstain from voting, either in person or by proxy, on this matter, it will have no effect on the approval of this matter. Broker non-votes will have no effect with respect to this matter.

  Voting of Proxies

        All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "For" the adoption of the merger agreement, "For" approval, on an advisory basis, of the merger-related compensation for Ditech's named executive officers, and "For" approval of the proposal to adjourn the Special Meeting, if necessary.

        To vote, please complete, sign, date and return the enclosed proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

        Shares of Ditech common stock represented at the Special Meeting but not voted, including shares of Ditech common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain specific voting instructions, will be counted in favor of that proposal. If you properly execute a proxy card, appoint a proxy over the Internet or by telephone or attend the Special Meeting in person, but abstain from voting on any of the proposals at the Special Meeting, it will (a) have the same effect as a vote against the adoption of the merger agreement, (b) have the same effect as a vote against the proposal to approve, on an advisory basis, the merger-related compensation for Ditech's named executive officers, and (c) not have any effect on the proposal to adjourn the Special Meeting, if necessary. If you do not properly execute a proxy card, do not appoint a proxy over the Internet or by telephone and do not attend the Special Meeting in person, it will have the same effect as a vote against the adoption of the merger agreement, and will have no effect on each of the proposal to approve, on an advisory basis, the merger-related compensation for Ditech's named executive officers, and the proposal to grant authority to adjourn the Special Meeting, if necessary. Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and the proposal to approve, on an advisory basis, the merger-related compensation for Ditech's named executive officers, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as "broker non-votes." Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes against the adoption of the merger agreement, but will have no effect on the proposal to approve, on an advisory basis, the merger-related compensation for Ditech's named executive officers, and the proposal to grant authority to adjourn the Special Meeting, if necessary.

        We do not expect that any matter other than the proposal to adopt the merger agreement the proposal to approve, on an advisory basis, the merger-related compensation for Ditech's named executive officers, and, if necessary, the proposal to adjourn the Special Meeting will be brought before the Special Meeting. If, however, any other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

  Voting over the Internet or by Telephone

        You may also grant a proxy to vote your shares over the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

        The Internet and telephone voting procedures described below are designed to authenticate stockholders' identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders' instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

  For Shares Registered in Your Name

        Stockholders of record may go to the eProxy website at www.eproxy.com to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-560-1965 and following the recorded instructions.

  For Shares Registered in the Name of a Broker or Bank

        Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by their banks, brokers or other agents, rather than from our proxy card.

        If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible shareholders the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting.

  General Information for All Shares Voted over the Internet or by Telephone

        Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on December 2, 2012. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

  Revocability of Proxies

        The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card (or with respect to which you have appointed a proxy over the Internet or by telephone) are voted at the Special Meeting by:

  •
  filing with our corporate secretary a properly executed and dated revocation of proxy;

  •
  submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

  •
  submitting a subsequent vote over the Internet or by telephone; or

  •
  appearing at the Special Meeting and voting in person.

        Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

  Solicitation of Proxies

        All proxy solicitation costs will be borne by us. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have also retained the services of a paid solicitor, Eagle Rock Proxy Advisors, to solicit proxies. We anticipate that the cost will be approximately $6,500 plus expenses, which will be paid by Ditech.

        You should not send your stock certificates with your proxy card. A letter of transmittal with instructions for the surrender of Ditech common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

  Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

        The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

        A number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to Ditech Networks, Inc., Attention: Investor Relations, 3099 North First Street, San Jose, California 95134, or contact our Investor Relations Department at (408) 883-3636. If you would like to receive your own set of our proxy materials in the future, please contact your broker and Ditech Networks, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number. Conversely, if you and another person sharing your same address are receiving multiple copies of annual reports or proxy statements and you would like to request that you only receive one copy, please contact your broker and Ditech Networks, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

THE MERGER

        The discussion under the sections of this proxy statement entitled "The Merger" and "The Merger Agreement" summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

        Over the past several years, our board of directors has discussed and evaluated various potential strategic alternatives to enhance stockholder value, including selling our Voice Quality Assurance (VQA) business, selling our PhoneTag business, and selling Ditech Networks in its entirety, in each case comparing each of these alternatives to continuing to operate as a stand-alone entity. During this period of time, we entered into non-disclosure agreements with numerous potential acquirers and our management team and our financial advisors spoke with these potential acquirers to assess their interest in a transaction with us and the value that they would attribute to Ditech Networks' assets or Ditech Networks as a whole in a potential transaction.

        On August 17, 2011, Kenneth Naumann, our Chief Executive Officer, and John Pollard, the Vice President and General Manager, Voice-to-Text Services, at Nuance, initially met for an informal informational meeting. At this meeting Messrs. Naumann and Pollard discussed the VQA market, the voice-to-text (VTT) market and the telecom market in general. They concluded the meeting by agreeing to stay in touch.

        On November 9, 2011, Mr. Pollard sent an email to Mr. Naumann requesting a telephone conversation, which conversation subsequently occurred on November 11, 2011. During that conversation Mr. Pollard indicated that he wanted to have a conversation regarding a potential strategic transaction between Ditech and Nuance. Mr. Pollard recommended that Ditech and Nuance sign a non-disclosure agreement, which he subsequently sent to Mr. Naumann on November 14, 2011, and Mr. Pollard also made an email introduction to Helgi Bloom, Vice President of Corporate Strategy and Development at Nuance. On November 17, 2011, Messrs. Naumann and Pollard held a brief telephone conversation regarding when and how the companies would proceed with strategic discussions, and the companies executed a non-disclosure agreement on November 18, 2011.

        On December 9, 2011, the Ditech board of directors held a meeting at which Mr. Naumann gave an update on discussions he had been having with potential acquirers of Ditech, including Nuance. At that meeting, the members of the board of directors gave direction to Mr. Naumann regarding future discussions.

        On December 16, 2011, Mr. Naumann had an introductory call with Mr. Bloom to discuss logistics and a plan for proceeding with strategic discussions. Mr. Bloom said that Nuance was interested in possibly acquiring Ditech and would provide Ditech with an information request, which information would then enable Nuance to better assess whether it desired to pursue an acquisition of Ditech.

        On December 20, 2011, Mr. Naumann and Mr. Bloom had a telephone conversation, in which they discussed the timing of receiving the information request and the next face to face meeting. Mr. Naumann received the information request from Mr. Bloom on December 27, 2011.

        On January 6, 2012, the Ditech board of directors held a meeting at which Mr. Naumann gave an update on discussions he had been having with the two most likely potential acquirers of Ditech, one of which was Nuance, and the members of the board of directors gave direction to Mr. Naumann regarding future discussions with these two potential acquirers.

        In January and early February 2012, Ditech prepared and sent to Nuance certain Ditech business information requested by Nuance, and through a series of telephone calls arranged to hold an informational meeting in Burlington, Massachusetts, on February 16, 2012, and set the agenda for the meeting.

        At the February 16, 2012, meeting, Mr. Naumann and William Tamblyn, Ditech's Executive Vice President and Chief Financial Officer, met with Mr. Pollard and Mr. Bloom, and discussed Ditech's and Nuance's businesses, including general financial information, operational initiatives and the VQA and PhoneTag businesses. The meeting ended with Nuance requesting additional information from Ditech.

        Over the next several weeks Ditech provided Nuance with additional information regarding Ditech, and the parties exchanged emails and held brief telephone calls regarding additional information requests and the scheduling of a next meeting.

        On March 8, 2012, the Ditech board of directors held a meeting, at which Mr. Naumann gave an update on discussions he had been having with potential acquirers of Ditech, one of which was Nuance. At that meeting the members of the board of directors gave direction to Mr. Naumann regarding future discussions.

        On March 29, 2012, Nuance sent to Ditech a letter of intent setting forth the terms upon which Nuance proposed to acquire Ditech, including a purchase price of $1.30 per share of Ditech common stock. On that date Mr. Naumann and Mr. Bloom spoke by telephone and agreed to hold a face to face meeting on April 4, 2012, to discuss the details of the proposal.

        On March 30, 2012, Mr. Bloom sent to Mr. Naumann a due diligence request list and a process timeline for the potential acquisition of Ditech by Nuance.

        On April 2, 2012, the Ditech board of directors met with representatives of Cooley LLP, outside legal counsel to Ditech, and discussed the proposed terms in the letter of intent and gave direction to Ditech management regarding the negotiation of the letter of intent at the April 4, 2012, meeting, including direction on negotiating a higher purchase price.

        On April 4, 2012, Alan Howe, Ditech's Chairman of the Board, Mr. Naumann and Mr. Tamblyn met with Mr. Bloom and Mr. Pollard at Nuance's office in Sunnyvale, California, and discussed the Nuance proposal in depth. The representatives of Ditech stated that the acquisition price for Ditech in Nuance's letter of intent was too low and did not properly value the company, and that Ditech was not willing to proceed with discussions at that purchase price. After substantial negotiations and discussions, the representatives of Nuance stated that they would revise their proposal to include a per share purchase price of $1.45 per share.

        On April 5, 2012, Ditech received a revised letter of intent from Nuance including a per share purchase price of $1.45 per share.

        On April 6, 2012, the Ditech board of directors met to discuss the revised Nuance letter of intent and the requirement that Ditech enter into an exclusivity agreement with Nuance prior to proceeding with negotiating the merger agreement, at which a representative of Cooley advised the members of the Ditech board of directors regarding their fiduciary duties in connection with the matters being discussed. Following extensive discussion, the board of directors approved Ditech entering into the exclusivity agreement through April 30, 2012.

        On April 6, 2012, Ditech and Nuance executed the exclusivity agreement, which had previously been negotiated by Cooley and Wilson Sonsini Goodrich & Rosati, Professional Corporation (Wilson Sonsini), outside legal counsel to Nuance, for a period extending to April 30, 2012.

        On April 9, 2012, Mr. Naumann and Mr. Tamblyn had a telephone call with Mr. Bloom and Michael Donovan, Senior Financial Analyst, Corporate Strategy and Development at Nuance, together with representatives of Fairmount Partners, Ditech's financial advisor, to discuss the due diligence process and outline the process for the negotiation and completion of the merger agreement.

        On April 16, 2012, senior management of Ditech and Nuance held several meetings regarding the proposed terms of the acquisition of Ditech by Nuance.

        In addition, on April 16, 2012, Mr. Howe was contacted by an investment bank on behalf of an over-the-counter listed mobile marketing company expressing interest in speaking with Ditech about potentially acquiring Ditech. Given that Ditech was under contractual obligation with Nuance not to speak with anyone at that time regarding a potential acquisition of Ditech, Ditech declined to speak with the investment bank or the company.

        On April 21, 2012, Cooley received an initial draft of the definitive merger agreement from Wilson Sonsini.

        Beginning on April 23, 2012, Ditech senior management and Nuance management held a one and a half day meeting at which Ditech department heads and Nuance VTT department heads were introduced to each other and discussed organizational business line and financial matters. The meeting was attended by representatives of Fairmount and Stifel Nicolaus & Company, Incorporated (Stifel Nicolaus), Nuance's financial advisor. Additional due diligence follow-up meetings occurred through April 25, 2012.

        On May 1, 2012, Cooley received the initial draft of the form of voting agreement from Wilson Sonsini that Nuance would require our directors, officers and one of our stockholders to enter into in favor of Nuance pursuant to which they would agree to vote in favor of the adoption of the merger agreement and agree to certain other matters, the negotiated final terms of which are described in "Ditech Voting Agreements" beginning on page 33.

        From April 30, 2012, through June 28, 2012, management of Ditech and Nuance held numerous telephonic meetings at which, on certain of these telephone calls, representatives of Cooley, Wilson Sonsini, Fairmount and/or Stifel Nicolaus were in attendance, to discuss intellectual property, human resources and other due diligence related matters. During this time, Cooley and Wilson Sonsini continued to negotiate the merger agreement and the form of voting agreement. In addition, during this time Ditech and Nuance extended the term of the exclusivity agreement, ultimately to July 5, 2012, in eleven successive amendments, the last of which occurred on June 28, 2012, on Ditech's part based on the Ditech board of directors' consideration of other alternatives and its determination that continuing discussions with Nuance would be in the best interests of Ditech's stockholders.

        On June 4, 2012, and again on June 13, 2012, the Ditech board of directors met to review the current draft of the merger agreement, at which representatives of Cooley reviewed the material terms and structure of the proposed transaction, following which the Ditech board of directors gave direction to Ditech management and the representatives of Cooley regarding the negotiation of the merger agreement, including insisting on a lower termination fee than that proposed by Nuance.

        In addition, from April 30, 2012, to July 16, 2012, representatives of Ditech management, Nuance management, Fairmount and Stifel Nicolaus held approximately thirty status update meetings to assess the current status of the transaction from each side and plan next steps in the transaction. In some of the later meetings representatives of Cooley and Wilson Sonsini also attended.

        On July 13, 2012, the Nuance board of directors approved Nuance entering into the merger agreement pending resolution of certain outstanding diligence matters.

        On July 16, 2012, Nuance informed Ditech that Nuance had some diligence concerns and therefore would require an additional closing condition to the merger, namely, the termination of a license agreement with one of Ditech's vendors. Negotiations ensued over this new closing condition and how it would be accomplished, including that Nuance would provide to Ditech a license of its IBM VoiceTailor Decoder software to replace the license agreement with Ditech's vendor.

        On July 19, 2012, the Ditech board of directors met to discuss the additional closing condition required by Nuance, at which representatives of Cooley reviewed the required terms, and gave guidance to Ditech management regarding the negotiations with Nuance and the vendor on the additional closing condition.

        From July 16, 2012, through September 14, 2012, Ditech negotiated the termination of the license agreement with its vendor as well as the license agreement with Nuance. During this period, the Ditech board of directors met twice, on August 17, 2012, and September 7, 2012, to receive updates on the status of negotiations and give guidance to Ditech management on the negotiations of these agreements.

        In addition, at the request of Ditech, beginning on July 27, 2012, Fairmount approached a select group of market participants regarding a potential transaction. This market outreach included contacting four strategic parties deemed appropriate by Ditech's management team; ultimately, three of these parties elected not to pursue a transaction with Ditech and one party was unresponsive. The outreach did not extend to the over-the-counter listed company that had sent an initial inquiry on April 16, 2012, because the company did not appear to be a credible strategic option, as they appeared to be interested in a reverse merger to acquire Ditech's cash for their stock.

        On September 17, 2012, the termination of the license agreement with Ditech's vendor as well as the license agreement with Nuance were executed, the Ditech board of directors of directors held a meeting at which representatives of Cooley and Fairmount were present, Fairmount presented its fairness opinion to the Ditech board of directors and then left the meeting, a representative of Cooley advised the members of the Ditech board of directors regarding their fiduciary duties in connection with the approval of the merger agreement and merger, and the Ditech board of directors reviewed the final terms of the merger agreement and unanimously approved the merger agreement, declared that it was advisable to the Ditech stockholders, recommended that the merger agreement be approved by the Ditech stockholders and called the Special Meeting.

        Following the board of directors meeting, Ditech delivered the executed voting agreements to Nuance, and Ditech and Nuance executed the merger agreement, with signature pages delivered by the parties at approximately 6:30 p.m. Pacific Time on September 17, 2012. Before the opening of the market in New York, NY, on September 18, 2012, the parties announced the execution of the merger agreement.

Reasons for the Merger

Reasons for the Recommendation of the Board of Directors

        In considering the merger with Nuance, our board of directors consulted with Fairmount regarding the financial aspects of the merger and sought and received Fairmount's written opinion as to the fairness, as of the date of such opinion, from a financial point of view, of the consideration to be received by the holders of Ditech common stock in the merger, which opinion is described below under "The Merger—Opinion of Ditech's Financial Advisor." Our board of directors also consulted with representatives of Cooley, outside counsel to Ditech, regarding the fiduciary duties of the members of the board of directors, legal due diligence matters and the terms of the merger agreement, the voting agreements and matters related thereto. Based on these consultations and opinions, and the factors discussed below, our board of directors determined that the merger and the merger agreement were fair to, and in the best interests of, Ditech's stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger and the voting agreements, and unanimously recommended that Ditech's stockholders vote to adopt the merger agreement and thereby approve the merger.

        In the course of reaching that determination and recommendation, our board of directors considered a number of potentially positive factors in its deliberations, including the following:

  •
  the belief that we obtained the highest price per Ditech share that Nuance was willing to pay and that was reasonably available from any potential acquirer with the degree of assurance that the transaction would be completed that our board of directors deemed necessary;

  •
  the fact that the merger consideration of $1.45 per Ditech share was a 79% premium to the closing trading price of our common stock ($0.81) on the day our board of directors approved the merger agreement and the transactions contemplated thereby, September 17, 2012, and the premiums that the merger consideration represented to the historical trading prices of our common stock as described in "The Merger—Opinion of Ditech's Financial Advisor" (page 21);

  •
  the fact that our common stock was subject to delisting for failure to maintain a closing bid price on the Nasdaq Global Market of at least $1.00, and if our common stock did not maintain a closing bid price on the Nasdaq Global Market of at least $1.00 for at least 10 consecutive trading days by November 5, 2012, our common stock would be delisted from trading on the Nasdaq Global Market;

  •
  the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

  •
  the likelihood that the merger would be consummated, including the absence of a financing condition or stockholder approval condition in the merger agreement to Nuance's obligation to complete the merger;

  •
  the business, market and execution risks associated with remaining independent and successfully implementing an aggressive growth strategy with respect to our PhoneTag business;

  •
  historical information regarding (a) Ditech's business, financial performance and results of operations, (b) market prices, volatility and low trading volume with respect to the Ditech common stock, and (c) market prices with respect to other industry participants and general market indices;

  •
  the prospects and likelihood of realizing superior benefits through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies;

  •
  current information regarding (a) Ditech's business, prospects, financial condition, operations, management, competitive position and strategic business goals and objectives, (b) general economic, industry and financial market conditions, and (c) opportunities and competitive factors within Ditech's industry;

  •
  the timing of the merger and the risk that if Ditech does not accept the Nuance offer now (as provided for in the Merger Agreement), it may not have another opportunity to do so or a comparable opportunity;

  •
  the financial analyses of Fairmount presented to our board of directors on September 17, 2012, and the opinion of Fairmount delivered to our board of directors that, as of September 17, 2012, based upon and subject to the various qualifications, considerations and assumptions set forth in their opinion, the merger consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (the full text of the written opinion setting forth the assumptions made, matters considered and limitations in connection with the opinion is attached to this proxy statement as Annex B, which stockholders are urged to read in its entirety);

  •
  the fact that our board of directors or any committee thereof, in the exercise of its fiduciary duties, would be permitted in accordance with the terms of the merger agreement to authorize Ditech's management to provide information to and engage in negotiations with a third party following receipt of a bona fide written unsolicited proposal or offer that our board of directors (or any committee thereof) determines in good faith is reasonably likely to lead to a superior proposal in the manner provided in the merger agreement, subject to specified conditions;

  •
  the fact that our board of directors or any committee thereof, in the exercise of its fiduciary duties, would be permitted in accordance with the terms of the merger agreement to terminate the merger agreement following receipt of a bona fide written superior proposal in the manner provided in the merger agreement, subject to specified conditions, including the payment of a $1,642,281 termination fee to Nuance, which is approximately 4.0% of the total merger consideration; and

  •
  the fact that the merger would be subject to the approval of our stockholders.

        Our board of directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

  •
  the potential for other third parties to enter into strategic relationships with or to seek to acquire Ditech, including the likelihood that a third party would offer a better strategic fit or a higher price than the $1.45 offered by Nuance;

  •
  the fact that Ditech will no longer exist as an independent public company and Ditech stockholders will forego any future increase in its value as an independent public company that might result from its possible growth;

  •
  the possible negative effect of the merger and public announcement of the merger on Ditech's financial performance, operating results and stock price and Ditech's relationships with suppliers, other business partners, management and employees;

  •
  the fact that the merger agreement (i) precludes Ditech from actively soliciting competing acquisition proposals and (ii) obligates Ditech (or its successor) to pay Nuance a termination fee of up to ($1,642,281 under specified circumstances, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal;

  •
  the fact that the merger agreement imposes restrictions on the conduct of Ditech's business in the pre-closing period, which may adversely affect Ditech's business in the event the merger is not completed (including by delaying or preventing Ditech from pursuing business opportunities that may arise or precluding actions that would be advisable if Ditech were to remain an independent company);

  •
  the risks involved with the merger and the likelihood that Ditech and Nuance will be able to complete the merger, the possibility that the merger might not be consummated and Ditech's prospects going forward without the combination with Nuance;

  •
  the substantial transaction expenses to be incurred in connection with the completion of the merger and the negative impact of such expenses on Ditech's cash reserves and operating results;

  •
  the availability of appraisal rights to stockholders of Ditech in connection with the merger;

  •
  all known interests of directors and executive officers of Ditech in the merger that may be different from, or in addition to, their interests as stockholders of Ditech or the interests of Ditech's other stockholders generally;

  •
  the fact that any gains from the exchange of our shares for cash in the merger would be taxable to our stockholders for U.S. federal income tax purposes; and

  •
  all other factors our board of directors deems relevant.

        The interests of our directors and executive officers in the merger, which existed as of the time of our board of directors' determination and recommendation, are described herein under "The Merger—Interests of Our Directors and Executive Officers in the Merger."

        The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

        After its consideration of the preceding factors and deliberations, our board of directors determined that the merger and the merger agreement were fair to, and in the best interests of, Ditech's stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger and the voting agreements, and unanimously recommended that Ditech's stockholders vote to adopt the merger agreement and thereby approve the merger.

Opinion of Ditech's Financial Advisor

        Fairmount was retained by Ditech to render an opinion to Ditech's board of directors as to whether the $1.45 per share to be paid to the holders of Ditech common stock in the merger, referred to as the merger consideration, is fair, from a financial point of view, to such holders. Fairmount's delivery of its fairness opinion was subject to the completion of various financial and related analyses in accordance with its internal written procedures for the issuance of fairness opinions, and the approval of the opinion's issuance by its internal Fairness Opinion Committee.

        On September 17, 2012, a meeting of Ditech's board of directors was held to evaluate the merger, at which Fairmount rendered to Ditech's board of directors an oral opinion, which was confirmed that day by delivery of a written opinion dated September 17, 2012, to the effect that, as of that date and based on and subject to the matters described in Fairmount's opinion, the merger consideration to be received by the holders of Ditech common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

        The summary of Fairmount's opinion described below is qualified in its entirety by reference to the full text of its opinion. The full text of Fairmount's written opinion, dated September 17, 2012, which describes the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken, is attached to this proxy statement as Annex B, is incorporated by reference herein and should be read in its entirety.

        Fairmount's opinion was provided for the information and benefit of Ditech's board of directors in connection with its evaluation from a financial point of view only of the consideration being offered to general holders of Ditech common stock, and does not address any other aspect of the merger. Fairmount has not been asked to, and Fairmount does not, express any opinion with respect to any other matter. Fairmount does not express any view on any terms (other than the merger consideration to the extent expressly set forth in Fairmount's opinion), aspects or implications of the merger, including the form or structure of the merger, or any terms, aspects or provisions of any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger (including as to any voting agreements to be delivered by certain holders of Ditech common stock in connection with the merger) or as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of any party, or any class of such persons, whether relative to the merger consideration or otherwise. The merger agreement, including the amount and form of the consideration payable in the merger, was determined through negotiations between Ditech and Nuance and was approved by Ditech's board of directors. Fairmount did not determine the amount or form of consideration payable in the merger.

        Fairmount's opinion does not address the relative merits of the merger as compared to other business or financial strategies or transactions that might be available to Ditech or in which Ditech might engage, nor does it address the underlying business decision of Ditech to proceed with or effect the merger. Fairmount is not expressing any opinion herein as to the price at which the common stock of Ditech will trade following the announcement of the merger. Fairmount did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of Ditech and Fairmount has not been furnished with any such valuations or appraisals as part of this engagement to prepare its opinion, nor has Fairmount evaluated the solvency or fair value of Ditech under any state or federal laws relating to bankruptcy, insolvency or similar matters.

        Fairmount's opinion does not constitute a recommendation to Ditech's board of directors or to any other persons with respect to the merger, including as to how any holders of Ditech's common stock should vote or act. Fairmount is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by Ditech and its advisors with respect to legal, regulatory, accounting and tax matters. Fairmount has consented to the inclusion in this proxy statement of its opinion and the description of its opinion appearing under this subheading "Opinion of Ditech's Financial Advisor."

        In connection with rendering its opinion, Fairmount, among other things:

  1.
  reviewed certain publicly available business and financial information relating to Ditech that Fairmount deemed to be relevant;

  2.
  reviewed certain internal historical financial statements and other internal historical financial and operating data relating to Ditech prepared and furnished to Fairmount by Ditech's management;

  3.
  reviewed two-year internal projected financial data and estimates relating to Ditech prepared and furnished to Fairmount by Ditech's management;

  4.
  discussed with senior management of Ditech the business prospects and financial outlook of Ditech;

  5.
  reviewed the reported prices and the historical trading activity of Ditech common stock;

  6.
  compared the financial performance of Ditech with that of certain publicly traded companies that Fairmount deemed relevant to Ditech or its operating segments, derived metrics from those publicly traded companies' financials, and applied these metrics to corresponding financial statistics of Ditech to compare to the financial terms of the merger;

  7.
  compared the financial terms of the merger with those of certain transactions that Fairmount deemed relevant;

  8.
  reviewed an April 5, 2012 term sheet;

  9.
  reviewed a September 13, 2012 draft of the merger agreement, as well as drafts of ancillary legal documents relating to the merger and referred to in the merger agreement; and

  10.
  performed such other analyses and considered such other factors that Fairmount deemed appropriate.

        For purposes of Fairmount's analysis and opinion, Fairmount assumed and relied on, without undertaking any independent verification of the accuracy and completeness of, information publicly available and internal information prepared and / or supplied by management or otherwise made available to, discussed with, or reviewed by Fairmount, and Fairmount assumes no liability therefor. With respect to any projected financial data relating to Ditech, Fairmount assumed that they were reasonably prepared on bases reflecting the best currently available information and good faith judgments of Ditech's management as to the future financial performance of Ditech, as the case may be. Fairmount expressed no view as to any projected financial data relating to Ditech or the assumptions on which they were based. The senior management of Ditech has informed Fairmount that to the best of management's knowledge no information has been provided to Fairmount that contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading and no information necessary for Fairmount's analysis has been omitted or remains undisclosed to Fairmount.

        For purposes of rendering Fairmount's opinion, Fairmount assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that the merger would be consummated in accordance with the terms and conditions set forth in the draft merger agreement without material modification, waiver or delay. Senior management of Ditech advised Fairmount, and Fairmount assumed, that the final terms of the merger agreement would not vary materially from those set forth in the September 13, 2012, draft reviewed by Fairmount. Fairmount also assumed that any modification to the structure of the merger would not vary in any respect material to Fairmount's analysis or opinion. Fairmount further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Ditech or the consummation of the merger.

        Fairmount's opinion was necessarily based upon information made available to Fairmount as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. It should be understood that developments subsequent to Fairmount's opinion may affect its opinion and that Fairmount does not have any obligation to update, revise or reaffirm this opinion except as expressly indicated in Fairmount's engagement agreement governing Fairmount's opinion.

        The following is a summary of the material financial analyses that Fairmount reviewed with Ditech's board of directors in connection with its opinion, dated September 17, 2012. The summary, however, does not purport to be a complete description of the analyses performed by Fairmount. The order of the analyses described and the results of these analyses do not represent the relative importance or weight given to these analyses by Fairmount, and Fairmount applied its professional judgment in weighing these and other factors in reaching its opinion.

Overview of Valuation and Other Relevant Analyses

        The financial analyses summarized below include information presented in tabular format. To fully understand Fairmount's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Fairmount's financial analyses. In connection with preparing its opinion, Fairmount considered the following financial metrics, among others, which are generally described below:

  1.
  Equity Value—the value as of a specified date of the relevant company's outstanding equity securities (taking into account its outstanding options and warrants and other convertible securities using the Treasury Stock Method of accounting);

  2.
  Enterprise Value—the value as of a specified date of the relevant company's outstanding equity securities (taking into account its outstanding warrants and other convertible securities using the Treasury Stock Method of accounting) plus the value of its minority interests plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash);

  3.
  Revenue—the amount of the relevant company's income received from normal course business activities, usually from the sale of goods and services to customers;

  4.
  Gross Profit—the revenue less the amount of the relevant company's cost of direct sales;

  5.
  EBITDA—the amount of the relevant company's earnings before interest, taxes, depreciation and amortization;

  6.
  EBIT—the amount of the relevant company's earnings before interest and taxes;

  7.
  Net Income—the amount of the relevant company's revenue minus all of its expenses.

        Unless the context indicates otherwise, Equity Values and Enterprise Values used in the selected analyses described below were calculated using the closing price of the common stock of the selected companies listed below as of September 13, 2012, two trading days prior to the delivery of the opinion by Fairmount to Ditech's board of directors, and is not necessarily indicative of current market conditions.

        In general, revenue-based calculations were utilized to measure valuation of Ditech, as Ditech has been historically unprofitable and projected to continue to be unprofitable for the foreseeable future. Additionally, the use of revenue-based valuation metrics is common in smaller, unprofitable, technology-based businesses. It should also be noted that considering EBITDA and /or EBIT in valuation calculations would be expected to reduce the implied valuation of Ditech, based on Ditech's recent history of negative EBIT and EBITDA.

Select Premiums Paid Analysis Based on Historical Stock Price

        Fairmount reviewed the historical trading prices of Ditech's common stock for the period beginning on September 14, 2009 and ended on September 13, 2012, including the (i) 12-month high and low, one-month high and low and three-month high and low closing trading prices and (ii) average closing trading prices for the one-month, three-month, six-month, 12-month and 36-month periods. In addition, Fairmount compared the merger consideration to the closing trading price of Ditech's common stock on September 13, 2012 of $0.80, to the above time periods.

        The analysis indicated that the merger consideration represents:

  1.
  A premium of 81.3% based on the closing price of $0.80 per share on September 13, 2012;

  2.
  A premium of 79.9% based on the one-month average price of $0.81 per share;

  3.
  A premium of 90.8% based on the one-month low price of $0.76 per share;

  4.
  A premium of 74.7% based on the one-month high price of $0.83 per share;

  5.
  A premium of 74.7% based on the three-month average price of $0.83 per share;

  6.
  A premium of 90.8% based on the three-month low price of $0.76 per share;

  7.
  A premium of 62.9% based on the three-month high price of $0.89 per share;

  8.
  A premium of 67.7% based on the six-month average price of $0.86 per share;

  9.
  A premium of 64.6% based on the 12-month average price of $0.88 per share;

  10.
  A premium of 90.8% based on the 12-month low price of $0.76 per share;

  11.
  A premium of 36.8% based on the 12-month high price of $1.06 per share; and

  12.
  A premium of 20.5% based on the 36-month average price of $1.20 per share

Select Public Comparable-Company Analyses

        Based on public company information, Fairmount calculated an implied Equity Value range per share of Ditech's common stock on both a "sum-of-the-parts" and consolidated-company basis.

        The sum-of-the-parts analysis added together the implied valuations for Ditech's two reported operating segments based on information derived from selected sets of public companies deemed reasonably comparable in aggregate to each of the specific operating segments, drawn from the following industry segments:

  •
  Telecommunications equipment companies (applied to Ditech's voice quality enhancement operating segment); and

  •
  Communications software and related technology-enabled services ("CSTS") companies (applied to Ditech's voice applications operating segment).

        The consolidated company analysis derives an implied valuation for the entire company based on a selected set of public companies deemed reasonably comparable in aggregate to Ditech in its entirety, defined as follows:

  •
  Financially comparable companies (consisting of companies in the telecommunications, software and technology-enabled industries and exhibiting similar financial metrics to certain of Ditech's consolidated financial metrics, including revenue level and growth, gross and net margins and cash level).

        Using publicly available information, Fairmount compared certain financial and operating information, ratios and valuation multiples of Ditech with corresponding financial and operating information, ratios and valuation multiples of the following 21 companies: nine telecommunications equipment companies that Fairmount deemed relevant to its analysis, five communications software and related technology-enabled services companies that Fairmount deemed relevant to its analysis and seven financially comparable companies that Fairmount deemed relevant to its analysis:

Telecommunications Equipment (sum-of-the-parts)	Communications Software and Related Technology-enabled Services (sum-of-the-parts)	Financially Comparable (consolidated)
• AudioCodes Ltd. • Aviat Networks, Inc. • Dialogic, Inc. • Interphase Corp. • Performance Technologies Inc. • RadiSys Corporation • Sonus Networks, Inc. • Tellabs Inc. • Zhone Technologies Inc.	• BroadSoft, Inc. • Interactive Intelligence Group Inc. • Nuance Communications, Inc. • Scientific Learning Corp. • Verint Systems Inc.	• Crexendo, Inc. • Data I/O Corporation • Evolving Systems Inc. • Image Sensing Systems, Inc. • Rainmaker Systems, Inc. • Selectica Inc. • Vicon Industries Inc.

        For comparison purposes, the selected public companies were chosen by Fairmount because they were deemed to be generally comparable to Ditech in the aggregate, each having one or more aspects which included nature of business, revenue composition, size, diversification and/or financial performance, among others, but no one company being directly comparable in most respects. All criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Fairmount identified a sufficient number of companies deemed adequate for purposes of its analysis, but may not have included all companies that might be deemed comparable to Ditech.

        The select sum-of-the-parts public comparable-company analysis indicated the following:

				Implied Enterprise Value			Implied Equity Value
		EV / Rev
	LTM Revenues
$ in millions		Low	High	Low	High	Cash(1)	Low	High
Sum-of-the-Parts Analysis—Comparable Companies:
Comparable Company Analysis (Telecom Equipment)	$11.2	0.3x	0.5x	$3.7	$5.2
Comparable Company Analysis (CSTS)	$5.3	2.5x	3.6x	$13.4	$19.1
Average Comparable Company Analysis	$16.5	1.0x	1.5x	$17.2	$24.3	$18.1	$35.2	$42.4
Implied Price per Share							$1.25	$1.50

(1)
Cash balance as of August 31, 2012, reduced by an estimated $1.0 million in transaction expenses.

Note:
For purposes of its public comparable-company analysis, Fairmount did not include separate control premiums and discounts for size and/or liquidity, assuming each offsets the other within the range of uncertainty of the analysis as a whole.

        The select consolidated public comparable-company analysis indicated the following:

				Implied Enterprise Value			Implied Equity Value
		EV / Rev
	LTM Revenues
$ in millions		Low	High	Low	High	Cash(1)	Low	High
Consolidated Company Analysis—Comparable Companies:
Comparable Company Analysis (Financially Comparable Companies)	$16.5	0.5x	0.9x	$9.0	$14.2
Average Comparable Company Analysis		0.5x	0.9x	$9.0	$14.2	$18.1	$27.1	$32.3
Implied Price per Share							$0.96	$1.14

(1)
Cash balance as of August 31, 2012, reduced by an estimated $1.0 million in transaction expenses.

Note:
For purposes of its public comparable-company analysis, Fairmount did not include separate control premiums and discounts for size and/or liquidity, assuming each offsets the other within the range of uncertainty of the analysis as a whole.

        For purposes of the financial analyses, Fairmount relied upon Ditech's latest twelve months ("LTM") financial performance for the period ended July 31, 2012 as provided by Ditech's public filings and Ditech's management. As mentioned previously, due to Ditech's lack of profitability historically, Fairmount's public comparable-company analyses utilized only multiples of LTM revenue of the previously noted public comparable companies. Based on these multiples, Fairmount's public comparable-company analysis calculated an implied valuation range for Ditech of $0.96 - $1. 50 per share.

        Because of the differences among the companies utilized for comparative purposes in Fairmount's analysis, Fairmount advised Ditech that a complete valuation analysis cannot be limited to a quantitative review of the selected public companies but also requires complex and nuanced considerations and judgments concerning differences in financial performance, condition and expectations, as well as operating characteristics, risks and opportunities. In particular, it was noted that Ditech's voice quality enhancement operating segment has frequently missed projections and has reported declining revenues, that Ditech's voice applications operating segment currently has reported relatively low revenue and low or negative gross margins and that Ditech as a whole remains unprofitable and management indicated that Ditech is projected to remain unprofitable on an annual basis for at least the next one-to-two years. Therefore, although Ditech's business and its market landscape do share certain similarities, in aggregate, with the telecommunications equipment and communications software and related technology-enabled services companies identified and analyzed, from a purely financial point of view, Fairmount believes Ditech as a consolidated entity more closely aligns with the financially comparable company group, in aggregate, specifically due its (a) historically negative revenue growth, (b) gross margin profile and (c) historically negative EBITDA.

Precedent M&A Transactions Analyses

        Fairmount performed precedent M&A transaction analyses to calculate implied Enterprise Value and Equity Value ranges for Ditech, and also an Equity Value range per share of Ditech's common stock, on a sum-of-the-parts and consolidated-company basis.

        The sum-of-the-parts analysis added together the implied valuations for Ditech's two operating segments. The M&A transactions were selected by reviewing reported sale transactions completed since 2008 of companies in sectors deemed appropriate as follows and having less than $600 million in Enterprise Value or revenue, with particular focus given to transactions under $200 million.

        The sum-of-the-parts analysis was based on the following:

  •
  Telecommunications equipment companies (applied to Ditech's voice quality enhancement operating segment), and

  •
  Communications software and related technology-enabled services ("CSTS") companies (applied to Ditech's voice applications operating segment).

        The consolidated-analysis M&A transactions were selected by reviewing reported sale transactions completed since 2008 of companies with less than $200 million in Enterprise Value or revenue, in the telecommunications, software and technology-enabled industries and exhibiting similar financial metrics to certain of Ditech's consolidated financial metrics, including revenue level and growth, gross and net margins and cash level.

        Based on the above, Fairmount calculated and applied for each transaction the ratio of Enterprise Value to LTM revenue using publicly-available information, based on the following 29 change of control or business combination transactions. Specifically, Fairmount calculated for each of these transactions the ratio of Enterprise Value to LTM revenue. The precedent M&A transactions for each subset are indicated below:

Telecommunications Equipment (Target / Acquirer) (sum-of-the-parts)	Communications Software and Related Technology-enabled Services (Target / Acquirer) (sum-of-the-parts)	Financially Comparable (Target / Acquirer) (consolidated)

•

Network Equipment
Technologies Inc. / Sonus Networks

•

Tekelec / Siris Capital Group

•

Continuous Computing / Radisys Corporation

•

Tollgrade Communications Inc. / Golden Gate Capital

•

Ulticom Inc. / Platinum Equity, LLC

•

TTI Team Telecom International Ltd. / TEOCO Corporation

•

Nortel Networks Carrier Voip Business / GENBAND, Inc.

•

ECtel, Ltd. / cVidya Networks Inc.

•

NMS Communications, Platform Business / Dialogic, Inc.

•

ACE*COMM/ Ariston Global, LLC

•

Mmodal Inc. / One Equity Partners LLC

•

SRS Labs,  Inc. / DTS, Inc.

•

Vlingo Corporation / Nuance Communications, Inc.

•

Transcend Services, Inc. / Nuance Communications, Inc.

•

Loquendo S.p.A. / Nuance Communications, Inc.

•

SVOX AG / Nuance Communications, Inc.

•

DTS America, Inc. / Transcend Services, Inc.

•

Amcom Software / USA Mobility, Inc.

•

Vocollect, Inc. / Intermec, Inc.

•

Global IP Solutions / Google Inc.

•

Spinvox, Ltd. / Nuance Communications, Inc.

•

Networks In Motion, Inc. / TeleCommunication Systems Inc.

•

BigBand Networks, Inc. / Arris Group Inc.

•

Elluminate,  Inc. / Blackboard Inc.

•

Nstein Technologies Inc. / Open Text Corp

•

The FeedRoom, Inc. / KIT digital, Inc.

•

Motive,  Inc. / Alcatel-Lucent USA, Inc.

•

Kinterra, Inc. / Blackbaud Inc.

•

WJ Communications / TriQuint Semiconductor, Inc.

        The select sum-of-the-parts precedent M&A transactions analysis indicated the following:

				Implied Enterprise Value			Implied Equity Value
		EV / Rev
	LTM Revenues
$ in millions		Low	High	Low	High	Cash(1)	Low	High
Sum-of-the-Parts Analysis—Precedent M&A Transactions:
Precedent Transaction Analysis (Telecom Equipment)	$11.2	0.8x	0.9x	$9.3	$10.2
Precedent Transaction Analysis (CSTS)	$5.3	3.2x	3.6x	$17.1	$19.0
Average Precedent M&A Transactions Analysis	$16.5	1.6x	1.8x	$26.4	$29.2	$18.1	$44.5	$47.3
Implied Price per Share							$1.57	$1.67

(1)
Cash balance as of August 31, 2012, reduced by an estimated $1.0 million in transaction expenses.

Note:
For purposes of its precedent M&A transactions analysis, Fairmount did not include separate control premiums and discounts for size and/or liquidity, assuming each offsets the other within the range of uncertainty of the analysis as a whole.

        The select consolidated-company precedent M&A transactions analysis indicated the following:

				Implied Enterprise Value			Implied Equity Value
		EV / Rev
	LTM Revenues
$ in millions		Low	High	Low	High	Cash(1)	Low	High
Consolidated Company Analysis—Precedent M&A Transactions:
Precedent Transaction Analysis (Financially Comparable Companies)	$16.5	1.0x	1.2x	$17.0	$19.8
Average Precedent M&A Transactions Analysis		1.0x	1.2x	$17.0	$19.8	$18.1	$35.0	$37.9
Implied Price per Share							$1.24	$1.34

(1)
Cash balance as of August 31, 2012, reduced by an estimated $1.0 million in transaction expenses.

Note:
For purposes of its precedent M&A transactions analysis, Fairmount did not include separate control premiums and discounts for size and/or liquidity, assuming each offsets the other within the range of uncertainty of the analysis as a whole.

        As mentioned previously, due to Ditech's lack of profitability historically, Fairmount's precedent M&A transactions analysis utilized only multiples of LTM revenue. Fairmount calculated implied Equity Value ranges per share of Ditech's common stock based on LTM revenue of $1.24 to $1.67.

        No company or transaction utilized in this precedent transaction analysis is represented to be more than generally similar in one or more aspects to Ditech or the merger. Because of the differences among the companies utilized for comparative purposes in Fairmount's analysis, Fairmount advised Ditech that a complete valuation analysis cannot be limited to a quantitative review of the selected companies and transactions, but also requires complex and nuanced considerations and judgments concerning differences in financial performance, condition and expectations, as well as operating characteristics, risks and opportunities. In particular, it was noted that Ditech's voice quality enhancement operating segment has frequently missed projections and been declining, that Ditech's voice applications operating segment currently has low revenue and low or negative gross margins and that Ditech as a whole remains unprofitable and is projected to remain unprofitable on an annual basis for at least the next one to two years. Therefore, although Ditech's business and its market landscape does share certain similarities, in aggregate, with the telecommunications equipment and communications software and related technology-enabled services companies identified and analyzed, from a purely financial point of view, Fairmount believes Ditech as a consolidated entity more closely aligns with the financially-comparable company group, in aggregate, specifically due its (a) historically negative revenue growth, (b) gross margin profile and (c) historically negative EBITDA. In particular, Fairmount believes that full consideration of the financial characteristics of Ditech and its operating segments in the sum-of-the-parts analyses would imply a substantial discount to the implied valuations indicated, which would very likely place the range so adjusted in or below the consideration offered in the proposed transaction.

M&A Premiums Paid Analysis

        Fairmount performed an M&A premiums-paid analysis to determine an implied Equity Value range per share of Ditech's common stock derived from premiums paid in previous relevant M&A transactions. Based on closed transactions with U.S.-based target companies, in the form of cash consideration, since 2008, in telecommunications, software and related services industries, ranging from $50 million to $600 million in Enterprise Value, other than those transactions related to hostile offers, mergers of equals, sales out of bankruptcy and distressed situations, Fairmount calculated estimated premiums based on the median closing stock price for the one-day, seven-day and 30-day trading-day periods preceding the M&A transaction announcements, of 31.3%, 31.2% to 40.9%, respectively.

        Fairmount applied the (i) one-day implied stock-price premium to Ditech's September 13, 2012 closing stock price of $0.80, (ii) the seven-day implied stock-price premium to Ditech's September 5, 2012 closing stock price of $0.78 and (iii) the 30-day implied stock-price premium to Ditech's August 2, 2012 closing stock price of $0.82. This analysis indicated median implied Equity Values of $1.05, $1.02 and $1.16 per share, respectively. The following table summarizes Fairmount's analysis, as presented based on tiers of precedent M&A transaction Enterprise Values:

	Implied Premium % / (Discount %) Prior to Announcement
Segmented by Enterprise Value	1-Day	7-Days	30-Days
Enterprise Valuations (Less than $100 Million):
Average	40.1%	37.8%	48.0%
Median	36.1%	28.1%	43.9%
Count	12	12	12
Enterprise Valuations ($100 Million to $600 Million):
Average	30.2%	32.2%	45.6%
Median	31.3%	32.5%	36.4%
Count	8	8	8
All Transactions:
Count	20	20	20
Low	0.2%	0.9%	(0.1)%
High	91.2%	83.5%	129.2%
Trimmed Average	35.1%	34.8%	45.1%
Average	36.1%	35.5%	47.1%
Median	31.3%	31.2%	40.9%
Closing Company Stock Price	$0.80	$0.78	$0.82
Implied Merger Consideration (Trimmed Average Implied Premium)	$1.08	$1.05	$1.19
Implied Merger Consideration (Average Implied Premium)	$1.09	$1.06	$1.21
Implied Merger Consideration (Median Implied Premium)	$1.05	$1.02	$1.16
Merger Consideration		$1.45
Note:
the trimmed average excludes one high and one low value prior to calculating the average.

Discounted Cash Flow Analysis

        In conducting its analyses, Fairmount was not provided multi-year projected financial statements sufficient to perform a discounted cash flow ("DCF") analysis. A forward-looking model projecting financial results and capital requirements were deemed by management unreasonable to provide due to the reasons listed following. Therefore, Fairmount could not utilize a DCF analysis as part of its opinion.

  1.
  Management indicated it does not have a high level of visibility into the future performance of the business past an approximately one-year period due to uncertainties surrounding the magnitude and timing of client adoption / rollouts and sales cycles in particular, as well as complex and rapidly evolving market dynamics including competition, perception of relative need in the market and alternative available solutions to customer problems. Therefore, any projections that could be compiled past year one would be effectively unreliable in management's view;

  2.
  Management indicated that, due to dynamics that are essentially out of Ditech's immediate control, projections for the next twelve months may also prove unreliable. Ditech has recently and historically experienced substantial delays of certain large sales opportunities. It was indicated that, given a reliance on certain large orders from key customer accounts in particular over the next year, should similar delays continue to occur, there would be substantial risk that projected financial results would not be contained or achieved within a reasonable range;

  3.
  Management stated Ditech will continue to generate negative cash flows for at least the next one to two years in the future and there is substantial uncertainty regarding the timing of achieving profitability and/or positive cash-flow beyond that time period; and

  4.
  Ditech has frequently fallen short of its financial projections and Management currently does not see a reversal of this trend given the uncertainties noted above.

Conclusion

        Based on the information and analyses set forth above, Fairmount delivered its written opinion to Ditech's board of directors, which stated that, as of September 17, 2012, based upon and subject to the assumptions made, matters considered, procedures followed and limitations on its review as set forth in the opinion, the merger consideration of $1.45 per share in cash to be received in the merger by holders of Ditech's common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders.

Miscellaneous

        The foregoing summary is not a complete description of Fairmount's opinion or the financial analyses performed and factors considered by Fairmount in connection with its opinion. The preparation of a fairness opinion is a complex and nuanced analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Fairmount arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis, or restrict its analysis to a simple weighting of such factors, for purposes of determining its opinion. Rather, Fairmount made its determination as to fairness, from a financial point of view, of the merger consideration to be received by the holders of Ditech's common stock on the basis of its experience and professional judgment after considering the results of all such analyses. Accordingly, Fairmount believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Fairmount's analyses and opinion.

        In performing its analyses, Fairmount considered industry performance, general business, economic, market and financial conditions and other matters as of the date of its opinion, many of which are beyond the control of Ditech, and are not summarized within this document. No company, business or transaction used in the analyses is identical to Ditech or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve numerous complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, operating segments or transactions analyzed. The assumptions and estimates contained in Fairmount's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. Accordingly, the assumptions and estimates used in, and the results derived from, Fairmount's analyses are inherently subject to substantial uncertainty.

        As part of its investment banking business, Fairmount regularly is engaged in the valuation of businesses and their securities in connection with divestitures, acquisitions, business recapitalizations, private placements and for other purposes. Ditech's board of directors determined to use the services of Fairmount because it is a recognized investment banking firm that has substantial experience in similar matters and in the industries and markets in which Ditech operates and Fairmount is familiar with Ditech. In connection with the merger, Ditech is obligated to pay Fairmount (i) an opinion fee of $200,000, of which $50,000 was due and payable upon executing the opinion engagement letter and $150,000 was due and payable upon Fairmount's rendering of the opinion to Ditech's board of directors and (ii) a gross success fee that will depend on final share count and cash balance at closing, and is estimated to be in the range of $550,000 - $600,000, due and payable upon consummation of the merger. However, to the extent that the gross success fee is calculated to be greater than $500,000, the incremental fee in excess of $500,000 will be reduced by the amount of that excess, but in no event by more than $100,000. No portion of Fairmount's opinion fee is contingent upon either the conclusion expressed in the opinion or whether the merger is successfully consummated.

        Furthermore, as expressly indicated in Fairmount's engagement agreement governing Fairmount's opinion, Fairmount is entitled to be paid additional fees at Fairmount's standard daily rates for any time incurred in providing "bring-downs" (beyond the first) of its opinion or any other future activities related to Fairmount's opinion; and also to reimburse Fairmount for its out-of-pocket expenses and reasonable fees and expenses incurred in connection with the engagement of counsel, consultants and advisors retained by Fairmount up to a cap of $50,000, and to indemnify and hold harmless Fairmount and its affiliates and any other person, director, employee or agent of Fairmount or any of its affiliates, or any person controlling Fairmount or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Fairmount as financial advisor to Ditech's board of directors. The terms of the fee arrangement with Fairmount, which Ditech and Fairmount believe are within customary ranges for transactions of this nature, were negotiated at arm's length between Ditech and Fairmount, and Ditech's board of directors is aware of these fee arrangements.

        Fairmount has advised Ditech and acted as advisor for approximately seven years, in five separate circumstances and has received in the aggregate, as payment for the successful consummation of those engagements, $1.2 million in net cash fees. Those engagements were disclosed by Fairmount to Ditech's board of directors in connection with this engagement of Fairmount by Ditech's board of directors and are outlined below:

  •
  In June 2005, as financial advisor to Ditech in Ditech's acquisition of Jasomi Networks;

  •
  In September 2009, as financial advisor to Ditech in Ditech's strategic partnership with SimulScribe;

  •
  In May 2010, as strategic advisor to Ditech's board of directors, including performing a detailed strategic review of Ditech's operating segments and guiding a detailed modeling process over multiple scenarios and each operating segment;

  •
  In July 2010, as financial advisor to Ditech's board of directors, including a review of NOL disposition in various M&A scenarios;

  •
  In March 2011, as financial advisor to Ditech in connection with a contemplated sale of its Voice Quality Enhancement operating segment to a private equity firm.

        Additionally, Fairmount is currently acting as financial advisor to Ditech related to the merger, for which it stands to receive a success fee (as previously detailed in this document) upon consummation of the merger, in addition to the opinion fee. Fairmount has disclosed to Ditech's board of directors that, although it is frequent industry practice, there is an implicit potential conflict of interest inherent in acting in both capacities.

        Although Fairmount has, in the present or the past, provided advisory services to Ditech from time-to-time, and currently is acting as advisor on the merger, Ditech's board of directors determined that these ongoing and prior relationships with Ditech would not affect Fairmount's ability to fulfill its obligations of impartiality and objectivity in rendering its opinion.

        Fairmount's internal Fairness Opinion Review Committee, which reviewed and approved the issuance of the opinion in accordance with Fairmount's internal policies, is comprised of individuals who have not been previously involved, in any capacity, with the prior financial advisory engagements and who have no security interests in Ditech.

Vote Required and Recommendation of the Board of Directors

        At a special meeting of our board of directors held on September 17, 2012, our board of directors approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it was advisable and in the best interests of Ditech and its stockholders that Ditech enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and unanimously recommended that our stockholders adopt the merger agreement and thereby approve the merger.

        Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Ditech common stock at the close of business on the record date. Abstentions and broker non-votes will have the same effect as "against" votes with respect to the proposal to adopt the merger agreement.

Our board of directors recommends that the Ditech stockholders vote "FOR" the adoption of the merger agreement, and thereby the approve the merger.

 Ditech Voting Agreements

        In connection with the execution of the merger agreement, each member of our board of directors, consisting of Kenneth D. Naumann, Alan B. Howe, Frank J. Sansone and J. Michael Gullard, as well as William J. Tamblyn, Executive Vice President, Chief Financial Officer, Chief Operating Officer and Corporate Secretary, and Karl Brown, Vice President of Marketing, and Lamassu Holdings L.L.C., a significant stockholder of Ditech, executed a voting agreement with, and delivered an irrevocable proxy to, Nuance relating to the shares of Ditech common stock owned by them (which also covers any shares of Ditech common stock that may be issued upon the exercise of any options and restricted stock units held by such individuals). As of September 17, 2012, these individuals and stockholder held an aggregate of 2,720,342 shares of our common stock (collectively representing approximately 10.1% of our outstanding shares on September 17, 2012) and options and restricted stock units to purchase 1,842,196 shares of our common stock.

        Under the voting agreements, these individuals agreed to vote their shares of Ditech common stock (including any newly acquired shares):

  •
  in favor of the adoption of the merger agreement, and any matter that would reasonably be expected to facilitate the merger; and

  •
  against any proposal made in opposition to, or in competition with, the merger or any other transactions contemplated by the merger agreement, any alternative transaction proposal (as defined in the merger agreement), and any other action that is intended, or would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any other transaction contemplated by the merger agreement.

        Each of these stockholders also agreed not to sell, encumber, grant an option with respect to or dispose of any of the securities or options or restricted stock units of Ditech owned by such stockholder except, subject to certain conditions, for transfers to the stockholder's immediate family or to a trust for the benefit of the stockholder or any member of the stockholder's immediate family.

        The voting agreements terminate upon the earlier of the consummation of the merger or the valid termination of the merger agreement.

Interests of Our Directors and Executive Officers in the Merger

        In considering the recommendation of our board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement and other arrangements that will result in some of our directors and executive officers having interests in the merger that are different from, or in addition to, the interests of stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Stockholders should take these benefits into account in deciding whether to vote for adoption of the merger agreement and thereby approve the merger. They are set forth below.

Severance Benefit Plan

        On August 18, 2006, the compensation committee of our board of directors adopted the Ditech Networks, Inc. Change in Control and Severance Benefit Plan (as amended and restated through December 9, 2011, the "Severance Plan"). The Severance Plan provides to Kenneth D. Naumann, our Chief Executive Officer, William J. Tamblyn, our Executive Vice President, Chief Financial Officer, Chief Operating Officer and Corporate Secretary, and Karl Brown, our Vice President of Marketing, each referred to as a "participant," severance benefits in the event that the participant's employment with Ditech is terminated either (a) due to an "involuntary termination without cause" or a "constructive termination" (as those terms are defined in the Severance Plan), in either case either within one (1) month prior to or twelve (12) months following a "change in control" (a "Change of Control Termination"), or (b) due to an "involuntary termination without cause" (as that term is defined in the Severance Plan) that is not a Change of Control Termination (a "Termination Not In Connection With a Change in Control"), as follows:

Named Executive Officer	Termination Not in Connection With a Change of Control	Change of Control Termination
Ken Naumann CEO and President

•

12 months base salary

•

Up to 18 months COBRA premiums

•

Up to $3,500 outplacement services

•

Vesting of 50% of unvested equity awards

•

One-year post-termination exercisability of underwater equity awards

•

18 months base salary

•

1.5 times target bonus

•

Up to 18 months COBRA premiums

•

Up to $3,500 outplacement services

•

Vesting of 100% of unvested equity awards

•

One-year post-termination exercisability of underwater equity awards

Named Executive Officer	Termination Not in Connection With a Change of Control	Change of Control Termination
William Tamblyn, EVP, CFO and COO

•

6 months base salary

•

Up to 18 months COBRA premiums

•

Up to $3,500 outplacement services

•

Vesting of 50% of unvested equity awards

•

One-year post-termination exercisability of underwater equity awards

•

12 months base salary

•

1.0 times target bonus

•

Up to 18 months COBRA premiums

•

Up to $3,500 outplacement services

•

Vesting of 100% of unvested equity awards

•

One-year post-termination exercisability of underwater equity awards

Karl Brown Vice President of Marketing

•

6 months base salary

•

Up to 9 months COBRA premiums

•

Up to $2,500 outplacement services

•

Vesting of 50% of unvested equity awards

•

One-year post-termination exercisability of underwater equity awards

•

8 months base salary

•

2/3 times target bonus

•

Up to 9 months COBRA premiums

•

Up to $2,500 outplacement services

•

Vesting of 100% of unvested equity awards

•

One-year post-termination exercisability of underwater equity awards

        For purposes of the Severance Plan:

        "Change in control" means one of the following events or a series of more than one of the following events that are related, in which the stockholders of Ditech immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of Ditech's voting stock immediately before the transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of Ditech, the resulting entity in a merger or, in the case of an asset sale, the corporation or corporations to which the assets of Ditech were transferred:

          (1)   the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of Ditech of more than fifty percent (50%) of the voting stock of Ditech;

          (2)   a merger or consolidation in which Ditech is a party; or

          (3)   the sale, exchange, or transfer of all or substantially all of the assets of Ditech.

        "Constructive termination" means a resignation by a participant of employment with Ditech after one of the following is undertaken without the participant's express written consent:

          (1)   a substantial reduction in the participant's duties or responsibilities (and not simply a change in title or reporting relationships) in effect immediately prior to the effective date of the reduction; provided, however, that it shall not be a "constructive termination" if, following the effective date of the change in control, either (a) Ditech is retained as a separate legal entity or business unit and the participant holds the same position in such legal entity or business unit as the participant held before such effective date, or (b) the participant holds a position with duties and responsibilities comparable (though not necessarily identical, in view of the relative sizes of Ditech and the entity involved in the change in control) to the duties and responsibilities of the participant prior to the effective date of the change in control;

          (2)   a material reduction in the participant's base salary (except for salary decreases generally applicable to Ditech's other similarly situated employees);

          (3)   a change in the participant's business location of more than 40 miles from the business location prior to such change, except for required travel for Ditech's business to an extent substantially consistent with participant's prior business travel obligations;

          (4)   a material breach by Ditech of any provisions of the Severance Plan or any enforceable written agreement between Ditech and the participant; or

          (5)   any failure by Ditech to obtain assumption of the Severance Plan by any successor or assign of Ditech.

        For purposes of the Severance Plan, a resignation shall not be deemed a constructive termination unless (w) the participant provides Ditech with written notice that the participant believes that an event described above has occurred, (x) the constructive termination notice is given within ninety (90) days of the date the event occurred, (y) Ditech does not rescind or cure the conduct giving rise to the event within thirty (30) days of receipt by Ditech of the constructive termination notice (the "Cure Period"), and (z) he participant resigns or otherwise terminates employment, including a termination due to participant's death or disability, within the ninety (90) day period following expiration of the Cure Period ("Resignation Period").

        "Involuntary termination without cause" means an involuntary termination of employment by Ditech other than for one of the following reasons:

          (1)   the participant's violation of any material provision of Ditech's standard agreement relating to proprietary rights;

          (2)   the participant participates in any act of theft or dishonesty;

          (3)   the participant participates in any immoral or illegal act which has had or could reasonably be expected to have or had a detrimental effect on the business or reputation of Ditech;

          (4)   any material failure by the participant to use reasonable efforts to perform reasonably requested tasks after written notice and a reasonable opportunity to comply with such notice;

          (5)   participant's violation of Ditech's ethics or insider trading policy which results or could reasonably be expected to result in material harm to Ditech;

          (6)   the participant participates in financial accounting improprieties which results or could reasonably be expected to result in material harm to Ditech; or

          (7)   participant's failure to cooperate with a governmental investigation regarding Participant or Ditech which results or could reasonably be expected to result in material harm to Ditech.

        To be eligible for benefits under the Severance Plan, the participant must execute a general release of claims against Ditech. The Severance Plan provides that Ditech may reduce the amount of severance payable under the Severance Plan by the amount, if any, payable pursuant to an individually negotiated written contract or written agreement relating to severance or change in control benefits, or if the participant is immediately reemployed by a successor to Ditech following a change in control, provided the role would not result in a "Constructive Termination" under the Severance Plan. Further, the Severance Plan provides that the right to receive benefits under the Severance Plan terminates immediately if the participant, without the prior written approval of Ditech: (a) willfully breaches a material provision of the participant's proprietary information or confidentiality agreement with Ditech; (b) owns, manages, operates, joins, controls or participates in the ownership, management, operation or control of, is employed by or connected in any manner with, any person, enterprise or entity which is engaged in any business competitive with that of Ditech (other than a passive investment representing an interest of less than 2% of an outstanding class of publicly-traded securities of any corporation or other entity or enterprise); (c) encourages or solicits any of Ditech's then current employees to leave Ditech's employ for any reason or interferes in any other manner with employment relationships at the time existing between Ditech and its then current employees; or (d) induces any of Ditech's then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate their existing business relationship with Ditech or interferes in any other manner with any existing business relationship between Ditech and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

        Subject to certain exceptions for compliance with tax regulations, cash severance benefits shall be paid ratably in equal installments over the applicable period (for Mr. Naumann, 18 months; for Mr. Tamblyn, 12 months; and for Mr. Brown, 8 months), pursuant to Ditech's regularly scheduled payroll periods commencing on the first regular payroll paydate following the effective date of a participant's "separation from service" and shall be subject to all applicable withholding for federal, state and local taxes.

        Amounts payable pursuant to the Severance Plan would be reduced under certain circumstances in the event that the provisions of Section 280G and Section 4999 of the Internal Revenue Code would impose an excise tax but for such reduction. Ditech does not believe that the provisions of Section 280G and Section 4999 of the Internal Revenue Code would impose an excise tax on the severance payments to be made to Ditech's executive officers under the Severance Plan as a result of the merger and, therefore, does not believe that any reduction of the severance payments will be made.

Accelerated Vesting and Cash Out of Stock Options and Restricted Stock

        All stock options and restricted stock units will fully vest upon the closing of the merger, and all stock options and restricted stock units will be canceled upon the closing of the merger. For stock options that have exercise prices at or above $1.45 per share, no cash or other consideration will be paid to the holders of such options. For stock options that have exercise prices below $1.45 per share, the holder of the stock option will receive an amount equal to the difference between the exercise price and $1.45, multiplied by the number of shares subject to the stock option. The holders of restricted stock units will receive an amount equal to $1.45, multiplied by the number of shares subject to the restricted stock unit.

        The table below sets forth, as of October 31, 2012, the number of shares subject to stock options and restricted stock units held by our executive officers and directors for which accelerated vesting will occur, assuming that the merger occurs on December 4, 2012, the cash realizable value from the stock options with exercise prices of less than $1.45 per share as a result of the merger, and the cash realizable value from the restricted stock units as a result of the merger:

Name	Shares of Common Stock Subject to Options that Vest as a Result of the Merger	Shares of Common Stock Subject to RSUs that Vest as a Result of the Merger(1)	Shares of Common Stock Subject to All Options	Cash Value Realizable from Options that Vest as a Result of the Merger	Total Cash Realizable from Options as a Result of the Merger	Total Cash Realizable from RSUs as a Result of the Merger(1)
Executive Officers
Naumann, Kenneth D.	70,000	279,180	140,000	$9,100	$18,200	$404,811
Tamblyn, William J.	91,535	200,000	235,000	$15,561	$85,859	$290,000
Brown, Karl	50,620	125,000	83,000	$8,633	$14,560	$181,250
Directors
Howe, Alan	0	0	20,000	$0	$7,600	$0
Sansone, Frank	0	0	20,000	$0	$7,600	$0
Gullard, J. Michael	35,000	0	35,000	$19,957	$19,957	$0

(1)
All RSUs are unvested.

New Management Arrangements

        As of the date of this proxy statement, neither Ditech or Nuance has entered into employment agreements with our executive officers in connection with the merger. Prior to the effective time of the merger, Nuance or its affiliates may initiate negotiations of agreements with our executive officers regarding compensation and benefits, and may enter into agreements regarding continued employment, in each case on a prospective basis following the completion of the merger.

Summary of Merger-Related Compensation to be Paid Executive Officers

        In accordance with Item 402(t) of the SEC's Regulation S-K, the following table sets forth—for Ditech's chief executive officer and for its two most highly compensated executive officers, other than the chief executive officer, serving as such at the end of Ditech's fiscal year ended April 30, 2012, sometimes referred to collectively as the "named executive officers"—certain compensation related to the merger. This table summarizes the dollar value of payments pursuant to the terms of the Severance Plan and the aggregate dollar value of payments for stock options and restricted stock units pursuant to the terms of the merger agreement, as described above. The following table assumes the executive officers are terminated upon the closing of the merger under conditions that trigger Severance Plan benefits.

 Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
Kenneth Naumann	$558,000	$423,011	$41,201	$1,022,212
Chief Executive Officer and President
William J. Tamblyn	400,000	375,859	45,708	821,567
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Karl Brown	183,333	195,810	11,135	390,278
Vice President of Marketing

(1)
Represents cash severance payable pursuant to the terms of the Severance Plan, but only if the named executive officer's employment is terminated without cause, or the named executive officer resigns for good reason, within twelve (12) months following the merger. The values in this column represent severance benefits calculated on the basis of each named executive officer's current annual base salary, which is $252,000 for Mr. Naumann, $266,666 for Mr. Tamblyn, and $205,000 for Mr. Brown, and each named executive officer's current annual target bonus, which is $120,000 for Mr. Naumann, $133,333 for Mr. Tamblyn, and $70,000 for Mr. Brown.

(2)
Represents the sum of: (a) the aggregate amount, for all stock options held by the executive officer with an exercise price less than $1.45, of the difference between $1.45, the merger consideration, and the aggregate exercise prices of the stock option; and (b) $1.45, the merger consideration, for all restricted stock units held by the executive officer. Pursuant to the terms of the merger agreement, these amounts are payable regardless of whether the named executive officer's employment is terminated without cause, or the named executive officer resigns for good reason, within twelve (12) months following the merger.

(3)
Consists of (a) payment by Ditech of up to $3,500 for each of Mr. Naumann and Mr. Tamblyn, and $2,500 for Mr. Brown, in outplacement services, and (b) estimated health insurance premiums of $37,701 for Mr. Naumann, $42,208 for Mr. Tamblyn, and $8,635 for Mr. Brown, to continue health insurance coverage at Ditech's expense for eighteen (18) months (twelve (12) months in the case of Mr. Brown) following the closing of the merger. These amounts are payable only if the named executive officer's employment is terminated without cause, or the named executive officer resigns for good reason, within twelve (12) months following the merger.

Indemnification of Directors and Executive Officers and Insurance

        The merger agreement provides that Nuance will cause the surviving corporation in the merger to fulfill and honor in all respects the obligations of Ditech pursuant to and to the extent of any indemnification agreements between Ditech and its directors and officers as of immediately prior to the completion of the merger, subject to applicable law, and until the sixth anniversary of the completion of the merger, Nuance will cause the surviving corporation in the merger to fulfill and honor in all respects the obligations of Ditech pursuant to and to the extent of any indemnification provisions under Ditech's certificate of incorporation or bylaws as currently in effect, in each case, with respect to claims arising out of acts or omissions occurring at or prior to the completion of the merger. Until the sixth anniversary of the completion of the merger or such longer period as is required by applicable law, the certificate of incorporation and bylaws of the surviving corporation in the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the officers and directors of Ditech as those contained in the certificate of incorporation and bylaws of Ditech as currently in effect.

        The merger agreement further provides that through the sixth anniversary of the completion of the merger, Nuance will cause the surviving corporation in the merger to cause to be maintained directors' and officers' liability insurance covering those persons who are covered by Ditech's directors' and officers' liability insurance policy as currently in effect for events occurring prior to the completion of the merger on terms comparable to those applicable to the current Ditech directors and officers; provided, however, that in no event will the surviving corporation in the merger be required to expend in excess of 250% of the annual premium currently paid by Ditech for such coverage (and to the extent the annual premium would exceed 250% of the annual premium currently paid by Ditech for such coverage, the surviving corporation in the merger shall cause to be maintained the maximum amount of coverage as is available for 250% of such annual premium); and provided, further, that notwithstanding the foregoing, in lieu of the foregoing Ditech may obtain a prepaid "tail" policy under Ditech's existing directors' and officers' insurance policy which (a) has an effective term of six years from the completion of the merger, (b) covers those persons who are currently covered by Ditech's directors' and officers' insurance policy in effect for actions and omissions occurring on or prior to the completion of the merger, and (c) the cost of which does not exceed an amount equal to 250% of the annual premium currently paid by Ditech (and, to the extent such costs exceed such amount, only the maximum amount of "tail" coverage as is available for 250% of such annual premium shall be purchased).

Other Matters

        On October 11, 2012, the Ditech compensation committee approved a discretionary bonus payable to Mr. Tamblyn of $20,000, and to Mr. Brown of $7,500, in each case for past performance, including in connection with matters related to the negotiation of the merger agreement. In addition, the Ditech board of directors approved the onetime payment of an additional director's fee to Mr. Howe in the amount of $30,000 for his efforts expended in connection with the negotiation of the merger agreement.

Appraisal Rights

        If the merger is completed, holders of Ditech common stock will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262"), provided that they comply with the conditions established by Section 262.

        The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

        A record holder of shares of Ditech common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the completion of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the merger agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of Ditech common stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of Ditech common stock" are to the record holder or holders of shares of Ditech common stock. Except as set forth herein, stockholders of Ditech will not be entitled to appraisal rights in connection with the merger.

        Under Section 262, where a merger is to be submitted for adoption at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement shall constitute such notice to the record holders of Ditech common stock.

        Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

  •
  Stockholders electing to exercise appraisal rights must not vote "for" the adoption of the merger agreement. Also, because a submitted proxy not marked "against" or "abstain" will be voted "for" the proposal to adopt the merger agreement, the submission of a proxy not marked "against" or "abstain" will result in the waiver of appraisal rights.

  •
  A written demand for appraisal of shares must be filed with us before the taking of the vote on the merger agreement at the Special Meeting on December 3, 2012. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Ditech common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the adoption of the merger agreement or an abstention from such vote. Merely voting against the adoption of the merger agreement will not preserve your right of appraisal or constitute written demand for appraisal under Delaware law.

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  A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Ditech common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

  •
  A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Ditech at 3099 North First Street, San Jose, California 95134, Attention: Corporate Secretary.

        Within ten days after the completion of the merger, the surviving corporation must provide notice of the completion of the merger to all of our stockholders who have complied with Section 262 and have not voted for the adoption of the merger agreement.

        Within 120 days after the completion of the merger, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Ditech common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

        Within 120 days after the completion of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Ditech common stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Ditech or the surviving corporation and the number of holders of such shares. Such statement must be mailed within 10 days after the stockholders' request has been received by the surviving corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the surviving corporation the statement described in this paragraph.

        If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Ditech common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

        Although we believe that the $1.45 per share cash consideration payable in the merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, we do not anticipate that the surviving corporation will offer more than the $1.45 per share cash consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Ditech common stock is less than the $1.45 per share merger consideration. In determining "fair value", the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.

        The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

        Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the completion of the merger.

        At any time within 60 days after the completion of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the $1.45 per share cash consideration offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of the surviving corporation. If no petition for appraisal is filed with the court within 120 days after the completion of the merger, stockholders' rights to appraisal (if available) will cease. Inasmuch as the surviving corporation will have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the completion of the merger will require written approval of the surviving corporation and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger, as set forth in the relevant provisions of Section 262.

        Failure by any Ditech stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder's appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Delisting and Deregistration of Our Common Stock

        If the merger is completed, Ditech common stock will be delisted from the Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934.

Material U. S. Federal Income Tax Consequences of the Merger

        The following summary is a general discussion of the material U.S. federal income tax consequences to our stockholders whose common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the "Code," applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. Accordingly, our stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the merger, including applicable federal state, local and foreign tax consequences. For example, this summary does not consider the effect of any applicable state, local, or foreign income tax laws, or of any tax laws other than income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of Ditech common stock other than pursuant to the merger, or the tax consequences to holders of options issued by Ditech which are assumed, replaced, exercised, or converted, as the case may be, in connection with the merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular Ditech stockholders in light of their particular circumstances, including holders:

  •
  who are subject to special tax rules such as broker-dealers and traders in securities, foreign individuals or entities, certain former U.S. citizens or long-term residents, financial institutions, persons who hold their Ditech common stock in the name of or through a foreign financial institution or other foreign entity, mutual funds, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities, investors in partnerships and other pass-through entities, insurance companies, or tax-exempt entities;

  •
  who are subject to the alternative minimum tax provisions of the Code;

  •
  who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

  •
  who hold their shares as a hedge or as part of a hedging, straddle, conversion transaction, synthetic security, integrated investment or other risk reduction strategy;

  •
  who hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code; or

  •
  who do not hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

  Taxable Transaction

        The exchange of Ditech common stock for cash in the merger will be a taxable transaction. Generally, this means that our stockholders will recognize a capital gain or loss equal to the difference between (1) the amount of cash they receive in the merger, and (2) their adjusted tax basis in their Ditech common stock. For this purpose, Ditech stockholders who acquired different blocks of shares of Ditech common stock at different times for different prices must calculate gain or loss separately for each identifiable block of shares of Ditech common stock surrendered in the exchange.

        This gain or loss will be long-term if the holder has held Ditech common stock for more than one year as of the date of the completion of the merger. Long-term capital gains recognized by non-corporate stockholders generally are taxable at preferential rates. Capital losses are subject to limitations on deductibility for both corporations and individuals

  Backup Withholding

        A Ditech stockholder may be subject to backup withholding with respect to certain reportable payments including taxable proceeds received in exchange for the stockholder's shares of Ditech common stock in the merger. Backup withholding will generally not apply, however, to a Ditech stockholder who furnishes the paying agent with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who otherwise establishes a basis for exemption from backup withholding (such as a corporation). In addition, certain foreign persons (such as certain nonresident aliens) may establish an exemption from, or a reduced rate of, backup withholding by delivering the proper version of Form W-8 to the paying representative. Each Ditech stockholder and, if applicable, each other payee, should complete and sign the Form W-9 included with the letter of transmittal (or other applicable form such as a Form W-8) to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying representative. Ditech stockholders who fail to provide their correct taxpayer identification numbers and the appropriate certifications, or to establish an exemption as described above, will be subject to backup withholding on cash they receive in the merger and may be subject to penalties imposed by the IRS. If the paying representative withholds on a payment to a stockholder, the stockholder should contact its tax advisor regarding the possibility of obtaining a refund or credit of any such withheld amounts.

        The foregoing discussion of the U.S. federal income tax consequences of the merger is for our stockholders' general information only. Accordingly, our stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the merger, including the applicable federal, state, local, and foreign tax consequences.

 Antitrust Matters

        Under the HSR Act and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be completed unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of Ditech with Merger Sub and the conversion of shares of Ditech stock into the right to receive the merger consideration are not subject to the provisions of the HSR Act. Consequently, no filing of Hart-Scott-Rodino Notification and Report Forms by Nuance and Ditech was made.

        At any time before or after the completion of the merger, notwithstanding that no filings of Hart-Scott-Rodino Notification and Report Forms by Nuance and Ditech was made or required, the federal government, or any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. The DOJ has contacted Nuance and Ditech and informed them that it has opened an investigation to analyze the competitive impact of the transaction. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

Legal Proceedings Related to the Merger

        On September 26, 2012, a complaint was filed in Delaware Chancery Court, captioned Kilgus v. Naumann, et al., Case No. 7904, on behalf of a putative class of Ditech's shareholders against Ditech, each member of the Ditech board, Nuance and Merger Sub challenging the proposed merger. Plaintiff alleges, among other things, that the Ditech directors breached their fiduciary duties by allegedly agreeing to sell Ditech at an unfair and inadequate price and by allegedly failing to take steps to maximize the sale price of Ditech. The complaint also alleges Nuance and Merger Sub aided and abetted the alleged breach of their fiduciary duties. The complaint seeks to enjoin the merger, other equitable relief and money damages. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger pursuant to the terms of the merger agreement, such an injunction may prevent the completion of the merger in the expected timeframe (or altogether). Ditech believes that this suit lacks merit and intends to vigorously defend against these claims.

THE MERGER AGREEMENT

        The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Ditech. Such information can be found elsewhere in this proxy statement and in the other public filings Ditech makes with the SEC, which are available without charge at www.sec.gov.

Merger Consideration

        Upon completion of the merger, each outstanding share of Ditech common stock (other than shares held by stockholders who demand and perfect their appraisal rights) will be converted into the right to receive $1.45 in cash, without interest. The price of $1.45 per share was determined through arm's-length negotiations between us and Nuance. Upon completion of the merger, no shares of Ditech common stock will remain outstanding, and all such shares and awards will automatically be canceled and will cease to exist.

Conversion of Shares; Procedures for Exchange of Certificates

        Effective automatically upon completion of the merger, you will have the right to receive $1.45 per share of Ditech common stock in cash, without interest. Prior to the completion of the merger, Nuance will designate an institution reasonably acceptable to us to act as paying agent under the merger agreement. The merger agreement provides that Nuance will deposit with the paying agent, in trust for the benefit of the holders of shares of Ditech common stock and for exchange in accordance with the terms of the merger agreement, cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration.

        The merger agreement provides that, promptly after the completion of the merger, Nuance will instruct the paying agent to mail to each record holder of certificates representing outstanding shares of Ditech common stock whose shares were converted into the right to receive the merger consideration a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, and such other documents as Nuance or the paying agent may reasonably require, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of Ditech common stock previously represented by such stock certificate shall have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be canceled.

        In the event of a transfer of ownership of shares of common stock of Ditech that is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer, and the transferee establishes that any applicable transfer taxes relating to such transfer have been paid.

        If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

  •
  you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

  •
  if required by Nuance or the paying agent, you post a bond in such reasonable amount as Nuance or the paying agent may direct as indemnity against any claim that may be made with respect to that certificate against Nuance, Ditech or the paying agent.

        You should not send your certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the completion of the merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

        The merger agreement provides that, six months after the completion of the merger, the paying agent will deliver to the surviving corporation (or otherwise according to the instructions of the surviving corporation) any funds made available to the paying representative which have not been disbursed to holders of Ditech common stock, and that any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such six-month period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled, without any interest thereon.

        The cash paid to you upon conversion of your shares of Ditech common stock will be issued in full satisfaction of all rights relating to the shares of Ditech common stock.

Effect on Ditech Stock Options

        The merger agreement provides that, effective automatically upon completion of the merger, all options to purchase Ditech's common stock that are outstanding and unexercised immediately prior to the completion of the merger shall, to the extent unvested, become fully vested and exercisable and shall be canceled if not exercised prior to the completion of the merger. Under the terms of the merger agreement, all Ditech stock options with exercise prices at or above $1.45 will be canceled upon the completion of the merger with no cash or other consideration payable. All optionees with outstanding stock options with exercise prices of less than $1.45 per share will be entitled to receive in cash the difference between $1.45 and the exercise price per share for each vested share subject to an outstanding stock option, less applicable withholding taxes.

Effect on Ditech Restricted Stock Units

        Upon completion of the merger, each restricted stock unit of Ditech will be converted into the right to receive $1.45 in cash, without interest, less applicable withholding taxes. Upon completion of the merger, all restricted stock unit awards of Ditech will automatically be canceled and will cease to exist, and no restricted stock unit awards of Ditech will remain outstanding.

Effect on Ditech Restricted Stock and Employee Stock Purchase Plan

        There are no shares of Ditech restricted stock outstanding. In addition, there are no rights to purchase our common stock outstanding under our employee stock purchase plan.

Effective Time of the Merger

        The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Nuance and Ditech and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, upon the completion of the merger, Merger Sub, a direct wholly-owned subsidiary of Nuance and a party to the merger agreement, will merge with and into Ditech. Ditech will survive the merger as a direct wholly-owned subsidiary of Nuance.

Representations and Warranties

        The merger agreement contains representations and warranties of each party to the agreement made to and solely for the benefit of each other that were negotiated with the principal purposes of establishing the circumstances in which a party may have the right not to consummate the merger (based on the closing conditions in the merger agreement that relate to the accuracy of such representations and warranties), rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to disclosures to the stockholders of Ditech or Nuance or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Further, the representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled

"Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub" in Articles III and IV, respectively, of the merger agreement attached as Annex A to this proxy statement. However, the assertions embodied in the representations and warranties made by Ditech are qualified by information and statements made in a confidential disclosure letter that Ditech provided to Nuance in connection with the signing of the merger agreement. While Ditech does not believe that such disclosure letter contains information that applicable securities laws require it to publicly disclose (other than information that has already been so disclosed), the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts, since such representations and warranties were made by the parties to the merger agreement to and solely for the benefit of each other, and they are modified in important part by the underlying disclosure letter. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Ditech's public disclosures.

        The merger agreement contains representations and warranties of Ditech as to, among other things:

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  our organization, good standing and corporate power;

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  our certificate of incorporation and bylaws;

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  our subsidiaries;

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  our capital structure;

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  authorization, execution, delivery, performance and enforceability of, absence of conflicts, breaches, terminations, impairments or violations of our organizational documents, legal requirements or our material contracts relating to, and required consents, approvals, orders and authorizations of our stockholders, third parties and governmental authorities relating to, the merger agreement;

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  our SEC filings, financial statements, liabilities and internal controls;

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  the absence of certain changes or events between January 31, 2012, and the date of the merger agreement;

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  tax matters;

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  title to our properties;

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  our intellectual property;

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  the status of our governmental authorizations;

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  the absence of restrictions on our business;

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  legal proceedings and investigations;

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  compliance with laws, permits, Nasdaq listing standards and industry certifications;

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  environmental matters;

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  fees due to our brokers and other advisors;

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  our employee benefits plans, employee benefit matters and labor matters;

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  information relating to our contracts;

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  the absence of an effect of the execution of the merger agreement on our current material contracts;

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  our insurance policies;

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  the accuracy of our disclosure in this proxy statement;

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  the opinion of our financial advisor;

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  our corporate records;

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  our customers and suppliers;

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  our privacy policies; and

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  our compliance with takeover statutes and the absence of rights plans.

        In addition, the merger agreement contains representations and warranties by Nuance and Merger Sub as to:

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  organization, good standing and corporate power;

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  authorization, execution, delivery, performance and enforceability of, absence of conflicts, breaches, terminations, impairments or violations of Nuance's and Merger Sub's organizational documents, legal requirements or material contracts of Nuance and Merger Sub relating to, and required consents, approvals, orders and authorizations of third parties and governmental authorities relating to, the merger agreement;

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  availability of consideration;

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  the absence of any existing affiliation of Nuance and Merger Sub with us;

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  the prior operations of Merger Sub; and

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  the accuracy of the disclosure provided by Nuance and Merger Sub for inclusion in this proxy statement.

        The merger agreement provides that the representations and warranties of Ditech, Nuance and Merger Sub will not survive the completion of the merger.

Covenants

  Conduct of Ditech Business

        We have agreed in the merger agreement that, except as expressly permitted or contemplated by the merger agreement, and except for certain actions set forth in the disclosure letter or otherwise consented to by Nuance in writing, between the date of the merger agreement and the earlier of the termination of the merger agreement or the completion of the merger, we and our subsidiaries will (a) operate our respective businesses in the ordinary course and in compliance with all applicable laws, (b) pay our respective liabilities, debs and taxes when due and pay or perform our respective other obligations when due, in each case subject to good-faith disputes over such liabilities, debts or taxes, (c) notify and give Nuance the opportunity to participate, at its sole expense, in the defense or settlement of any litigation to which we are a party, (d) preserve intact our present business organizations, (e) use our commercially reasonable efforts to retain the services of our present officers and key employees, (f) use our commercially reasonable efforts to preserve our relationships with those having business relationships with us and (g) perform all of our obligations under that certain agreement between Ditech and Ramp Holdings, Inc., dated September 12, 2012.

        In addition, we have agreed in the merger agreement that, subject to the exceptions described above, between the date of the merger agreement and the earlier of the termination of the merger agreement or the completion of the merger, neither we nor any of our subsidiaries may, without Nuance's written consent (except as permitted by the terms of the merger agreement or as set forth in the disclosure letter):

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  amend or change our certificate of incorporation or bylaws;

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  acquire, or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to our business;

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  enter into any contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;

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  declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of our or any of our subsidiaries' capital stock, or purchase, redeem or otherwise acquire any of our capital stock or any other securities of us or our subsidiaries or any of our options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases from, and forfeitures by, our employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements and restricted stock award and restricted stock unit award agreements;

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  split, combine or reclassify any of our or any of our subsidiaries' capital stock;

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  (A) materially increase or decrease the compensation or fringe benefits payable or to become payable to any employee (except for normal increases or decreases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice) by us or any of our subsidiaries, whether orally or in writing, (B) except as set forth in the disclosure letter, make any promise, commitment or payment, whether orally or in writing, of any bonus payable or to become payable to any employee, (C) adopt, change or terminate, whether orally or in writing, any severance, change of control, termination or bonus plan, policy or practice applicable to any employee, (D) enter, whether orally or in writing, into any employment, severance, termination, change of control or indemnification agreement or any agreements the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving us of the nature contemplated by the merger agreement (either alone or upon the occurrence of additional or subsequent events), (E) adopt, terminate or materially amend any employee plan or collective bargaining agreement, except as may be required by applicable legal requirements, (F) incur any liability or obligation to any of our officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of our business consistent with our past practices, or (G) forgive, whether orally or in writing, any loan from us or any of our subsidiaries to any employee;

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  enter into, amend, modify, terminate or grant a consent with respect to any of our material contracts, or waive, release or assign any material rights or claims thereunder, other than in the ordinary course of business consistent with past practice;

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  enter into a customer contract that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually and contains any material non-standard terms, including but not limited to, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments other than in the ordinary course of business consistent with past practice, or any material change in the manner in which we extend discounts, credits or warranties to customers or otherwise deal with our customers, or (B) enter into any reseller or distributor contract that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually, in each case, other than in the ordinary course of business consistent with past practice;

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  make any change in accounting methods, except as required by GAAP or applicable legal requirements;

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  enter into any capital lease or other debt or equity financing transaction or enter into any agreement in connection with any such transaction;

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  undertake any material restructuring activities, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

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  sell, lease, license, encumber or otherwise dispose of any business lines or any properties or assets (tangible or intangible), except for sales, leases, licenses or dispositions of property or assets which are not material, individually or in the aggregate, to our business or the licenses of our current products, in each case, in the ordinary course of business and in a manner consistent with past practice;

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  enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any of our lease documents;

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  make any loan or extend credit to any person other than in the ordinary course of business and consistent with past practice;

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  adopt or change any tax accounting method or tax election, enter into any closing agreement in respect of taxes, settle or compromise any tax claim or assessment, extend or waive the limitation period applicable to any tax claim or assessment or file any material tax return or any amended tax return;

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  make any expenditure, or enter into any transaction or commitment exceeding $100,000 individually or $250,000 in the aggregate, other than capital expenditures in the ordinary course of business consistent with past practice;

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  other than as required pursuant to the merger agreement or pursuant to our written contracts existing as of the date hereof that have been made available to Nuance, accelerate or release any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of our capital stock, or accelerate or release any right to repurchase shares of capital stock upon the stockholder's termination of employment or services or pursuant to any right of first refusal;

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  pay or discharge any lien or other encumbrance on any of our assets or properties, or pay or discharge any of our obligations or liabilities, in each case that was not either shown on our unaudited balance sheet in our SEC reports as of January 31, 2012, or incurred in the ordinary course of our business consistent with our past practices after the date of such balance sheet in an amount not in excess of $100,000 individually, or $250,000 in the aggregate;

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  terminate the employment of any officer or key employee, or terminate a material number of employees;

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  commence or settle any material litigation;

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  make any material revaluation of any of our assets, including, without limitation, writing down the value of capitalized inventory, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable except as required by GAAP;

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  cancel or terminate without a reasonable substitute policy therefor any material insurance policy naming us as a beneficiary or a loss payee;

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  issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, debt with voting rights or any securities convertible into shares of capital stock or debt with voting rights, or subscriptions, rights, warrants or options to acquire any shares of capital stock or debt with voting rights or any securities convertible into shares of capital stock or debt with voting rights, or enter into other agreements or commitments of any character obligating us to issue any such securities or rights, other than issuances of Ditech's common stock upon the exercise of options or warrants existing on the date hereof in accordance with their present terms;

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  enter into any contracts containing, or otherwise subject Nuance or the surviving corporation to, any non-competition, exclusivity or other material restrictions on Ditech or the surviving corporation or Nuance, or any of their respective businesses, following the completion of the merger; or

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  take, commit, or agree in writing or otherwise to take, any of the foregoing actions.

        The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety Section 5.1 of the merger agreement entitled "Conduct of Business by the Company" in Annex A to this proxy statement.

  No Solicitation of Alternative Transaction Proposals by Ditech

        We have agreed in the merger agreement to certain limitations on our ability to take action with respect to alternative transaction proposals. Except as set forth below, we have agreed to not (and have agreed that our subsidiaries will not):

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  solicit, initiate, seek, knowingly encourage or facilitate, support or induce any inquiry with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal (as defined below);

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  participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to Ditech's books, records or personnel with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Alternative Transaction Proposal (except to provide notification of or disclose the existence of the provisions of the merger agreement with respect to the limitations on our ability to take action with respect to Alternative Transaction Proposals);

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  grant any person a waiver or release under any standstill or similar agreement with respect to any class of equity security of us or any of our subsidiaries (which provisions we will, and will cause our subsidiaries to, use commercially reasonable efforts to enforce), or approve a transaction (including any person becoming an "interested stockholder" under Section 203 of the Delaware General Corporation Law);

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  approve, endorse or recommend any Alternative Transaction Proposal; or

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  enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal or transaction contemplated thereby.

        Notwithstanding these limitations, the merger agreement provides that, prior to our stockholders approving the merger in accordance with our charter documents, applicable legal requirements, and any applicable contracts between us and our stockholders (the "Stockholder Approval"), our board of directors may furnish non-public information to, and engage in discussions or negotiations with, a third party which has made an unsolicited, bona fide written Alternative Transaction Proposal if, and only if, our board of directors has:

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  concluded in good faith (following the receipt of advice from and consultation with its outside legal counsel and its financial advisor of national standing) that such Alternative Transaction Proposal is reasonably likely to become, or such Alternative Transaction Proposal is determined to be, a Superior Proposal (as defined below);

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  determined in good faith, after receiving advice from and consultation with its outside legal counsel, that failure to take such actions would be inconsistent with our board of directors' fiduciary obligations to Ditech or its stockholders under Delaware law;

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  given Nuance prior written notice of Ditech's intent to furnish information or enter into discussions or negotiations with such third party at least 48 hours prior to any meeting of our board of directors at which our board of directors would reasonably be expected to consider any Alternative Transaction Proposal, including to consider whether such Alternative Transaction Proposal is a Superior Proposal; and

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  received from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party on Ditech's behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined below), which confidentiality agreement shall not include any provision having the actual or purported effect of restricting Ditech from fulfilling its obligations under the merger agreement or the Confidentiality Agreement.

        We are required by the merger agreement to furnish contemporaneously to Nuance all non-public information provided to a third party which who has made the Alternative Transaction Proposal to the extent that such information has not been previously provided to Nuance, and to keep Nuance reasonably informed as to the status of any discussions with the third party that made the Alternative Transaction Proposal. Notwithstanding the foregoing, the merger agreement provides that no information may be furnished and we may not enter into any discussions in connection with any Alternative Transaction Proposal that has resulted, directly or indirectly, from a breach of specified sections of the merger agreement.

        Under the merger agreement, the "Confidentiality Agreement" means the Confidentiality Agreement, dated as of November 16, 2011, between Ditech and Nuance, as amended from time to time.

        Under the merger agreement, an "Alternative Transaction Proposal" means, with respect to Ditech, any offer, expression of interest or proposal (whether binding or non-binding), or any public announcement of any intention to make any such offer, expression of interest or proposal, whether made to Ditech or its stockholders, relating to any transaction or series of related transactions involving:

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  any purchase or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of Ditech or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or "group" beneficially owning twenty percent (20%) or more of the total outstanding voting securities of Ditech or any of its subsidiaries;

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  any merger, consolidation, business combination or similar transaction involving Ditech or any of its subsidiaries;

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  any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) of assets

    (including capital stock or other ownership interests in subsidiaries of Ditech) representing twenty percent (20%) or more of the aggregate fair market value of the consolidated assets of Ditech and its subsidiaries, taken as a whole;

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  any liquidation, dissolution, reorganization or recapitalization of Ditech; or

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  the declaration or payment of any extraordinary dividend, whether of cash or other property, by Ditech;

provided, however, for the sake of clarity, the transactions among Nuance, Merger Sub and Ditech contemplated by the merger agreement shall not be deemed an Alternative Transaction Proposal.

        Under the merger agreement, "Superior Proposal" means, with respect to Ditech, an unsolicited bona fide written Alternative Transaction Proposal that Ditech receives at any time from and after the date of the merger agreement and prior to the completion of the merger that:

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  our board of directors of determines in good faith (after consultation with its outside legal counsel and its financial advisor) to be more favorable (taking into account all relevant legal, financial, regulatory, timing and other aspects of such Alternative Transaction Proposal (including the conditions thereto) and the identity of the person making the proposal), and is more favorable from a financial point of view, to Ditech's stockholders than the transactions contemplated by the merger agreement (after taking into account all of the terms of any proposal by Nuance to amend or modify the terms of the transactions contemplated by the merger agreement);

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  provides for consideration consisting exclusively of cash and/or publicly traded securities, and for which financing, to the extent required by the person making the offer, is then fully committed and has no material conditions other than those conditions to such Alternative Transaction Proposal; and

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  is reasonably capable of being consummated on the terms proposed;

provided that, for purposes of this definition of "Superior Proposal," each reference to "20%" in the definition of "Alternative Transaction Proposal" contained herein shall be deemed to be a reference to "50%."

        In addition to our obligations set forth above, the merger agreement provides that we must promptly, but in no event more than 24 hours after receipt by us, any of our subsidiaries or our or their officers, directors (or affiliates of any such officers or directors), employees, affiliates, investment bankers, attorneys, accountants, or other agents, advisers or representatives of any Alternative Transaction Proposal or any request for non-public or any expression of interest or inquiry that would reasonably be expected to lead to an Alternative Transaction, provide Nuance with written notice of (1) the material terms and conditions of such Alternative Transaction Proposal, (2) the identity of the person or group making any such Alternative Transaction Proposal, request, expression of interest or inquiry, and (3) a copy of all material written materials provided by or on behalf of such person or group in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. We shall keep Nuance informed in all material respects on a timely basis of the status and details of, and any material amendment to, any Alternative Transaction Proposal.

        The merger agreement also provides that, prior to the Stockholder Approval, our board of directors is not prevented from withholding, withdrawing, amending, qualifying or modifying its recommendation in favor of the adoption of the merger agreement and, in the case of a tender or exchange offer by a person other than Nuance or its affiliates made directly to our stockholders, recommending that our stockholders accept the tender or exchange offer, if our board of directors determines in good faith (after receipt of advice from and consultation with its outside legal counsel) that the failure of our board of directors to so act would be inconsistent with its fiduciary obligations to Ditech's stockholders under Delaware law.

  Other Covenants

        The merger agreement contains a number of other covenants on the part of the parties, including covenants relating to:

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  Nuance's access to our information prior to the completion of the merger;

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  public announcements;

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  regulatory filings;

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  exchange of information;

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  notification of the occurrence of a material adverse effect on us, breaches of representations and warranties, breaches of covenants and certain other matters;

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  the parties' use of commercially reasonable efforts to complete the merger as promptly as practicable;

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  antitrust restraints;

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  matters relating to our employee stock purchase plans;

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  the treatment of our employees whose employment with Nuance is continued following the completion of the merger;

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  the continuation of indemnification of our directors and officers and directors' and officers' liability insurance following the completion of the merger;

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  matters relating to Section 16(a) of the Securities Exchange Act of 1934, as amended;

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  no modification of representations, warranties, covenants or agreements;

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  matters relating to the inclusion of our financial statements in an offering document prepared by Nuance; and

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  our board of directors taking all sufficient actions to render inapplicable to the merger and related transactions and documents the provisions of Section 203 of the Delaware General Corporation Law applicable to a "business combination".

Conditions to the Merger

        The merger agreement provides that the parties' obligations to complete the merger are subject to the following conditions:

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  the adoption of the merger agreement by the requisite vote of Ditech's stockholders; and

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  no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered into any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the merger illegal or otherwise prohibiting or preventing completion of the merger.

        The merger agreement provides that Nuance's and Merger Sub's obligations to complete the merger are subject to the following additional conditions:

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  certain of our representations and warranties must be true and correct both when made and as of the date of the completion of the merger in all material respects, and our remaining representations and warranties must be true and correct as of the date of completion of the merger (disregarding all references to materiality or "Material Adverse Effect" (as defined below)), except that any inaccuracies in certain representations and warranties shall be disregarded unless such inaccuracies have, and would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on us or, in certain cases, a material adverse effect on us or our subsidiaries;

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  we must have performed in all material respects all of our obligations under the merger agreement;

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  no Material Adverse Effect on us shall have occurred or be continuing since the date of the merger agreement;

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  no litigation asserted by any governmental entity shall be pending or threatened seeking to (i) prevent completion of the merger (which, if successful, would cause to be unsatisfied the condition requiring us to perform in all material respects all of our obligations under the merger agreement of material performance) or (ii) impose an antitrust restraint;

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  for our SEC reports since the date of the merger agreement, neither our principal executive officer nor our principal financial officer shall have failed to provide the necessary certifications in the form required under Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act; and

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  there shall not have been delivered to us written notices of intent to demand payment pursuant to Section 262 of the Delaware General Corporation Law by dissenting stockholders with respect to more than ten percent (10%) of the aggregate outstanding shares of our common stock.

        The merger agreement also provides that our obligation to complete the merger is subject to the following additional conditions:

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  Nuance's and Merger Sub's representations and warranties must be true and correct both when made and as of the date of completion of the merger (disregarding all references to materiality), except that any inaccuracy in a representation or warranty shall be disregarded unless such inaccuracy would impede the ability of Nuance or Merger Sub to consummate the merger agreement in accordance with its terms and applicable legal requirements; and

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  Nuance and Merger Sub must have performed or complied in all material respects with all of their respective obligations under the merger agreement.

        The merger agreement provides that "Material Adverse Effect" means when used in connection with an entity, any change, event, circumstance, condition or effect (any such item, an "Effect"), individually or when taken together with all other Effects, (i) that has had, or would reasonably be expected to have a materially adverse effect on the business, results of operations or financial condition of such entity and its subsidiaries, taken as a whole, or (ii) that has a material adverse effect on the authority or ability of such entity to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement in accordance with its terms; provided, however, that none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect:

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  any changes in general economic, political or financial market conditions;

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  any facts, circumstances or conditions affecting the industry generally in which such entity operates;

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  any acts of war (including escalation in conflicts involving the United States), acts of God (including natural disasters), terrorism or similar event (provided that, in the case of this and the previous two subclauses, such changes, acts, facts, circumstances or conditions do not affect such entity disproportionately as compared to other companies operating in the same industries or geographies as such entity);

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  the announcement or pendency of the merger agreement, the merger or any of the transactions contemplated by the merger agreement, including any loss of employees, and any cancellation of or delay in customer orders;

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  any changes in the trading volume or trading prices of such entity's capital stock;

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  any failure to meet internal estimates or published analyst estimates, in the case of this and the previous subclause, in and of themselves (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes or failure to meet estimates);

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  any Effects arising out of any action required to be taken, or the omission of any action that is prohibited by, the terms of the merger agreement; or

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  any changes in applicable legal requirements or GAAP (provided that such changes do not affect such entity disproportionately as compared to other companies operating in the same industries or geographies as such entity).

Termination of the Merger Agreement

        The merger agreement provides that it may be terminated at any time prior to the completion of the merger:

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  by mutual written consent of Nuance and Ditech;

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  by either Nuance or Ditech:

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  if the merger is not completed by January 17, 2013, provided, however, that the right to terminate the merger agreement on this basis shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such date;

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  if any legal requirement makes the completion of the merger illegal, or if a governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate the merger agreement on this basis shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such legal requirement or action; or

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  if the Stockholder Approval shall not have occurred by reason of the failure to obtain such approval at a meeting of Ditech's stockholders duly convened therefor or at any adjournment or postponement thereof (a termination described in this subclause being referred to herein as a "Ditech No-Vote Termination");

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  by Nuance:

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  prior to the Stockholder Approval, if a Triggering Event with respect to Ditech or a material breach of any of the meeting of Ditech stockholders, board recommendation, or non-solicitation provisions set forth in the merger agreement shall have occurred; a "Triggering Event" shall be deemed to have occurred if: (i) Ditech's board of directors or any committee thereof shall have effected the withholding, withdrawal or amendment, qualification or modification (in a manner adverse to Nuance) of its recommendation in favor of adoption of the merger agreement, and, in the case of a tender or exchange offer made by a third party directly to Ditech's stockholders, a failure to recommend that Ditech's stockholders reject such tender or exchange offer (a "Change of

      Recommendation"); (ii) Ditech shall have failed to include in the proxy statement mailed to Ditech's stockholders the unanimous recommendation of its board of directors in favor of the adoption of the merger agreement; (iii) Ditech's board of directors fails to reaffirm (publicly, if so requested) its unanimous recommendation in favor of the adoption of the merger agreement within five (5) calendar days after Nuance delivers to Ditech a request in writing that such recommendation be reaffirmed; (iv) Ditech's board of directors or any committee thereof shall have approved or recommended, or Ditech shall have entered into any letter of intent or other written definitive agreement or contract regarding any Alternative Transaction Proposal; or (v) a tender or exchange offer relating to its securities shall have been commenced by a person unaffiliated with Nuance and Ditech shall not have sent to its security holders pursuant to Rule 14e 2 promulgated under the Securities Act of 1933, as amended, within ten (10) business days after such tender or exchange offer is first published or given, a statement disclosing that Ditech's board of directors recommends rejection of such tender or exchange offer (a termination described in this subclause being referred to herein as a "Change in Ditech Support Termination");

    •
    if we have breached any of our representations, warranties, covenants or agreements in the merger agreement, or any of our representations or warranties shall have become inaccurate, which breach or inaccurate representation or warranty would give rise to the failure of the closing conditions in favor of Nuance that relates to such matters, subject to our ability to cure such breach, provided that Nuance may not terminate the merger agreement on this basis if it has materially breached the merger agreement (a termination described in this subclause being referred to herein as a "Ditech Breach Termination"); or

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  by us:

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  if Nuance has breached any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become inaccurate, which breach or inaccurate representation or warranty would give rise to the failure of the closing conditions in favor of us that relates to such matters, subject to Nuance's ability to cure such breach, provided that we may not terminate the merger agreement on this basis if we have materially breached the merger agreement; or

  •
  in connection with a Change of Recommendation in accordance with the non-solicitation provisions of the merger agreement in which (i) our board of directors shall have determined to accept or enter into a transaction related to a Superior Proposal that was the subject of such Change of Recommendation, or (ii) (x) our board of directors shall have made such Change of Recommendation as a result of an Intervening Event, and (y) Nuance shall not have timely delivered to Ditech notice in accordance with the non-solicitation provisions of the merger agreement; provided, however, that we may not terminate the merger agreement on this basis, and any purported termination on this basis shall be void, unless we pay a termination fee in an amount in cash equal to $1,642,281.00; "Intervening Event" means a material event (other than (i) an Alternative Transaction Proposal or a Superior Proposal, and (ii) events to the extent relating to developments in our progress toward goals set forth in our business plan) arising after the date of the merger agreement, that was neither known to our board of directors as of the date or the merger agreement nor reasonably foreseeable by our board of directors as of or prior to the date of the merger agreement, which becomes known to our board of directors prior to the receipt of the Stockholder Approval (a termination described in this subclause being referred to herein as a "Ditech Superior Proposal or Intervening Event Termination").

        The merger agreement provides that, in the event of termination of the merger agreement, the merger agreement shall be of no further force or effect, e with respect to confidentiality, fees, and certain general provisions, provided that no such termination will relieve any party from any liability for any fraud or willful breach of any representation, warranty, covenant or other agreement contained in the merger agreement.

Fees and Expenses

        Pursuant to the merger agreement, whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement shall be paid by the party incurring such fees or expenses.

        In addition, pursuant to the merger agreement we must pay to Nuance an amount equal to $1,642,281.00 in cash if the merger agreement is terminated under any of the following circumstances:

  •
  the merger is not completed by January 17, 2013;

  •
  the merger agreement is terminated by reason of a Ditech No-Vote Termination;

  •
  the merger agreement is terminated by reason of a Change in Ditech Support Termination;

  •
  the merger agreement is terminated by reason of a Ditech Breach Termination; or

  •
  the merger agreement is terminated by reason of a Ditech Superior Proposal or Intervening Event Termination.

PROPOSAL 2—ADVISORY VOTE ON COMPENSATION

  The Advisory Vote on Compensation

        Section 14A of the Exchange Act requires that Ditech provide its stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the merger-related compensation arrangements for Ditech's named executive officers, as disclosed in the section entitled "The Merger—Interests of Company Directors and Executive Officers in the Merger—Summary of Merger-Related Compensation to be Paid Executive Officers," beginning on page 38.

        Our board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement, and to cast a vote either to approve or disapprove, on an advisory basis, the compensation that may be paid or become payable to Ditech's named executive officers in connection with the merger, through the following resolution:

        "RESOLVED, that the stockholders of Ditech approve, on an advisory (non-binding) basis, the compensation to be paid by Ditech to its named executive officers, that is based on, or otherwise relates to, its proposed acquisition by Nuance Communications, Inc., in the table set forth in the section of the proxy statement for the merger entitled "The Merger—Interests of Company Directors and Executive Officers in the Merger—Merger-Related Compensation," and in the related notes and narrative disclosure."

        The advisory vote on the merger-related compensation for Ditech's named executive officers is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote for adoption of the resolution to approve, on an advisory basis, the merger-related compensation for Ditech's named executive officers and vote not to adopt the merger agreement or vice versa. Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only. Because the vote is advisory only, it will not be binding on either Ditech or Nuance.

 Vote Required and Recommendation of the Board of Directors

        The affirmative vote of the holders of a majority of the shares present in person or by proxy at the special meeting and entitled to vote thereon, provided there is a quorum, is required for approval of this proposal on an advisory (non-binding) basis.

        Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum and abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect in determining whether or not the proposal is approved.

        A large portion of the payments being made to executive officers that will no longer be employed by Ditech as a result of the merger consist of payments that are provided for under the preexisting terms of the Ditech Networks, Inc. Severance Benefit Plan. Other merger related payments—such as the distribution of retirement plan accounts—are being made pursuant to preexisting contractual obligations of Ditech. In addition, many of the benefits have not been specially developed for executive officers, but are applicable generally to company employees—including the acceleration and "cash out" of in-the-money stock options, restricted stock units, and the distribution of retirement plan accounts.

        Our board of directors believes that the remaining merger-related payments, including the miscellaneous separation expenses being reimbursed to the executive officers that would be departing service with Ditech as a result of the merger, are both customary and modest in amount.

Our board of directors recommends that the Ditech stockholders vote "FOR" the adoption of the resolution to approve, on an advisory (non-binding) basis, the merger-related compensation for Ditech's named executive officers.

 PROPOSAL 3—AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

        If at the special meeting of stockholders, the number of shares of Ditech common stock represented and voting in favor of approval of the merger agreement is insufficient to adopt that proposal under the DGCL, we may move to adjourn the special meeting to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement or the proposal to approve, on an advisory basis, the merger-related compensation for Ditech's named executive officers.

        In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

        Failure for this proposal to pass will not affect the ability of the holder of any proxy solicited by us to adjourn the special meeting in the event insufficient shares of Ditech common stock are represented to establish a quorum, or for any other lawful purpose.

Vote Required and Recommendation of the Board of Directors

        Approval of the proposal to adjourn the special meeting for the purpose of soliciting proxies, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the special meeting and voting on the matter.

        Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum but will have no effect in determining whether or not this proposal is approved.

Our board of directors recommends that the Ditech stockholders vote "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of Ditech common stock as of October 31, 2012, by: (1) each Ditech director; (2) each of Ditech's executive officers; (3) all Ditech executive officers and directors as a group; and (4) all those known by Ditech to be beneficial owners of more than five percent of Ditech common stock. Ditech does not have any class of equity securities outstanding other than its common stock.

	Beneficial Ownership(1)
Beneficial Owner Name and Address	Number of shares	Percent of total
Lamassu Holdings LLC(2)	2,398,845	8.90
Dimensional Fund Advisors LP(3)	1,948,459	7.23
Lacuna Hedge Fund LLLP and related entities(4)	1,408,276	5.23
Silk Investment Advisors(5)	1,365,913	5.07
Kenneth D. Naumann(6)	282,907	1.05
William J. Tamblyn(7)	915,432	3.31
Karl E. Brown(8)	156,584	*
Alan B. Howe(9)	56,250	*
Frank J. Sansone(10)	56,250	*
J. Michael Gullard	10,000	*
All current directors and executive officers as a group (6 persons)(11)	1,477,423	5.29

*
Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
This table is based upon information supplied by officers and directors and upon information gathered by Ditech about principal stockholders known to us based on a Schedule 13G or 13D filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based 26,941,408 shares outstanding on October 31, 2012, and adjusted as required by rules promulgated by the SEC. All shares of common stock subject to options or other equity awards currently exercisable or exercisable within 60 days after October 31, 2012, are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person.

(2)
Based in part on a Schedule 13D/A, reporting beneficial ownership, filed with the SEC on September 2, 2009, Lamassu Holdings L.L.C. ("Lamassu") has sole power to vote and dispose of the shares. No subsequent filings have been submitted. As the managing members of Lamassu, Timothy Leehealey and Samuel Healey may be deemed the beneficial owner of the 2,398,845 shares of common stock owned by Lamassu. Each of Messrs. Leehealey and Healey share voting and dispositive power with respect to the shares of common stock owned by Lamassu by virtue of their shared authority to vote and dispose of such shares of common stock. The address of Lamassu and Mr. Leehealey is 21 Whitesands Drive, Newport Coast, CA 92657. The address of Mr. Healey is 600 Mamaroneck Avenue, Suite 400, Harrison, New York 10528.

(3)
Based on a Schedule 13G, reporting beneficial ownership as of December 31, 2011. Dimensional Fund Advisors LP ("Dimensional") is a registered investment adviser who furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares. The investment companies, trusts, and accounts have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Dimensional disclaims beneficial ownership of the shares. The principal business office of Dimensional is located at Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(4)
Based on Form 13G reporting beneficiary ownership as of May 18, 2012. These shares are held directly by Lacuna Hedge Fund LLLP ("Lacuna Hedge"), which has shared voting and investment power with respect to the shares. Lacuna, LLC serves as the sole general partner of Lacuna Hedge GP LLLP, which serves as the sole general partner of Lacuna Hedge. Neither Lacuna Hedge GP LLLP nor Lacuna LLC directly owns any securities of Ditech. Lacuna Hedge LLLP GP and Lacuna LLC may be deemed to have shared voting and investment power the shares held by Lacuna Hedge but disclaim beneficial ownership thereof except to the extent of their pecuniary interest therein. These shares do not include 125,000 shares held by the Rawleigh Ralls Individual Retirement Account or 20,000 shares held by Richard O'Leary. Mr. Ralls and Mr. O'Leary are members of Lacuna, LLC. The principal business office of Lacuna Hedge and its related entities is c/o Lacuna, LLC, 1100 Spruce Street, Suite 202, Boulder, CO 80302.

(5)
Based on Form 13G reporting beneficial ownership as of December 31, 2011. C. Silk and Sons Inc, d/b/a Silk Investment Advisors are beneficial owners. The principal business office of Silk Investment Advisors is 24 Heathstone Drive, Medfield, MA 02052.

(6)
Includes 72,917 shares issuable upon the exercise of options exercisable within 60 days after October 31, 2012.

(7)
Includes 710,000 shares issuable upon the exercise of options exercisable within 60 days after October 31, 2012.

(8)
Includes 103,016 shares issuable upon the exercise of options exercisable within 60 days after October 31, 2012.

(9)
Consists of 46,250 shares issuable upon the exercise of options exercisable within 60 days after October 31, 2012.

(10)
Consists of 46,250 shares issuable upon the exercise of options exercisable within 60 days after October 31, 2012.

(11)
Includes 978,433 shares issuable upon the exercise of options exercisable within 60 days after October 31, 2012. See notes 6-10 above.

        In addition to the amounts set forth in the foregoing table, (1) pursuant to the voting agreements Nuance and Merger Sub have shared voting power with respect to the shares of our common stock beneficially owned by our directors and executive officers and by Lamassu Holdings LLC, constituting beneficial ownership of approximately 3,876,238 shares, or 13.88% of our common stock, and (2) based on the merger agreement, Nuance has the right to acquire all of the issued and outstanding shares of our common stock, subject to the terms of the merger agreement. Depending upon the timing of the merger, Nuance may acquire the shares of common stock within 60 days of the date of the foregoing table. The address for Nuance and Merger Sub is: 1 Wayside Road, Burlington, Massachusetts 01803.

        In addition, as described above under "The Merger—Interests of Our Directors and Executive Officers in the Merger" beginning on page 34, the stock options and restricted stock units held by our executive officers and directors will immediately vest in full in connection with the merger. All stock options will be automatically converted into an amount in cash equal to, for each share of common stock of Ditech underlying such option, the excess (if any) of $1.45 over the exercise price per share of such option, and all restricted stock units will be automatically converted into $1.45 in cash for each share of common stock of Ditech underlying such restricted stock units.

 MARKET FOR THE COMMON STOCK; DIVIDEND DATA

        Our common stock is quoted on the Nasdaq Global Market under the ticker symbol "DITC." This table shows, for the periods indicated, the high and low sales price per share for Ditech common stock as reported by the Nasdaq Global Market.

	Ditech Common Stock
	High	Low
Year ending April 30, 2013
Third Quarter (through November 2, 2012)	$1.43	$1.42
Second Quarter	$1.44	$0.76
First Quarter	$0.98	$0.80
Year ending April 30, 2012
Fourth Quarter	$1.02	$0.85
Third Quarter	$0.95	$0.75
Second Quarter	$1.39	$0.86
First Quarter	$1.4	$0.93
Year ending April 30, 2011
Fourth Quarter	$1.99	$1.23
Third Quarter	$1.55	$1.19
Second Quarter	$1.51	$0.91
First Quarter	$1.63	$1.20

        The high and low sales price per share for Ditech common stock as reported by the Nasdaq Global Market on November 2, 2012, the latest practicable trading day before the filing of this proxy statement was $1.43 and $1.42, respectively.

        As of November 2, 2012, our common stock was held of record by 90 stockholders.

        We have not declared or paid any cash dividends on our capital stock previously. Historically, we have retained earnings, if any, to support the development of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs. Following the merger, our common stock will not be traded on any public market.

OTHER MATTERS

        As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

Adjournments

        The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and voting on whether to adjourn the Special Meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the merger agreement. Our board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting. In addition, if a quorum is not present at the Special Meeting, the Special Meeting may be adjourned by the chairman of the Special Meeting or by the vote of a majority of the shares represented at the Special Meeting, regardless of whether Proposal 3 is approved, but no other business will be transacted at the Special Meeting until a quorum is present.

Stockholder Proposals

        Ditech will hold an Annual Meeting of Stockholders at the beginning of 2013, or the 2013 Annual Meeting, only if the merger is not completed prior to such time. Stockholders who want to make a proposal to be considered for inclusion in the 2013 Annual Meeting proxy materials, must submit their proposal in writing to Investor Relations Department, Ditech Networks, Inc., 3099 North First Street, CA 95134. The deadline for submitting the proposal is a reasonable time prior to the time Ditech begins to print and mail its proxy materials for the 2013 Annual Meeting. If a stockholder wishes to submit a proposal that is not to be included in the 2013 Annual Meeting proxy materials, notice to be timely must be delivered not earlier than the close of business on the 120th day prior to the 2013 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2013 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2013 Annual Meeting is first made. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Where You Can Find More Information

        Ditech files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

        Nuance has supplied all information contained in this proxy statement relating to Nuance and Merger Sub and Ditech has supplied all information relating to Ditech.

        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 5, 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Directions to the Special Meeting Location

        The Special Meeting will be held at the Ditech Networks, Inc. executive offices located at 3099 North First Street, San Jose, CA 95134 at 9:00 a.m. Pacific Time on Monday, December 3, 2012. Directions to this location are as follows:

From San Francisco, CA:

Take Highway 101 south approximately 42 miles
Take the Montague Expressway / San Tomas Expressway exit
Turn left at the light onto the Montague Expressway and drive for approximately 1.5 miles
Turn right onto North First Street
Ditech's executive offices will be the first enterance on the right.

From Downtown San Jose, CA:

Take Highway 101 north
Take the Montague Expressway / San Tomas Expressway exit
Turn right at the light onto the Montague Expressway and drive for approximately 1.5 miles
Turn right onto North First Street
Ditech's executive offices will be the first enterance on the right.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

NUANCE COMMUNICATIONS, INC.,

DIAMOND ACQUISITION CORPORATION

and

DITECH NETWORKS, INC.

Dated as of September 17, 2012

 INDEX OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Form of Voting Agreement
Exhibit B-1	Form of Key Employee Non-Competition Agreements
Exhibit B-2	Form of Key Employee Offer Letters
Schedules
Schedule 1	Signatories to Voting Agreement
Schedule 2	Key Employees
Schedule 6.6(d)	Reasonable Efforts

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 17, 2012, by and among Nuance Communications, Inc., a Delaware corporation ("Parent"), Diamond Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent ("Merger Sub"), and Ditech Networks, Inc., a Delaware corporation (the "Company").

RECITALS

        A.    The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

        B.    The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law ("Delaware Law"), this Agreement and the transactions contemplated hereby, including the Merger.

        C.    Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a condition and material inducement to Parent and Merger Sub to enter into this Agreement, each of the Persons listed on Schedule 1 are entering into a Voting Agreement and an irrevocable proxy in substantially the form attached hereto as Exhibit A (the "Voting Agreement") pursuant to which, among other things, such stockholder agrees to vote all shares of the Company's capital stock owned by it, him or her in favor of the adoption of this Agreement and the other transactions contemplated hereby.

        D.    Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a condition and material inducement to Parent and Merger Sub to enter into this Agreement, the Persons listed on Schedule 2 (the "Key Employees") are entering into or executing, as applicable (i) an Employee Proprietary Information, Inventions, Non-Competition and No-Hire Agreement with Parent, each in the form attached hereto as Exhibit B-1 (collectively, the "Key Employee Non-Competition Agreements"), and (ii) an offer letter, each in the form attached hereto as Exhibit B-2 (collectively, the "Key Employee Offer Letters"), each to be effective as of the Effective Time.

        E.    The Board of Directors of the Company has resolved to recommend to its stockholders the adoption of this Agreement.

        F.     Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

        G.    Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

        1.1    Certain Defined Terms.     For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

        (a)   "Acquisition" shall mean, for the purposes of Section 8.3(b) only, with respect to the Company, any of the following transactions (other than the transactions contemplated by this Agreement): (i) any purchase or acquisition by any Person or "group" (as defined under Section 13(d)

of the Exchange Act and the rules and regulations thereunder) of a fifty percent (50%) or more interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or "group" beneficially owning fifty percent (50%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the equity interests held in the Company and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the Company immediately preceding such transaction constitute less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; or (iii) any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) by the Company of assets (including capital stock or other ownership interests in Subsidiaries of the Company) representing fifty percent (50%) or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such sale.

        (b)   "Affiliate" shall mean a Person which directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with another Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

        (c)   "Alternative Transaction Proposal" shall mean, with respect to the Company, any offer, expression of interest or proposal (whether binding or non-binding), or any public announcement of any intention to make any such offer, expression of interest or proposal, whether made to the Company or its stockholders, relating to any transaction or series of related transactions involving: (i) any purchase or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or "group" beneficially owning twenty percent (20%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (iii) any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) of assets (including capital stock or other ownership interests in Subsidiaries of the Company) representing twenty percent (20%) or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (iv) any liquidation, dissolution, reorganization or recapitalization of the Company; or (v) the declaration or payment of any extraordinary dividend, whether of cash or other property, by the Company; provided, however, for the sake of clarity, the transactions among Parent, Merger Sub and the Company contemplated by this Agreement shall not be deemed an Alternative Transaction Proposal.

        (d)   "Anti-Corruption and Anti-Bribery Laws" shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations.

        (e)   "Business Day" shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

        (f)    "Change of Recommendation" shall mean the withholding, withdrawal or amendment, qualification or modification (in a manner adverse to Parent), by the Company's Board of Directors (or any committee thereof) of its recommendation in favor of adoption of this Agreement, and, in the case of a tender or exchange offer made by a third party directly to the Company's stockholders, a failure to recommend that Company's stockholders reject such tender or exchange offer.

        (g)   "China RoHS" shall mean the People's Republic of China's Administrative Measures on the Control of Pollution Caused by Electronic Information Products.

        (h)   "COBRA" shall mean Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        (i)    "Company Common Stock" shall mean the common stock, par value $0.001 per share, of the Company.

        (j)    "Company Employee Plan" shall mean any International Employee Plan and any written plan, program, policy, contract, agreement, or other arrangement whether written or unwritten, providing for compensation, severance benefits, termination pay, change of control pay, bonus pay, deferred compensation, performance awards, stock or stock-related awards, phantom stock, commission pay, vacation or paid time off, profit sharing, welfare benefits, retirement benefits, fringe benefits, or other employee benefits or remuneration of any kind, whether funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, except such definition shall not include any Employment Agreement.

        (k)   "Company Financial Advisor" shall mean Fairmount Partners.

        (l)    "Company Intellectual Property" shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or claimed to be owned by, or exclusively licensed to, the Company or its Subsidiaries.

        (m)  "Company Options" shall mean all outstanding options to purchase Company Common Stock.

        (n)   "Company Preferred Stock" shall mean the preferred stock, par value $0.001 per share, of the Company.

        (o)   "Company Products" shall mean all products, technologies and services that are developed, owned, manufactured, distributed, sold or licensed by or on behalf of the Company and any of its Subsidiaries, and all products, technologies and services that are currently under development by the Company or any of its Subsidiaries.

        (p)   "Company Registered Intellectual Property" shall mean all of the Registered Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

        (q)   "Company RSUs" shall mean restricted stock unit awards granted from the Company Stock Plans, whereby each restricted stock unit is reflected in a bookkeeping entry representing the right to receive one (1) share of Company Common Stock.

        (r)   "Company Stock" shall mean the Company Preferred Stock and the Company Common Stock.

        (s)   "Company Stock Plans" shall mean all stock option plans or other equity-related plans of the Company, including: (i) the Company's 1998 Amended and Restated Stock Option Plan, (ii) the Company's 1999 Non-Employee Directors' Stock Option Plan, as amended, (iii) the Company's 1999 Non-Officer Equity Incentive Plan, as amended, (iv) the Jasomi Networks, Inc. 2001 Stock Plan, (v) the

Company's 2005 New Recruit Stock Option Plan, as amended, (vi) the Company's 2005 New Recruit Stock Plan, and (vii) the Company's 2006 Equity Incentive Plan.

        (t)    "Company Unvested Common Stock" shall mean any shares of Company Common Stock outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company.

        (u)   "Company Warrants" shall mean all warrants to purchase Company Common Stock issued by the Company.

        (v)   "Contract" shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

        (w)  "DOL" shall mean the United States Department of Labor.

        (x)   "Employee" shall mean any current or, as the context so requires, former, employee, independent contractor or director of the Company or any ERISA Affiliate.

        (y)   "Employee Agreement" shall mean (i) each management, employment, severance, separation, change of control, settlement, bonus, consulting contractor, relocation, repatriation, expatriation, loan, visa or other agreement or Contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or similar equity awards, or any other agreement providing for compensation or benefits) between the Company or any Subsidiary and Employee pursuant to which the Company has or may reasonably be expected to have any current liability or obligation (contingent or otherwise) and (ii) each such agreement with an Employee, whether written or unwritten, pursuant to which the Company or ERISA Affiliate has or may reasonably be expected to have any future liability or obligation (contingent or otherwise).

        (z)   "Environmental Law" shall mean all applicable Legal Requirements promulgated by any Governmental Entity which relate to protection of human health or safety or the environment, or which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act, the WEEE Directive, the RoHS Directives, China RoHS, and REACH.

        (aa) "Environmental Permit" is any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company or any of its Subsidiaries.

        (bb) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        (cc) "ERISA Affiliate" shall mean any Subsidiary of the Company and any other Person under common control with the Company or any of its Subsidiaries, or that, together with the Company or any Subsidiary of the Company, could be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

        (dd) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        (ee) "Governmental Entity" shall mean any United States or foreign governmental authority, including any national, federal, territorial, state, commonwealth, province, territory, municipality,

district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature or any political or other subdivision or part of any of the foregoing.

        (ff)  "Hazardous Materials Activity" shall mean the transportation, transfer, recycling, collection, labeling, packaging, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements, including but not limited to the WEEE Directive, the RoHS Directives, China RoHS, and REACH.

        (gg) "Intellectual Property" shall mean any or all of the following: (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

        (hh) "Intellectual Property Rights" shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors' certificates, (ii) copyrights, copyright registrations and copyright applications, "moral" rights and mask work rights, (iii) Trade Secrets, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

         (ii)  "International Employee Plan" shall mean each Company Employee Plan or Employee Agreement that has been adopted, contributed to, required to be contributed to, or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate has or may have any liability, for the benefit of Employees who perform services outside the United States, except such definition shall not include any International Government Entity Program.

        (jj)   "International Government Entity Program" shall mean any arrangement for the benefit of Employees who perform services outside the United States that is funded by payments by the Company, any of its Subsidiaries or any ERISA Affiliate to a Government Entity or which is otherwise required by law.

        (kk) "Intervening Event" shall mean a material event (other than (i) an Alternative Transaction Proposal or a Superior Proposal, and (ii) events to the extent relating to developments in the Company's progress toward goals set forth in its business plan) arising after the date of this Agreement, that was neither known to the Board of Directors of the Company as of the date hereof nor reasonably foreseeable by the Board of Directors of the Company as of or prior to the date hereof, which becomes known to the Board of Directors of the Company prior to the receipt of the Company Stockholder Approval.

        (ll)   "IRS" shall mean the United States Internal Revenue Service.

        (mm)  "knowledge" shall mean, with respect to a party hereto, with respect to any fact, circumstance, event or other matter in question, (i) the actual knowledge of any of the directors of such party, and (ii) the actual knowledge of any of the executive officers of such party after reasonable inquiry of the senior employees of such party and its Subsidiaries who have primary administrative or operational responsibility for such matter in question.

        (nn) "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, directive, resolution, ordinance, code, order, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

        (oo) "Liabilities" shall mean the debts, liabilities and other obligations of a Person, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Legal Requirement, action or order by any Governmental Entity, and those arising under any Contract.

        (pp) "Lien" shall mean any mortgage, deed of trust, lien, pledge, security interest, title retention device or collateral assignment in respect of an asset, tangible or intangible, including any restriction on the transfer of such asset.

        (qq) "made available" shall mean that: (i) the Company has posted such materials, on or before 11:59 p.m. Pacific time on September 14, 2012, to the virtual data room managed by the Company hosted by Intralinks; (ii) if not in written form, Parent has specifically inquired as to the matter and the Company has responded identifying the substance of matter; (iii) the Company, directly or through its legal counsel, has provided such materials to Parent or its legal counsel, on or before 11:59 p.m. Pacific time on September 14, 2012; or (iv) the Company has made the materials available for Parent's inspection at the Company's executive offices; provided, however, that materials shall not be deemed to have been "made available" if Parent has requested access to such materials at the Company's executive offices and either the Company has denied such access or has stated that such materials do not exist.

        (rr)  "Material Adverse Effect" shall mean, when used in connection with an entity, any change, event, circumstance, condition or effect (any such item, an "Effect"), individually or when taken together with all other Effects, (i) that has had, or would reasonably be expected to have a materially adverse effect on the business, results of operations or financial condition of such entity and its Subsidiaries, taken as a whole, or (ii) that has a material adverse effect on the authority or ability of such entity to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement in accordance with the terms hereof; provided, however, that none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (i) any changes in general economic, political or financial market conditions; (ii) any facts, circumstances or conditions affecting the industry generally in which such entity operates; (iii) any acts of war (including escalation in conflicts involving the United States), acts of God (including natural disasters), terrorism or similar event (provided that, in the case of clauses (i)—(iii), such changes, acts, facts, circumstances or conditions do not affect such entity disproportionately as compared to other companies operating in the same industries or geographies as such entity); (iv) the announcement or pendency of this Agreement, the Merger or any of the transactions contemplated by this Agreement, including any loss of employees, and any cancellation of or delay in customer orders; (v) any changes in the trading volume or trading prices of such entity's capital stock; (vi) any failure to meet internal estimates or published analyst estimates, in the case of subclauses (v) or (vi), in and of themselves (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes or failure to meet estimates); or (vii) any Effects arising out of any action required to be taken, or the omission of any action that is prohibited by, the terms of this Agreement; or (viii) any changes in applicable Legal Requirements or GAAP (provided that such changes do not affect such entity disproportionately as compared to other companies operating in the same industries or geographies as such entity).

        (ss)  "Merger Sub Common Stock" shall mean the common stock, par value $0.001 per share, of Merger Sub.

        (tt)  "Nasdaq" shall mean the NASDAQ Global Select Market.

        (uu) "Open Source" shall mean any open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict the licensee's ability to charge for distribution of or to use software for commercial purposes.

        (vv) "Pension Plan" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        (ww)  "Permitted Liens" shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the Company Financials in accordance with GAAP; (ii) mechanics, carriers', workmen's, warehouseman's, repairmen's, materialmen's or other Liens or security interests that are not yet due; (iii) Liens to secure obligations to landlords, lessors or renters under leases or rental agreements or underlying leased property; (iv) Liens imposed by applicable Legal Requirements (other than Tax law); (v) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (vii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports.

        (xx) "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

        (yy) "Proxy Statement" shall mean the proxy statement to be filed with the SEC.

        (zz)  "PTO" shall mean the United States Patent and Trademark Office.

        (aaa)  "REACH" shall mean the European Commission Regulation 1907/2006.

        (bbb)  "Registered Intellectual Property" shall mean patents, registered copyrights, registered trademarks, and domain names and all applications for any of the foregoing.

        (ccc)  "ROHS Directives" shall mean the European Union Directives 2002/95/EC and 2011/65/EU on the restriction on the use of certain hazardous substances in electronic products.

        (ddd)  "SEC" shall mean the United States Securities and Exchange Commission.

        (eee)  "Securities Act" shall mean the Securities Act of 1933, as amended.

        (fff) "Shrink-Wrapped Code" shall mean generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

        (ggg)  "Source Code" shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

        (hhh)  "Subsidiary" shall mean, when used with respect to any party, any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person's board of directors or other governing body.

        (iii)  "Superior Proposal" shall mean, with respect to the Company, an unsolicited bona fide written Alternative Transaction Proposal that the Company receives at any time from and after the Date of this Agreement and prior to Closing that (i) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and the Company Financial Advisor) to be more favorable (taking into account all relevant legal, financial, regulatory, timing and other aspects of such Alternative Transaction Proposal (including the conditions thereto) and the identity of the Person making the proposal), and is more favorable from a financial point of view, to the Company's stockholders than the transactions contemplated by this Agreement (after taking into account all of the terms of any proposal by Parent to amend or modify the terms of the transactions contemplated by this Agreement), (ii) provides for consideration consisting exclusively of cash and/or publicly traded securities, and for which financing, to the extent required by the Person making the offer, is then fully committed and has no material conditions other than those conditions to such Alternative Transaction Proposal, and (iii) is reasonably capable of being consummated on the terms proposed; provided that, for purposes of this definition of "Superior Proposal," that each reference to "20%" in the definition of "Alternative Transaction Proposal" contained herein shall be deemed to be a reference to "50%."

        (jjj)  "Tax" shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, property and excise taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any liability under Treasury Regulations Section 1.1502-6 or any comparable provision of state or local or non-U.S. law (including any arrangement for group or consortium relief or similar arrangement)) including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

        (kkk)  "Tax Returns" shall mean all returns, declarations, estimates, reports, information returns, statements and other documents, including any amendments of and attachments to any of the foregoing, filed or required to be filed in respect of any Taxes.

        (lll)  "Termination Agreement" shall mean that certain agreement between the Company and Ramp Holdings, Inc. dated September 12, 2012.

        (mmm)  "Termination Fee" shall mean an amount in cash equal to one million, six hundred forty two thousand, two hundred eighty one dollars ($1,642,281.00).

        (nnn)  "Trade Secrets" shall mean information, including a formula, pattern, compilation, program, device, method, technique, or process, that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        (ooo)  "Voting Debt" shall mean any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders of the Company may vote (or which is convertible into, or exchangeable for, securities having such right)

or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company.

        (ppp)  "WARN" shall mean the federal Worker Adjustment and Retraining Notification Act, as amended.

        (qqq)  "WEEE Directive" shall mean the European Union Directive 2002/96/EC on waste electrical and electronic equipment.

        1.2    Additional Defined Terms.     The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective terms below:

Term	Section
401(k) Plan	6.9(b)
Agreement	Preamble
Antitrust Restraint	6.6(e)
Business Partners	3.17(a)(viii)
Certificate of Merger	2.2
Certificates	2.8(c)
Change of Recommendation Notice	6.3(d)(ii)
Closing	2.2
Closing Date	2.2
Code	2.8(d)
Company	Preamble
Company Balance Sheet	3.4(b)
Company Charter Documents	3.1(b)
Company Disclosure Letter	Article III
Company Financials	3.4(b)
Company Material Contract	3.17(a)
Company Purchase Plans	3.2(c)
Company SEC Reports	3.4(a)
Company Stockholder Approval	3.3(a)
Company Stockholders' Meeting	6.2(a)
Confidentiality Agreement	6.4(a)
Continuation Notice	6.3(e)
Continuing Employees	6.9(e)
Cutoff Time	3.2(a)
Delaware Law	RECITALS
Dissenting Shares	2.7(a)
Dissenting Stockholder	2.7(a)
Effective Time	2.2
Employee Termination Release	6.9(d)(iii)
End Date	8.1(b)
Engagement Letter	3.14(a)
Fairness Opinion	3.20
GAAP	3.4(b)
Governmental Authorizations	3.10
Indemnified Parties	6.10(a)
Key Employee Non-Competition Agreements	RECITALS
Key Employee Offer Letters	RECITALS
Key Employee Severance Benefit Plan	6.9(d)(iii)

Term	Section
Key Employees	RECITALS
Lease Documents	3.7(b)
Leased Real Property	3.7(a)
Merger	2.1
Merger Consideration	2.6(a)
Merger Sub	Preamble
Necessary Consents	3.3(c)
Offer Letter	6.9(d)
Option Consideration	2.6(b)(i)
Parent	Preamble
Parent Plans	6.9(e)
Paying Agent	2.8(a)
Payment Fund	2.8(b)
Offer Letter	6.9(d)(i)
Representatives	6.3(a)
RSU Consideration	2.6(b)(ii)
Section 262	2.7(a)
Severance Benefit Plan	6.9(d)(iii)
Significant Customer	3.22(a)
Significant Supplier	3.22(b)
SOX	3.4(a)
Surviving Corporation	2.1
Tax Incentive	3.6(l)
Terminated Employee	6.9(d)(iii)
Triggering Event	8.1
Voting Agreement	RECITALS

ARTICLE II
THE MERGER

        2.1    The Merger.     At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        2.2    Effective Time; Closing.     Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the "Effective Time") as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 1700 K Street NW, Washington, D.C. 20006, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article V (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

        2.3    Effect of the Merger.     At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        2.4    Certificate of Incorporation and Bylaws.     Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Ditech Networks, Inc." and the Certificate of Incorporation shall be amended so as to comply with Section 6.10(a). Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

        2.5    Directors and Officers.     Unless otherwise determined by Parent prior to the Effective Time, (a) the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, (b) the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed, and (c) Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively of each of the Company's Subsidiaries immediately after the Effective Time (or as soon as reasonably practicable thereafter), each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

        2.6    Effect on Capital Stock.     Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

        (a)    Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be cancelled pursuant to Section 2.6(e), will be cancelled and extinguished and automatically converted (subject to Section 2.7) into the right to receive cash in an amount equal to one dollar and forty five cents ($1.45), without interest thereon (the "Merger Consideration") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).

        (b)    Employee Equity Awards.

          (i)    Options.    As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall, to the extent then unvested, become fully vested and exercisable, and shall be canceled if not exercised prior to the Effective Time, in each case, in accordance with and pursuant to the terms of the Company Stock Plans and related award agreements under which such Company Options were granted. In consideration of such cancellation, each holder of a Company Option that is not exercised prior to the Effective Time and has a per-share exercise price less than the Merger Consideration, if any, will be entitled to receive in settlement of such Company Option as promptly as practicable following the Effective Time, a cash payment from Parent, reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law, equal to the product of (i) the total number of shares of Company Common Stock otherwise issuable upon exercise of such Company Option and (ii) the Merger Consideration less the applicable exercise price per share of Company Common Stock of such Option (the "Option Consideration"). Any Company Option not exercised prior to the Effective Time with a per-share exercise price that equals or exceeds the Merger Consideration shall be canceled at the Effective Time and no payment shall be made in respect thereof. As soon as practicable following the Effective Time, Parent shall provide to the Company funds in an amount sufficient to pay the aggregate Option Consideration and cause the Company to pay the Option Consideration to the holders of the Company Options not exercised prior to the Effective Time as contemplated by this Section 2.6(b)(i).

          (ii)    Restricted Stock Units.    As of the Effective Time, each Company RSU shall be converted into the right to receive from Parent, as promptly as practicable following the Effective Time, an amount in cash equal to the Merger Consideration that the holder would have been entitled to receive had such Company RSU vested in full and settled immediately prior to the Effective Time (the "RSU Consideration"), reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law, and when so converted will be automatically canceled and will cease to exist. As soon as practicable following the Effective Time, Parent shall provide to the Company funds in an amount sufficient to pay the aggregate RSU Consideration and cause the Company to pay the RSU Consideration to the holders of the Company RSUs as contemplated by this Section 2.6(b)(ii).

          (iii)    Company Unvested Common Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Unvested Common Stock shall become fully vested.

          (iv)    Necessary Actions.    Prior to the Effective Time, the Company shall take any actions necessary to be taken by the Company to effect the transactions anticipated by this Section 2.6(b) under the Company Stock Plans and all Company Option, Company Unvested Common Stock and Company RSU agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal). As soon as practicable following the date hereof, the Company shall deliver or cause to be delivered to each holder of a Company Option, Company Unvested Common Stock or Company RSU any certifications, notices or other communications required by the terms of such Company Option, Company Unvested Common Stock or Company RSU or any agreement entered into with respect thereto to be delivered to such holder prior to the consummation of the Merger.

          (v)    Company Purchase Plans.    No new Offerings (as defined in the Company Purchase Plans), shall begin under the Company Purchase Plans effective as of immediately following the date of this Agreement.

        (c)    Company Warrants.    Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall use its commercially reasonable efforts to ensure that all Company Warrants shall be terminated and cancelled prior to the Effective Time, and shall not represent any right to receive consideration pursuant to the terms of this Agreement.

        (d)    Cancellation of Treasury and Parent Owned Stock.    Each share of Company Common Stock held by the Company or Parent, or any direct or indirect wholly owned Subsidiary of the Company or of Parent, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

        (e)    Capital Stock of Merger Sub.    Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (f)    Adjustments to Merger Consideration.    The Merger Consideration (including for such purposes the incorporated definition of Merger Consideration used in calculating the Option Consideration and RSU Consideration as provided in Section 2.6(b)(i) and (ii)) shall be adjusted to reflect fully the appropriate effect of (i) any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

        2.7    Dissenting Shares.

        (a)   Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who is entitled to demand, and who properly demands, appraisal of such shares (a "Dissenting Stockholder"), pursuant to, and also complies in all material respects with, Section 262 of Delaware Law (such Section, "Section 262" and such shares, the "Dissenting Shares"), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 2.6, but rather, such Dissenting Stockholder shall only be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 262 (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262).

        (b)   Notwithstanding the provisions of Section 2.7(a), if any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under Section 262, then, as of the later of the Effective Time and the occurrence of such event, such Dissenting Shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock set forth in Section 2.6, without interest thereon, upon surrender of the certificate representing such shares.

        (c)   The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to Section 262, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent's consent (not to be unreasonably withheld or delayed; and in no event delayed in a manner that prevents the Company from timely complying with its obligations under Section 262 or other applicable Legal Requirements).

        2.8    Surrender of Certificates.

        (a)    Paying Agent.    Parent shall select an institution reasonably acceptable to the Company (whose consent shall not be unreasonably withheld or delayed) to act as the paying agent (the "Paying Agent") for the Merger.

        (b)    Parent to Provide Funds.    Prior to the Effective Time, Parent shall enter into an agreement with the Paying Agent (to be effective as of the Effective Time) that shall provide that Parent shall deposit with the Paying Agent, in trust for the benefit of the Company's stockholders and for exchange in accordance with this Article II, the cash in an amount sufficient for payment of the aggregate Merger Consideration (the "Payment Fund").

        (c)    Payment Procedures.    Promptly following the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record of certificates or instruments evidencing the Company Common Stock that were outstanding immediately prior to the Effective Time (collectively, the "Certificates") and which were converted into the right to receive the Merger Consideration pursuant to Section 2.6(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and/or the Paying Agent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration pursuant to Section 2.6(a). Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Paying Agent (including any required IRS Form W-9 or Form W-8), the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to Section 2.6(a), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration. No interest will be paid or accrued on any cash payable to holders of Certificates pursuant to this Agreement. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, Merger Consideration that the holder thereof has the right to receive pursuant to Section 2.6 may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

        (d)    Required Withholding.    Each of Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Entity, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

        (e)    No Liability.    Notwithstanding anything to the contrary in this Section 2.8, neither Parent, the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (f)    Investment of Payment Fund.    The Paying Agent shall invest the cash included in the Payment Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article II shall promptly be paid to Parent. To the extent that there are any losses with respect to any such investments, or the Payment Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments contemplated by this Article II.

        (g)    Termination of Payment Fund.    Any portion of the Payment Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.8 shall after such delivery to the Surviving Corporation, subject to Section 2.8(d), look only to the Surviving Corporation solely as general creditors for the Merger Consideration pursuant to Section 2.6(a). To the extent permitted under applicable law, any such portion of the Payment Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

        2.9    No Further Ownership Rights in any Company Common Stock.     The Merger Consideration issued upon the surrender for exchange of Company Common in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

        2.10    Lost, Stolen or Destroyed Certificates.     If any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.6(a) hereof; provided, however, that Parent or Paying Agent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        2.11    Further Action.     At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure letter of the Company addressed to Parent and Merger Sub, dated as of the date hereof and delivered to Parent and Merger Sub concurrently with the parties' execution of this Agreement (the "Company Disclosure Letter") (it being understood that (i) the Company Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections contained in this Article III and (ii) the disclosures in any section or subsection of the Company Disclosure Letter shall qualify the applicable representations and warranties in the corresponding section or subsection of this Article III and, in addition, the representations and warranties in other sections or subsections in this Article III to the extent it is reasonably apparent on the face of such disclosures that such disclosures are applicable to such other sections or subsections), the Company represents and warrants to Parent and Merger Sub as follows:

        3.1    Organization; Standing and Power; Charter Documents; Subsidiaries.

        (a)    Organization; Standing and Power.    The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and (iii) is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification or licensing necessary, except, in the case of this clause (iii), where the failure to be so qualified or licensed to do business and to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (b)    Charter Documents.    The Company has made available to Parent a true and correct copy of the certificate of incorporation, and bylaws of the Company, each as amended to date (collectively, the "Company Charter Documents"). The Company is not in violation of any of the provisions of the Company Charter Documents.

        (c)    Subsidiaries.    Section 3.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner, directly or indirectly, of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares or interests have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all Liens, and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. None of the Company's Subsidiaries, either individually or in the aggregate is material to the business of the Company and its Subsidiaries, taken as a whole. None of the assets or liabilities of the Subsidiaries, either individually or in the aggregate is material to the business of the Company and its Subsidiaries, taken as a whole.

        3.2    Capital Structure.

        (a)    Capital Stock.    The authorized capital stock of Company consists of: (i) fifty-five million (55,000,000) shares of Company Common Stock and (ii) five million (5,000,000) shares of Company Preferred Stock. As of the close of business on September 14, 2012 (the "Cutoff Time"): (i) 26,894,963 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury and Company Unvested Common Stock), (ii) no shares of Company Unvested Common Stock were issued and outstanding, (iii) no shares of Company Common Stock were issued and held by the Company in its treasury and (iv) no shares of Company Preferred Stock were issued and outstanding. No shares of Company Common Stock or Company Preferred Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound. In the period from the Cutoff Time to the date hereof, the Company has not issued any shares of Company Stock, other than pursuant to Company Options or Company RSUs outstanding on the date hereof.

        (b)    Company Unvested Common Stock and Company RSUs.    Section 3.2(b) of the Company Disclosure Letter sets forth, as of the Cutoff Time, a list of each holder of Company Unvested Common Stock and Company RSUs, and (i) the name of the holder of such Company Unvested Common Stock or Company RSUs, (ii) the number of shares of Company Unvested Common Stock or Company RSUs held by such holder, (iii) the date of issuance of such shares of Company Unvested Common Stock or Company RSUs, (iv) the repurchase price of such Company Unvested Common Stock, (v) the extent to which such Company right of repurchase or forfeiture has lapsed as of the Cutoff Time, and (vi) whether or not the holder of such shares of Company Unvested Common Stock or Company RSUs is an employee of the Company or one of its Subsidiaries. Except as expressly required or provided by this Agreement, or as set forth on Section 3.2(b) of the Company Disclosure Schedule, there are no commitments or agreements obligating the Company to waive its right of repurchase or forfeiture with respect to any Company Unvested Common Stock as a result of the Merger. In the period from the Cutoff Time to the date hereof, the Company has not issued any shares of Company Unvested Common Stock or granted any Company RSUs.

        (c)    Company Options and Company Warrants.    As of the Cutoff Time: (i) 3,394,662 shares of Company Common Stock are issuable upon the exercise of Company Options under the Company Stock Plans, the weighted average exercise price of such Company Options is $3.51, and 2,581,243 shares of Company Common Stock underlying such 3,394,662 Company Options are vested and exercisable; (ii) 1,103,761 shares of Company Common Stock are available for future grant under the Company Stock Plans; (iii) 176,280 shares of Company Common Stock are available for issuance under the Company's Employee Stock Purchase Plan and any other employee stock purchase plan of the Company (the "Company Purchase Plans"); (iv) no shares of Company Common Stock are issuable pursuant to outstanding options to purchase Company Common Stock (A) which are issued other than pursuant to the Company Stock Plans and (B) other than shares reserved for issuance under the Company Purchase Plans; and (v) 100,000 shares of Company Common Stock are issuable upon the exercise of Company Warrants. Section 3.2(c) of the Company Disclosure Letter sets forth a list, as of the Cutoff Time, of each outstanding Company Option and Company Warrant: (a) the particular Company Stock Plan (if any) pursuant to which any such Company Option was granted; (b) the name of the holder of such Company Option or Company Warrant; (c) the number of shares of Company Common Stock subject to such Company Option or Company Warrant; (d) the exercise price of such Company Option or Company Warrant; (e) the date on which such Company Option or Company Warrant was granted or issued; (f) the extent to which such Company Option or Company Warrant is vested and exercisable as of the Cutoff Time; and (g) the date on which such Company Option or Company Warrant expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, the Company Purchase Plans and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as expressly required or provided by this Agreement, or as otherwise set forth in Section 3.2(c) of the Company Disclosure Letter, there are no commitments or agreements obligating the Company to accelerate the vesting of any Company Option as a result of the Merger. There are no ongoing offering periods, and therefore no purchase rights outstanding, under the Company Purchase Plans. There are no outstanding or authorized stock appreciation, phantom stock, or other similar equity awards or rights with respect to the Company. In the period from the Cutoff Time to the date hereof, the Company has not granted any Company Options or issued any Company Warrants.

        (d)    Voting Debt.    Except as set forth in Section 3.2(d) of the Company Disclosure Letter, no Voting Debt is issued or outstanding as of the date hereof.

        (e)    Other Securities.    Except as otherwise set forth in Section 3.2(b), Section 3.2(c) or Section 3.2(e) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Stock, Voting Debt or other voting or non-voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Company Stock, Company Options, Company Warrants and all outstanding shares of capital stock of each Subsidiary of the Company have been issued, granted or repurchased in compliance with (i) all applicable securities laws and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts of the Company or any of its Subsidiaries. Except for shares of Company Unvested Common Stock, there are no outstanding Contracts of the Company or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (y) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

        3.3    Authority; No Conflict; Necessary Consents.

        (a)    Authority.    The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining Company Stockholder Approval (as defined below) as contemplated in Section 6.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to Delaware Law. The vote of the Company's stockholders that is required by the Company Charter Documents, by applicable Legal Requirements and by any applicable Contracts between the Company and any of its stockholders, to approve this Agreement, the Merger and the transactions contemplated hereby by the Company stockholders is set forth in Section 3.3(a) of the Company Disclosure Letter (such required vote set forth on Section 3.3(a) of the Company Disclosure Letter, the "Company Stockholder Approval"). By resolution adopted by unanimous vote at a meeting of all members of the Company's Board of Directors duly called and held and not subsequently rescinded or modified in any way, the Board of Directors of the Company has duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company's stockholders at the Company Stockholders' Meeting. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally, and (b) is subject to general principles of equity.

        (b)    No Conflict.    Neither the execution and delivery of this Agreement by the Company, nor the consummation of the Merger or any other transaction contemplated hereby: (a) conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitutes a default under, or requires a consent, waiver or approval of any Person under, (i) any provision of the Company Charter Documents, each as currently in effect, (ii) subject to compliance with the requirements of the Necessary Consents (as defined below), any Legal Requirement applicable to the Company, any of its Subsidiaries, or any of their respective assets or properties, or (iii) except as set forth in Section 3.3(b) of the Company Disclosure Letter, any Company Material Contract (as defined below) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties are bound, (except in the case of clause (iii), where such conflicts, terminations, breaches, impairments, violations or defaults, or failures to obtain such consents, waivers or approvals, individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Effect on the Company); or (b) will result in the creation of any Lien on any of the material properties or assets of the Company or its Subsidiaries, taken as a whole, except where such Liens, individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Effect on the Company.

        (c)    Necessary Consents.    No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents, as required by applicable Legal Requirements, with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and such other filings with Governmental Entities as may be required by any federal or state securities laws, and (iii) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not, individually or in the aggregate, (x) be or reasonably be expected to be, material to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (y) be or reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Merger) in accordance with the terms hereof and Law. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iii) are referred to herein as the "Necessary Consents."

        3.4    SEC Filings; Financial Statements; Internal Controls.

        (a)    SEC Filings.    Since May 1, 2010, the Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with, or furnished to, the SEC (all such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, in each case, as in effect on the date such Company SEC Report was filed, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless corrected in a later filed Company SEC Report. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company and each of its executive officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act ("SOX"), and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

        (b)    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing: (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or 8-K under the Exchange Act), and

(iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). The Company does not intend to correct or restate, nor, to the knowledge of the Company, are there any facts or circumstances that would reasonably be expected to result in any correction or restatement of, any material aspect of the Company Financials. The unaudited balance sheet of the Company contained in the Company SEC Reports as of January 31, 2012, is hereinafter referred to as the "Company Balance Sheet." The Company has not had any significant dispute with any of its auditors regarding accounting matters or policies during any of its past five (5) full fiscal years or during the current fiscal year-to-date. The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financials are consistent in all material respects with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, including, without limitation, any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company and its Subsidiaries taken as a whole, in the Company's published financial statements or other Company SEC Reports. The Company has made appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).

        (c)    No Undisclosed Liabilities.    Except as reflected or reserved against in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any Liabilities of any nature which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except (i) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (ii) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice which are of the type which ordinarily recur and, individually or in the aggregate, are not material in nature or amount, and (iii) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement (other than those arising out of a breach of Section 5.1).

        (d)    Amendments.    Since May 1, 2010, no "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) filed as an exhibit to the Company SEC Reports has been amended or modified, except for amendments or modifications which have been filed as an exhibit to a subsequently dated Company SEC Report. The Company has responded to all comment letters of the staff of the SEC relating to the Company SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. To the Company's knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comments. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, including all SEC comment letters and responses to such comment letters by or on behalf of the Company, since May 1, 2010.

        (e)    Escheat.    There are no material amounts payable by the Company or any of its Subsidiaries under any Legal Requirement relating to unclaimed or abandoned property or escheat.

        (f)    Internal Controls.    The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Company's Board of Directors, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP applied on a consistent basis and (B) to maintain accountability for assets, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, (iv) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company's internal controls and procedures which would reasonably be expected to adversely affect the Company's ability to record, process, summarize and report financial data. To the Company's knowledge, there is no fraud, whether or not material, that involves management or other current or former employees of the Company or any of its Subsidiaries who have a role in the Company's internal control over financial reporting. The Company has established and maintains "disclosure controls and procedures" (as defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms and that such information is accumulated and communicated to the Company's principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the "principal executive officer" and the "principal financial officer" of the Company required by Section 302 of the SOX with respect to such reports, and such controls are effective for this purpose. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate as of the date hereof. The Company has established and maintains "internal control over financial reporting" (as defined in Rule 13a-15 promulgated under the Exchange Act) and such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company's financial statements in accordance with GAAP.

        3.5    Absence of Certain Changes or Events.

        (a)   Since the date of the Company Balance Sheet, the Company and its Subsidiaries have operated their businesses in the ordinary course consistent with past practices, and since such date there has not been any Material Adverse Effect on the Company.

        (b)   Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of Section 5.1 (other than subsection (xvi) thereof) had such section been in effect since the date of the Company Balance Sheet.

        3.6    Taxes.

        (a)   Except as set forth on Section 3.6(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries has prepared and timely filed all U.S. federal, state, local and non-U.S. income and franchise Tax Returns and all other material Tax Returns required to be filed relating to any and all Taxes concerning or attributable to the Company, any of its Subsidiaries or their respective operations, and such Tax Returns in all material respects are true, correct and complete in accordance with applicable Legal Requirements.

        (b)   Except as set forth on Section 3.6(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries has (i) timely paid all Taxes it is required to pay, and (ii) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all income Taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and other U.S. federal, state, local and non-U.S. Taxes (including, but not limited to, all Taxes required to be reported and withheld on any U.S or non-U.S. stock options) required to be withheld.

        (c)   Neither the Company nor any of its Subsidiaries had any liabilities for unpaid Taxes as of the date of the Company Balance Sheet that had not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

        (d)   Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax, and no power of attorney with respect to any Taxes has been executed or filed with any Governmental Entity by or on behalf of the Company or any of its Subsidiaries that remains in effect.

        (e)   Except as set forth on Section 3.6(e) of the Company Disclosure Letter, no audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any proposed audit or other examination. No adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Governmental Entity. The Company has made available to Parent records setting forth the dates of all audits or examinations, if any, of the Company or any of its Subsidiaries by any Governmental Entity in respect of Taxes for which the statute of limitations has not yet expired. No claim has ever been made in writing by any Governmental Entity in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.

        (f)    There are (and immediately following the Effective Time there will be) no Liens on the Assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.

        (g)   Neither the Company nor any of its Subsidiaries is, or has been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

        (h)   Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated, consolidated, combined, unitary or similar group (including within the meaning of Code §1504(a)) filing a consolidated Tax Return (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (c) any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of Law or otherwise (including, without limitation, liability for social security payments for subcontractors) or (d) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes. For the purposes of this Section 3.6(h), the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or any of its Subsidiaries, and (ii) commercially reasonable agreements not primarily related to Taxes providing for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned, purchased or sold in the ordinary course of business and (iii) general indemnification provisions not primarily related to Taxes contained in the Company's non-exclusive end user license agreements entered into in the ordinary course of business and consistent with past practices.

        (i)    Neither the Company nor any of its Subsidiaries will be required to include any income or gain in or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing Date as a result of (a) any change in method of accounting made on or prior to the Closing Date, (b) closing agreement under Section 7121 of the Code (or any similar Legal Requirement) entered into on or prior to the Closing Date, (c) income deferred under Section 108(i) of the Code (or any similar Legal Requirement), (d) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or any similar Legal Requirement) in connection with a transaction entered into prior to the Closing Date for any Tax period or portion thereof after the Closing Date, (e) installment sale or open transaction disposition entered into prior to the Closing Date, (f) prepaid amount received prior to the Closing Date or (g) under Section 951 of the Code (or any similar Legal Requirement) arising from transactions or events occurring on or prior to the Closing Date.

        (j)    Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

        (k)   Neither the Company nor any of its Subsidiaries has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b). Neither the Company nor any of its Subsidiaries has participated in any transaction, scheme or arrangement of which a principal purpose or effect is the avoidance or evasion of a Tax liability of the Company or any of its Subsidiaries.

        (l)    The Company and each of its Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order that is not generally available to persons in circumstances similar to that of the holder of the grant (each, a "Tax Incentive"), and, to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

        (m)  Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its jurisdiction of incorporation or formation and does not have and has not at any time had a branch, agency or permanent establishment outside the jurisdiction in which it is incorporated or itself constituted an agent or permanent establishment of any person for any Tax purpose.

        (n)   The Company and its Subsidiaries are in substantial compliance with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries are arm's length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

        (o)   The Company has made available to Parent or its legal counsel or accountants copies of all income and franchise and other material Tax Returns of the Company and each of its Subsidiaries for all Tax periods beginning on or after May 1, 2008.

        (p)    Loss of Executive Compensation Deduction.    There is no Contract to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company or any ERISA Affiliate, which, individually or collectively with other payments the Company makes, that will give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

        (q)    Section 409A Compliance.    Except as set forth in Section 3.6(q) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each nonqualified deferred compensation plan maintained or sponsored by the Company or any of its Subsidiaries (as defined in Section 409A(d)(1) of the Code) has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been "materially modified" (within the meaning of Notice 2005-1), and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code. No Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company or any of its Subsidiaries granted to or held by an individual or entity who is or may be subject to United States taxation (A) has an exercise price that is less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted; (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of vesting, or exercise or disposition of such Company Option, stock appreciation right or other similar right; and (C) has failed to be properly accounted for in accordance with GAAP in the Company Financials.

        (r)    Section 280G.    There is no agreement, contract, arrangement or plan to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G of the Code. No payment or benefit which has been, will be or may be made by the Company or any of its Subsidiaries with respect to any individual will, or could reasonably be expected to, be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other event (whether contingent or otherwise). There is no Contract to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code. Section 3.6(r) of the Company Disclosure Letter lists all persons who are "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

        3.7    Title to Properties.

        (a)    Properties.    Neither the Company nor any of its Subsidiaries owns or has ever owned any real property nor is either party to any agreement to purchase or sell any real property. Section 3.7(a) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the "Leased Real Property"), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date of the lease, license, sublease or other occupancy right and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies), and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would reasonably be expected to constitute a material default) by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party thereto. The Company or its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business. To the knowledge of the Company, no parties other than the Company or any of its Subsidiaries have a right to occupy any Leased Real Property. To the knowledge of the Company, the Leased Real Property is in compliance, in all material respects, with Legal Requirements and neither the operations of the Company nor any of its Subsidiaries violate in any material respects any Legal Requirements relating to such property or operations thereon. The Company and each of its Subsidiaries has performed all of its material obligations under any material termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no material continuing Liability with respect to such terminated real property leases. The Leased Real Property and the physical assets of the Company and the Subsidiaries contained therein are, in all material respects, in good condition and repair, subject to normal wear and tear. Neither the Company nor any of its Subsidiaries would reasonably be expected to be required to expend more than $25,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Documents, provided that the condition of the Leased Real Property is in the same condition as it is as of the date of this Agreement, and that such surrender is at the end of the term of the lease of such Leased Real Property. Neither the Company nor any Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property.

        (b)    Documents.    The Company has made available to Parent correct and complete copies of all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof ("Lease Documents"); and there are no other Lease Documents affecting the Leased Real Property or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 3.7(b) of the Company Disclosure Letter.

        (c)    Valid Title.    Each of the Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, or (ii) Permitted Liens.

        (d)    Customer Information.    The Company and each of its Subsidiaries has sole and exclusive ownership, free and clear of any Liens (other than Permitted Liens), of its internally maintained customer lists and internally maintained customer licensing and purchasing histories relating to its current and former customers.

        3.8    Intellectual Property.

        (a)    Registered Intellectual Property; Proceedings.    Section 3.8(a) of the Company Disclosure Letter (i) lists all Company Registered Intellectual Property and (ii) lists any proceedings or actions before any court or tribunal (including the PTO or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved.

        (b)    Company Products.    Section 3.8(b) of the Company Disclosure Letter sets forth a list (by name and version number) of all Company Products currently sold or distributed by the Company or any of its Subsidiaries or any Company products, technologies and services that have been sold or distributed by the Company or any of its Subsidiaries in the past twenty-four (24) months.

        (c)    Registration.    To the knowledge of Company, each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the jurisdictions listed in Section 3.8(a) of the Company Disclosure Letter for the purposes of prosecuting and maintaining such Company Registered Intellectual Property in such jurisdictions.

        (d)    Further Actions.    Except as set forth in Section 3.8(d) of the Company Disclosure Letter, there are no actions that must be taken by the Company or any of its Subsidiaries within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

        (e)    Assignments and Recordation.    In each case in which the Company or any of its Subsidiaries has acquired or sought to acquire any ownership of material Intellectual Property Rights from any Person, including as a result of engaging any Person to develop or create any material Intellectual Property or material Intellectual Property Rights for the Company or any of its Subsidiaries, the Company or, to the knowledge of the Company, such Subsidiary, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property Rights to the Company or such Subsidiary, as the case may be, and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or, to the knowledge of the Company, such Subsidiary, as the case may be, has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

        (f)    Transferability.    Except as set forth in Section 3.8(f) of the Company Disclosure Letter, all Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party, subject to any licenses or similar rights granted by the Company in the Contracts identified in Section 3.8(j)(i) of the Company Disclosure Letter or described in Section 3.8(j)(i), (ii) or (iii) of this Agreement.

        (g)    Absence of Liens.    Each item of Company Intellectual Property (including all Company Registered Intellectual Property) and, to the Company's knowledge, all Intellectual Property licensed to the Company or its Subsidiaries, is free and clear of any Liens other than Permitted Liens or licenses granted pursuant to the licenses-out identified in Section 3.8(j) of the Company Disclosure Letter or described in Section 3.8(j)(i), (ii), or (iii) of this Agreement. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement, misappropriation or violation of all material Intellectual Property Rights that are Company Intellectual Property.

        (h)    Transfer.    Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights material to the business of the Company as currently conducted and as currently proposed to be conducted, to any other Person or (ii) permitted the Company's or any of its Subsidiaries' rights in such Intellectual Property Rights material to the business of the Company as currently conducted and as currently proposed to be conducted to lapse or enter into the public domain. In addition, except as set forth in Section 3.8(f) of the Company Disclosure Letter, in the five (5) year period preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Registered Intellectual Property, or (ii) permitted the Company's or any of its Subsidiaries' rights in any Registered Intellectual Property to lapse or enter into the public domain.

        (i)    Licenses-In.    Other than (i) Shrink-Wrapped Code, (ii) Open Source as set forth in Section 3.8(q) of the Company Disclosure Letter, (iii) non-disclosure agreements entered into in the ordinary course of business, and (iv) licenses incidental to purchases of hardware, Section 3.8(i) of the Company Disclosure Letter lists all licenses as of the date of this Agreement to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any Intellectual Property Rights by a third party.

        (j)    Licenses-Out.    Other than (i) written non-disclosure agreements, (ii) licenses incidental to the sale of hardware, and (iii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of Company Products to end-users (in each case, pursuant to written "shrink-wrap" or "click-through" agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company's standard form(s) which are included in Section 3.8(j)(i) of the Company Disclosure Letter), Section 3.8(j)(ii) of the Company Disclosure Letter lists all licenses, cross-licenses and Contracts under which the Company or any of its Subsidiaries has granted any Intellectual Property Rights to any third party.

        (k)    No Infringement.    The operation of the business of the Company and its Subsidiaries as it is currently conducted or is currently contemplated to be conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not infringe or misappropriate, and will not infringe or misappropriate when conducted by Parent and/or Surviving Corporation immediately following the Closing in the manner currently conducted or currently proposed by the Company to be conducted, any valid Intellectual Property Rights of any Person, violate any material right of any Person (including any right to privacy or publicity), or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property that has been licensed to the Company or any of its Subsidiaries.

        (l)    Notice.    Except as set forth in Section 3.8(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice from any Person claiming that any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

        (m)    No Third Party Infringement.    To the knowledge of the Company, no person has infringed or misappropriated, or is infringing or misappropriating, any Intellectual Property Rights that are Company Intellectual Property, where such infringement or misappropriation has had or would reasonably be expected to have a Material Adverse Effect on the Company's business.

        (n)    Transaction.    Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights (other than those acquired as a result hereof) owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by Company or any of its Subsidiaries, or required to be offered by, Company or any of its Subsidiaries, respectively, in the absence of this Agreement or the transactions contemplated hereby. The Company is not party to, subject to, or bound by any Contract that would currently give any third party any option, right of first refusal or offer, right of negotiation or similar right with respect to the acquisition of the Company, any Subsidiary or any of their respective assets, or the exclusive licensing of any Company Intellectual Property.

        (o)    Confidentiality and Security.    Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect the security of the Company's Intellectual Property and the Company's rights in confidential information and Trade Secrets of the Company and any of its Subsidiaries and in confidential information and Trade Secrets provided by any other Person to the Company or any of its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries has, and enforces, a policy requiring each current and former employee, consultant and contractor engaged or likely to be engaged in the creation of any material Intellectual Property Rights or material Intellectual Property to execute sufficient proprietary information and confidentiality agreements and all such current and former employees, consultants and contractors of the Company or any Subsidiary have executed such agreements.

        (p)    No Order.    No material Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

        (q)    Open Source.    Except as set forth in Section 3.8(q) of the Company Disclosure Letter, no Company Product sold, licensed or distributed by the Company or any of its Subsidiaries in the past twenty-four (24) months contains, includes or constitutes Open Source.

        (r)    Source Code.    Neither the Company, any of its Subsidiaries, nor any other Person acting on any of their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any material portion of Source Code that is Company Intellectual Property or any Source Code for any Company Product sold, licensed or distributed by the Company or any of its Subsidiaries in the past twenty-four (24) months. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any material portion of Source Code that is Company Intellectual Property or any Source Code for any Company Product sold, licensed or distributed by the Company or any of its Subsidiaries in the past twenty-four (24) months. Section 3.8(r) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any material portion of Source Code that is Company Intellectual Property or any Source Code for any Company Product sold, licensed or distributed by the Company or any of its Subsidiaries in the past twenty-four (24) months, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of any material portion of Source Code that is Company Intellectual Property or any Source Code for any Company Product. For the purposes of this Section 3.8(r), "Source Code" does not include Open Source.

        (s)    Government Funding.    Except as shown in Section 3.8(s) of the Company Disclosure Letter, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property, and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

        (t)    Simulscribe.    Neither the consummation of the Merger (or any other transaction contemplated hereby) nor the acts or omissions of the Company or any of its Subsidiaries have resulted or are likely to result in a "Trigger Event," as defined under the Reseller Agreement between Diamond and Simulscribe LLC, dated September 10, 2009, as amended.

        3.9    Restrictions on Business Activities.     Except as set forth in Section 3.9 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, and no asset or property of the Company or any Subsidiary is bound or affected by, any judgment, injunction, order, decree or Contract (non-compete or otherwise) that restricts, in any respect, or prohibits the Company and its Subsidiaries, taken as a whole, from competing anywhere in the world, or from making use of any material Intellectual Property or Intellectual Property Rights (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which the Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any of its Subsidiaries may address in operating the Company's business, or restricting the prices which the Company or any of its Subsidiaries may charge for its products, technology or services (including most favored customer pricing provisions), or the acquisition by the Company or any of its Subsidiaries of any property or assets), or includes any grants by the Company or any of its Subsidiaries of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

        3.10    Governmental Authorizations.     Each consent, license, permit, grant, approval or other authorization from a Governmental Entity which is material to the operation of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (collectively, "Governmental Authorizations") has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Governmental Authorizations granted to the Company and to its Subsidiaries are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations granted to the Company and to its Subsidiaries, is pending or, to the knowledge of the Company, threatened, except for such suspensions or cancellations that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication from any Governmental Entity regarding any actual or possible violation of any Legal Requirement or any Governmental Authorization. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

        3.11    Litigation.    Except as set forth in Section 3.11 of the Company Disclosure Letter, there is no action, suit, claim, audit or proceeding of any nature pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective properties (tangible or intangible), or any of their respective officers or directors (in their respective capacities as such) that (i) involves or alleges an amount in controversy in excess of $25,000, (ii) seeks injunctive relief, or (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation's ability to operate the business of the Company and its Subsidiaries as it was operated immediately prior to the date of this Agreement nor is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of their respective properties (tangible or intangible), or any of their respective officers or directors by or before any Governmental Entity, in each case, that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole nor is there any reasonable basis therefor. There has not been since May 1, 2010, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company's Board of Directors (or any committee thereof) or any third party at the request of the Company or the Company's Board of Directors (or any committee thereof) concerning any financial, accounting, tax, conflict of interest, illegal activity, discrimination, harassment, fraudulent or deceptive conduct or other misfeasance or malfeasance issues, nor are there, to the knowledge of the Company, any facts or circumstances that would reasonably be expected to give rise to such an investigation or inquiry.

        3.12    Compliance with Laws.

        (a)    Compliance.    Except as set forth on Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation, in any material respect, or default of any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected.

        (b)    Anti-Corruption and Anti-Bribery Laws.

            (i)  Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws.

           (ii)  There are no pending or, to the Company's knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws.

          (iii)  To the Company's knowledge, there are no actions, conditions or circumstances pertaining to the Company's activities that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

          (iv)  The Company has reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.

        (c)    NASDAQ.    Except as set forth in Section 3.12(c) of the Company Disclosure Letter, the Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on Nasdaq, including all applicable corporate governance rules and regulations.

        (d)    Certifications.    Except as set forth in Section 3.12(d) of the Company Disclosure Letter, the Company has sought and received:

            (i)  for all Company Products sold or distributed in the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification (A) as to safety by Underwriters Laboratories (or equivalent certifying organization), and/or (B) as to electromagnetic compatibility compliance by the United States Federal Communications Commission; and

           (ii)  for all Company Products sold or distributed outside the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification as to safety and electromagnetic compatibility compliance by (A) the appropriate Governmental Entity of the European Union (or any of its member States), and/or (B) an internationally recognized certifying organization.

        3.13    Environmental Matters.

        (a)    Condition of Property.    Except in compliance in all material respects with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any of its Subsidiaries to Liability material to the Company and its Subsidiaries, taken as a whole, no Hazardous Materials are present on any real property currently owned, operated, occupied, controlled or leased by the Company or any Subsidiary or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any Subsidiary. There are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or as a consequence of the acts of the Company, any of its Subsidiaries, or any of their respective agents.

        (b)    Hazardous Materials Activities.    The Company and its Subsidiaries have conducted their business in compliance in all material respects with all applicable Environmental Laws. As of the Closing, except as set forth on Section 3.13(b) of the Company Disclosure Letter, all Company Products required to comply with applicable Hazardous Material requirements set forth in the ROHS Directives did so comply. Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all Company Products that rely on an exemption pursuant to the RoHS Directives, and in each case, identifies the specific exemption relied on. All Company Products comply in all material respects with all applicable customer environmental requirements and specifications. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

        (c)    Permits.    Section 3.13(c) of the Company Disclosure Letter accurately describes all of the Environmental Permits currently held by the Company and its Subsidiaries, and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company or any Subsidiary as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company and its Subsidiaries have complied in all material respects with all covenants and conditions of such Environmental Permits which is or has been in force with respect to their Hazardous Materials Activities.

        (d)    Environmental Litigation.    No Legal Proceeding is pending, or to the knowledge of the Company, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any Subsidiary relating to the business, or any Leased Real Property, and neither the Company nor any Subsidiary has received any written information request from any Governmental Entity pursuant to Environmental Law.

        (e)    Environmental Liabilities.    The Company is not aware of any fact or circumstance, which would reasonably be expected to result in any environmental Liability that would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any Subsidiary.

        (f)    Reports and Records.    The Company has made available to Parent all material records in the Company's possession concerning the Hazardous Materials Activities of the Company and all Environmental Permits, notices of non-compliance or violation of Environmental Laws, and all environmental audits and environmental assessments. The Company and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

        3.14    Brokers' and Finders' Fees; Fees and Expenses.

        (a)   Except for fees payable to the Company Financial Advisor as set forth in engagement letter between the Company and the Company Financial Advisor, dated February 15, 2012 (the "Engagement Letter"), a true, correct and complete version of which has been made available by the Company to Parent, neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, adviser or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, advisor or similar party as a result of this Agreement, the Merger or any act or omission of the Company, any of its affiliates or any of their respective directors, officers, employees, stockholders or agents.

        (b)   A good faith estimate, as of the date hereof, of the fees and expenses of any financial adviser and legal counsel retained by the Company expected to be incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (such estimate of fees and expenses to be provided for the period through and including the consummation of the transactions contemplated hereby), including the fees and expenses payable pursuant to the Engagement Letter, is set forth on Section 3.14 of the Company Disclosure Letter.

        3.15    Transactions with Affiliates.     Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, required to be disclosed in the SEC Reports.

        3.16    Employee Benefit Plans and Compensation.

        (a)    Schedule.    Section 3.16(a)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement with a current Employee, in each case pursuant to which the Company and any ERISA Affiliate has, or is reasonably expected to have, any future liability or obligation (contingent or otherwise).

        (b)    Documents.    The Company and each ERISA Affiliate has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules, audit reports and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company and its Subsidiaries, taken as a whole, (vii) all material correspondence to or from any governmental agency within the last six years relating to any Company Employee Plan, (viii) all model COBRA forms and related notices utilized within the last eighteen months, (ix) all current policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all nondiscrimination tests and related reports and summaries for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, and (xii) all current IRS determination or opinion letters, as applicable, issued with respect to each Company Employee Plan.

        (c)    Employee Plan Compliance.

            (i)  The Company and each ERISA Affiliate has performed all material obligations required to be performed by them under, is not in default or violation in any material respect of, and the Company has no knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been registered, established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including, but not limited to, ERISA or the Code, except where any failure to perform, any default or violation, or any failure to comply has not had, nor reasonably could be expected to have, a Material Adverse Effect.

           (ii)  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination.

          (iii)  No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that is not curable without any material liability to the Parent, the Company or any of its Subsidiaries.

          (iv)  There are no actions, suits or claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits under fully insured Company Employee Plans) against any Company Employee Plan or against the assets of any Company Employee Plan.

           (v)  Each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time, in accordance with its terms, without any material Liability to Parent, the Company or any of its Subsidiaries (other than ordinary administrative expenses).

          (vi)  There are no audits, inquiries or proceedings pending or to the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

         (vii)  The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except where failure to do so could not reasonably be expected to result in any material Liability to the Parent, or to the Company and its Subsidiaries, taken as a whole.

        (d)    No Pension Plan.    Within the last six years, neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to (i) any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (ii) or any International Employee Plan that is not account-based with individual participant accounts, and that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company could draw upon at a specific age, retirement or following separation from service.

        (e)    No Self-Insured Plan.    Except as set forth in Section 3.16(e) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate has within the last six years maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

        (f)    No VEBA; MEWA.    Within the last six years, neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to (i) any "funded welfare plan" within the meaning of Section 419 of the Code, nor (ii) any multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries.

        (g)    Collectively Bargained, Multiemployer and Multiple-Employer Plan.    At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time within the last six years maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.

        (h)    No Post-Employment Obligations.    Except as set forth in Section 3.16(h) of the Company Disclosure Letter, no Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by COBRA or other applicable statute.

        (i)    Effect of Transaction.    Except as set forth in Section 3.16(i) of the Company Disclosure Letter, and except as expressly required or provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other reasonably foreseeable event, contingent or otherwise) or any termination of employment or service in connection therewith, will constitute an event under any Company Employee Plan or Employee Agreement that would (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any ERISA Affiliate or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options), except as required under Section 411(d)(3) of the Code.

        (j)    Employment Matters.    The Company and to the knowledge of the Company, each of its Subsidiaries, is in compliance in all material respects with all applicable foreign, federal, state and local Legal Requirements respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, prohibited harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened, or, to the Company's knowledge, reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending, threatened, or to the Company's knowledge, reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker's compensation policy or long-term disability policy. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each of the Company's, each Subsidiary's and their ERISA Affiliates', Employees are terminable at the will of the Company and its ERISA Affiliates. Section 3.16(j) of the Company Disclosure Letter lists all liabilities of the Company to any Employee, that result from the termination by the Company, Parent or any of its Subsidiaries of such Employee's employment or provision of services, a change of control of the Company, or a combination thereof. Neither the Company nor any of its Subsidiaries has any Liability material to the Company and its Subsidiaries, taken as a whole, with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages. Section 3.16(j) of the Company Disclosure Letter contains a table setting forth the name, hiring date, annual salary, commissions, bonus, accrued but unpaid vacation balances, and exempt/nonexempt status of each current employee of the Company and each of its Subsidiaries as of the date hereof. To the Knowledge of the Company, no employee listed on Section 3.16(j) of the Company Disclosure Letter has notified the Company of an intention to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

        (k)    Labor; WARN.    No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened or reasonably anticipated. The Company has no knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, threatened, or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any labor-related agreement or arrangement with any foreign works council or similar labor body. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any works council, labor union or similar labor organization) to any payments under any collective bargaining agreement or any labor agreement or require the Company or any of its Subsidiaries to consult with any union, works council or similar labor relations body. Neither the Company nor any Subsidiary has taken any action which would constitute a "plant closing" or "mass layoff" within the meaning of WARN or similar state or local law, issued any notification of a plant closing or mass layoff required by WARN or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN or similar state or local law.

        (l)    International Employee Plan; International Government Entity Program.    Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and in material compliance with the requirements prescribed by any and all statutory or regulatory Legal Requirements that are applicable to such International Employee Plan. No International Employee Plan has unfunded Liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company, the Surviving Corporation or Parent from terminating or amending any International Employee Plan at any time for any reason. All contributions required to be made any International Government Entity Program prior to the Closing have been made prior to the Closing.

        3.17    Contracts.

        (a)    Material Contracts.    For purposes of this Agreement, "Company Material Contract" shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound:

            (i)  any Contract that, as of the date of this Agreement, is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company;

           (ii)  any Employee Agreement with any officer of the Company or any current Employee of the Company earning an annual base salary in excess of $165,000, or any Employee Agreement with any member of the Company's Board of Directors, or any Employee Agreement granting any change of control, severance or termination pay (in cash or equity or otherwise), or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

          (iii)  any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, in each case for which any benefits will be increased in any material respect, or for which the vesting of benefits will be accelerated in any material respect, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events), or for which the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

          (iv)  any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to a standard form of agreement under a Company Stock Plan;

           (v)  any agreement currently in effect providing for any indemnification or guaranty (other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business pursuant to its standard customer agreement, the form of which has been made available to Parent, or pursuant to substantially similar agreements, or pursuant to VAR agreements entered into in the ordinary course of business, or pursuant to the Company's standard form of indemnification agreement for directors and officers or pursuant to the Company Charter Documents);

          (vi)  any Contract required to be disclosed under Section 3.9, any Contract granting any exclusive distribution rights, or any Contract with a Significant Customer providing "most favored nations" or other preferential pricing terms for Company Products;

         (vii)  any Contract relating to the disposition or acquisition, after the date of this Agreement, by the Company or any of its Subsidiaries of a material amount of assets or any material ownership interest in any other Person or business unit or enterprise;

        (viii)  (A) any Contract between the Company or any of its Subsidiaries and (1) any Significant Customer or (2) any Significant Supplier, (B) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Government Entity, on the other hand, (C) any Contract between the Company or any of its Subsidiaries, on the one hand, and any contractor, on the other hand, relating to the provision goods or services by the Company or any of its Subsidiaries to such contractor in connection with a Contract between such contractor and Governmental Entity or (D) any material Contract with any dealer, distributor, OEM (original equipment manufacturer), reseller, sales representative, or developer (the "Business Partners") under which the Company or any of its Subsidiaries have continuing obligations material to the Company and its Subsidiaries, taken as a whole, to jointly market any product, technology or service, or any material agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations material to the Company and its Subsidiaries, taken as a whole, to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries (other than Contracts entered into by the Company on the Company's standard form of agreement for Business Partners);

          (ix)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $100,000, other than accounts receivables and payables arising or incurred in the ordinary course of business;

           (x)  any material Lease Document;

          (xi)  any material settlement agreement entered into within five (5) years prior to the date of this Agreement, any litigation "standstill" agreement, or any tolling agreement;

         (xii)  any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $100,000 or more annually;

        (xiii)  any Contract providing for the development of any material software, content (including textual content and visual, photographic or graphics content) or Intellectual Property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content) or Intellectual Property, which software, content or Intellectual Property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it or is otherwise material to the business of the Company and its Subsidiaries, taken as a whole;

        (xiv)  (A) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party, or (B) any Contract relating to the membership of, or participation by it in, or the affiliation of it with, any industry standards group or association that materially affects or may affect the Company Intellectual Property;

         (xv)  any Contract with any works council or labor union, or any collective bargaining agreement or similar Contract;

        (xvi)  any Contract under which the Company's entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company and its Subsidiaries, in each case material to the Company and its Subsidiaries, taken as a whole, that would come into effect upon the consummation of the Merger; or

       (xvii)  any other Contract the termination or breach of which would be reasonably expected to have a Material Adverse Effect on the Company and is not disclosed pursuant to clauses (i) through (xvi) above.

        (b)    Schedule.    Section 3.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts and the subsections of Section 3.17(a) applicable to such Company Material Contract. A true and complete copy of each Company Material Contract has been made available to Parent. All Company Material Contracts are in written form and have been duly executed by the parties thereto, and, to the Company's knowledge, any other party or parties thereto.

        (c)    No Breach.    The Company or the applicable Subsidiary has performed all of the material obligations required to be performed by it under each Company Material Contract. Each of the Company Material Contracts is in full force and effect and enforceable in accordance with their terms. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries, or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract, or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Contract, or (B) the right to cancel, terminate or modify any Company Material Contract. Neither the Company nor any of its Subsidiaries has received any written notice regarding (x) any breach of or default under, or (y) any intention to cancel or modify, any Company Material Contract. Except as set forth in Section 3.17(c) of the Company Disclosure Letter, as to those Contracts listed in Section 3.17(a)(xiii): (a) the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, any such Contract; and (b) following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's and its Subsidiaries' rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

        3.18    Insurance.    The Company has made available to Parent correct and accurate copies of all current insurance policies and fidelity bonds material to the business of the Company and its Subsidiaries, taken as a whole. There is no material claim by the Company or any ERISA Affiliate pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

        3.19    Disclosure.    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

        3.20    Fairness Opinion.     The Company's Board of Directors has received an opinion from the Company Financial Advisor, a copy of which has been made available to Parent, that, as of the date of such fairness opinion, the Merger Consideration is fair to the Company's stockholders from a financial point of view, and, as of the date hereof, such opinion has not been withdrawn, revoked or modified (the "Fairness Opinion").

        3.21    Corporate Documents.     The Company has made available to Parent for examination all documents and information listed in the Company Disclosure Letter, including the following: (a) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company from and after May 1, 2010; and (b) records setting forth outstanding Company Options, Company Warrants, Company RSUs and Company Unvested Common Stock. The minutes of the Company's Board of Directors and committees thereof made available to Parent contain a complete and accurate summary of all meetings of directors or actions by written consent from May 1, 2010 through the date thereof.

        3.22    Customers and Suppliers

        (a)    Customers.    Section 3.22(a) of the Company Disclosure Letter sets forth an accurate and complete list of the 8 largest customers, including distributors of each of the Company's Voice Quality Assurance and PhoneTag businesses (each, a "Significant Customer"), determined on the basis of sales revenues by the Company and its Subsidiaries, taken together as a whole, to its customers, for each of the fiscal year ended April 30, 2011, and the nine months ended January 31, 2012. Neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral notice from any Significant Customer that such customer shall not continue as a customer of the Company (or the Surviving Corporation or Parent) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent). The Company has not had any of its products returned by a Significant Customer except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.

        (b)    Suppliers.    Section 3.22(b) of the Company Disclosure Letter sets forth an accurate and complete list of the 10 largest suppliers of the Company and its Subsidiaries, taken as a whole (each, a "Significant Supplier"), determined on the basis of costs of items purchased by the Company and its Subsidiaries, taken together as a whole, for each of the fiscal year ended April 30, 2011, and the nine months ended January 31, 2012. As of the date of this Agreement, neither the Company nor, including distributors, any of its Subsidiaries has received any written, or to the knowledge of the Company, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Parent) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent). The Company and its Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company's business, and the Company has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

        3.23    Privacy.    Except as described in Section 3.23 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has collected any personally identifiable information from any third parties. The Company and each of its Subsidiaries has provided adequate notice of its privacy practices in its privacy policy or policies which policy or policies (and the periods such policy or policies have been in effect) are set forth in Section 3.23 of the Company Disclosure Letter. The Company's and its Subsidiaries' privacy policies conform, in all material respects, to all of the Company's and its Subsidiaries' contractual commitments to their Customers and applicable laws. With respect to all personal and user information described in this Section 3.23, the Company and its Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company, there has been no unauthorized access to or other misuse of that information or breaches of the Company's or any of its Subsidiaries' privacy policies.

        3.24    Takeover Statutes and Rights Plans.     The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a "business combination" (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Company does not have in effect any "poison pill" or similar plan or agreement which could have a dilutive or otherwise adverse effect on Parent as a result of consummation of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

        4.1    Organization.    Each of Parent and Merger Sub is (i) duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets and (iii) is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed to do business and to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        4.2    Authority; No Conflict; Necessary Consents.

        (a)    Authority.    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub, and no further action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, enforceable against each of Parent and Merger Sub in accordance with its terms.

        (b)    No Conflict.    The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, or (ii) subject to compliance with the requirements set forth in Section 4.2(b), conflict with or violate any material Contract or Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected; except, in the case of each of the preceding clauses (i) and (ii), for any conflict or violation which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict or violation.

        (c)    Necessary Consents.    No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially and adversely affect the ability of Parent and Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing. To Parent's knowledge, and assuming the accuracy of all financial information provided by the Company to Parent, no filing is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby under any foreign antitrust or competition law or by any foreign antitrust or competition authority.

        4.3    Availability of Consideration.     Parent will have available to it upon the consummation of the Merger, sufficient capital resources to pay the aggregate Merger Consideration, aggregate Option Consideration and aggregate RSU Consideration and to consummate all of the transactions contemplated by this Agreement.

        4.4    Stock Ownership.     As of the date hereof, neither Parent nor Merger Sub beneficially owns any shares of the Company's capital stock. Neither Parent nor Merger Sub, nor any of their "affiliates" or "associates," has been an "interested stockholder" of the Company at any time within three (3) years of the date hereof, as those terms are used in Section 203 of the Delaware Law.

        4.5    No Prior Merger Sub Operations.     Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

        4.6    Disclosure.    None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is mailed to the stockholders of Company, the time of the Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE V
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

        5.1    Conduct of Business by the Company.

        (a)    Ordinary Course.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly required by this Agreement (or set forth in Section 5.1 of the Company Disclosure Letter) or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its Liabilities, debts and Taxes when due and pay or perform its other obligations when due, in each case subject to good faith disputes over such Liabilities, debts or Taxes, (iii) notify and give Parent the opportunity to participate, at its sole expense, in the defense or settlement of any litigation to which the Company is a party, (iv) preserve intact its present business organization, (v) use its commercially reasonable efforts to keep available the services of its Key Employees and other current employees necessary or advisable for the conduct of the Company's business, (vi) use its commercially reasonable efforts to preserve its relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has business dealings and (vii) perform all of the obligations required to be performed by it under the Termination Agreement.

        (b)    Required Consent.    Without limiting the generality of Section 5.1(a), except as permitted by the terms of this Agreement (or set forth in Section 5.1 of the Company Disclosure Letter), or to the extent that Parent shall otherwise consent in writing, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

            (i)  amend or change the Company Charter Documents;

           (ii)  acquire, or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

          (iii)  enter into any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;

          (iv)  declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or purchase, redeem or otherwise acquire any of the Company's capital stock or any other securities of the Company or its Subsidiaries or any Company Option, Company Warrant, calls or rights to acquire any such shares or other securities, except for repurchases from, and forfeitures by, Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements and restricted stock award and restricted stock unit award agreements;

           (v)  split, combine or reclassify any of the Company's or any of its Subsidiaries' capital stock;

          (vi)  (A) materially increase or decrease the compensation or fringe benefits payable or to become payable to any Employee (except for normal increases or decreases of cash compensation to current non-officer Employees in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, whether orally or in writing, (B) except as set forth on Schedule 5.1(b)(vi)(B), make any promise, commitment or payment, whether orally or in writing, of any bonus payable or to become payable to any Employee, (C) adopt, change or terminate, whether orally or in writing, any severance, change of control, termination or bonus plan, policy or practice applicable to any Employee, (D) enter, whether orally or in writing, into any employment, severance, termination, change of control or indemnification agreement or any agreements the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), (E) adopt, terminate or materially amend any Company Employee Plan or collective bargaining agreement, except as may be required by applicable Legal Requirement, (F) incur any liability or obligation to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of its business consistent with its past practices, or (G) forgive, whether orally or in writing, any loan from the Company or any of its Subsidiaries to any Employee;

         (vii)  enter into, amend, modify, terminate or grant a consent with respect to any Company Material Contract, or waive, release or assign any material rights or claims thereunder, other than in the ordinary course of business consistent with past practice;

        (viii)  (A) enter into a customer Contract that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually and contains any material non-standard terms, including but not limited to, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments other than in the ordinary course of business consistent with past practice, or any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers, or (B) enter into any reseller or distributor Contract that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually, in each case, other than in the ordinary course of business consistent with past practice;

          (ix)  make any change in accounting methods, except as required by GAAP or applicable Legal Requirements;

           (x)  enter into any capital lease or other debt or equity financing transaction or enter into any agreement in connection with any such transaction;

          (xi)  undertake any material restructuring activities, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

         (xii)  sell, lease, license, encumber or otherwise dispose of any business lines or any properties or assets (tangible or intangible), except for sales, leases, licenses or dispositions of property or assets which are not material, individually or in the aggregate, to the business of the Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

        (xiii)  enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Lease Documents;

        (xiv)  make any loan or extend credit to any Person other than in the ordinary course of business and consistent with past practice;

         (xv)  adopt or change any Tax accounting method or Tax election, enter into any closing agreement in respect of Taxes, settle or compromise any Tax claim or assessment, extend or waive the limitation period applicable to any Tax claim or assessment or file any material Tax Return or any amended Tax Return;

        (xvi)  make any expenditure, or enter into any transaction or commitment exceeding $100,000 individually or $250,000 in the aggregate, other than capital expenditures in the ordinary course of business consistent with past practice;

       (xvii)  other than as required pursuant to Section 2.6(b) hereof or pursuant to written Contracts existing as of the date hereof that have been made available to Parent, accelerate or release any vesting condition to the right to exercise any Company Option, Company Warrant or other right to purchase or otherwise acquire any shares of the Company's capital stock, or accelerate or release any right to repurchase shares of capital stock upon the stockholder's termination of employment or services or pursuant to any right of first refusal;

      (xviii)  pay or discharge any Lien or other encumbrance on any of its assets or properties, or pay or discharge any of its obligations or liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the date of the Company Balance Sheet in an amount not in excess of $100,000 individually, or $250,000 in the aggregate;

        (xix)  terminate the employment of any officer or key employee, or terminate a material number of employees;

         (xx)  commence or settle any material litigation;

        (xxi)  make any material revaluation of any of its assets, including, without limitation, writing down the value of capitalized inventory, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable except as required by GAAP;

       (xxii)  cancel or terminate without a reasonable substitute policy therefor any material insurance policy naming the Company as a beneficiary or a loss payee;

      (xxiii)  issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than issuances of Company Common Stock upon the exercise of Company Options or Company Warrants existing on the date hereof in accordance with their present terms;

      (xxiv)  enter into any Contracts containing, or otherwise subject Parent or the Surviving Corporation to, any non-competition, exclusivity or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing; or

        (xxv)  take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(b)(i) through Section 5.1(b)(xxiv) hereof.

        5.2    Procedures for Requesting Parent Consent.     If the Company shall desire to take an action which would be prohibited pursuant to Section 5.1(b) hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals, and may not take such action until such consent in writing has been received from either of the following individuals:

  Nuance Communications, Inc.
  1 Wayside Road
  Burlington, MA 01803
  Attention: Senior Vice President Corporate Development

  and:

  Wilson Sonsini Goodrich & Rosati
  Professional Corporation
  1700 K Street NW
  Washington, D.C. 20006-3817
  Attention: Robert D. Sanchez, Esq.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    Proxy Statement.

        (a)   As soon as practicable following the date off this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the date hereof. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior the Company Stockholders' Meeting any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement.

        6.2    Meeting of Company Stockholders; Board Recommendation.

        (a)    Meeting of Company Stockholders.    The Company will take all action necessary in accordance with Delaware Law, the rules of Nasdaq, its Charter Documents and its Contracts and agreements with its stockholders to duly give notice of, convene and hold a meeting of its stockholders, promptly following the mailing of the Proxy Statement to such stockholders, for the purpose of considering and taking action with respect to the Company Stockholder Approval (the "Company Stockholders' Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the mailing of the Proxy Statement to the Company's stockholders. Subject to Section 6.3(d), the Company will use commercially reasonable efforts (including by engaging a proxy solicitor) to solicit from its stockholders proxies in favor of the Company Stockholder Approval and will take all other action necessary or advisable to secure the vote or consent of its stockholders for the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary (i) to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or (ii) if, as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholders' Meeting are solicited in compliance with Delaware Law, the rules of Nasdaq, the Company Charter Documents, the Company's Contracts and agreements with its stockholders, and all other applicable Legal Requirements. Without the prior written consent of Parent, adoption of this Agreement (including adjournment of the Company Stockholders' Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of this Agreement), is the only matter which the Company shall propose to be acted on by the Company's stockholders at the Company Stockholders' Meeting.

        (b)    Board Recommendation.    Except to the extent expressly permitted by Section 6.3(d): (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders' Meeting, (ii) the Proxy Statement shall include (A) a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of the adoption of this Agreement at the Company Stockholders' Meeting, and (B) the Fairness Opinion, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of its Board of Directors that the Company's stockholders vote in favor of the adoption of this Agreement.

        6.3    Alternative Transaction Proposals.

        (a)    No Solicitation.    The Company agrees that it shall not, and will cause its Subsidiaries not to, permit or authorize any of its or any of its Subsidiaries' officers, directors (or affiliates of any such officers or directors), employees, affiliates, investment bankers, attorneys, accountants, or other agents, advisers or representatives (collectively, "Representatives") to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage or facilitate, support or induce any inquiry with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal; (ii) participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to the Company's books, records or personnel with respect to, or take any other action (except to the extent specifically permitted pursuant to Section 6.3(d)) to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Alternative Transaction Proposal (except to provide notification of or disclose the existence of the provisions of this Section 6.3(a)); (iii) grant any person a waiver or release under any standstill or similar agreement with respect to any class of equity security of the Company or any of its Subsidiaries (which provisions the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to enforce), or approve a transaction (including any person becoming an "interested stockholder" under Section 203 of the Delaware Law); (iv) approve, endorse or recommend any Alternative Transaction Proposal (except to the extent specifically permitted pursuant to Section 6.3(d)); or (v) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal or transaction contemplated thereby. The Company will, and will cause its Subsidiaries and its and their Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and, upon Parent's request, shall request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company, its Subsidiaries or its or their Representatives have engaged in any such activities within the twelve (12) month period preceding the date hereof. Any breach of the foregoing provisions of this Section 6.3(a) by any of the Company's Subsidiaries or its or their Representatives shall be deemed to be a breach by the Company.

        (b)    Notification of Unsolicited Alternative Transaction Proposals.    As promptly as practicable (but in no event more than twenty-four (24) hours) after receipt by the Company, any of its Subsidiaries or its or their Representatives of any Alternative Transaction Proposal or any request for non-public information or any expression of interest or inquiry that would reasonably be expected to lead to an Alternative Transaction Proposal, the Company shall provide Parent with written notice of (A) the material terms and conditions of such Alternative Transaction Proposal, request, expression of interest or inquiry, (B) the identity of the Person or group making any such Alternative Transaction Proposal, request, expression of interest or inquiry, and (C) a copy of all material written materials provided by or on behalf of such Person or group in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. In addition, the Company shall provide Parent as promptly as practicable with written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and details (including substantive modifications or proposed substantive modifications) of any such Alternative Transaction Proposal, request, expression of interest or inquiry (including any negotiations contemplated by Section 6.3(c)(ii)) and shall promptly provide Parent a copy of all written materials (including those provided by e-mail or otherwise in electronic format) amending any material terms and conditions subsequently provided by or to it in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. The Company shall provide Parent with forty-eight (48) hours prior notice of any meeting of its Board of Directors at which its Board of Directors would reasonably be expected to consider any Alternative Transaction Proposal, including to consider whether such Alternative Transaction Proposal is a Superior Proposal.

        (c)    Superior Proposal.    Notwithstanding anything to the contrary contained in Section 6.3(a), if, prior to the time that Company Stockholder Approval has been obtained, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal from a third party which is determined to be, or which the Company's Board of Directors has in good faith concluded (following the receipt of advice from and consultation with its outside legal counsel and the Company Financial Adviser of national standing) is reasonably likely to become, a Superior Proposal, the Company may then take the following actions, but only if: (i) the Company's Board of Directors determines in good faith, after receiving advice from and consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations to its stockholders under Delaware Law; (ii) the Company has given Parent prior written notice of its intention to take any of the following actions; and (iii) the Company shall have previously complied with the provisions of this Section 6.3:

            (i)  furnish non-public information to the third party making such Alternative Transaction Proposal, provided that (A) the Company shall have first received from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party on the Company's behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Confidentiality Agreement, and (B) contemporaneously with furnishing any such non-public information to such third party, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously so furnished); and

           (ii)  engage in discussions or negotiations with the third party with respect to the Alternative Transaction Proposal.

        (d)    Change of Recommendation.    Notwithstanding Section 6.2(b), at any time prior to the Company Stockholder Approval, the Board of Directors of the Company may, solely in response to a Superior Proposal or an Intervening Event, make a Change of Recommendation and, in the case of a Superior Proposal or an Intervening Event after which Parent does not timely deliver a Continuation Notice terminate this Agreement in accordance with Section 8.1(h), if all of the following conditions in clauses (i) through (v) are met:

            (i)  in the case of a Superior Proposal, such Superior Proposal has not been withdrawn and continues to be a Superior Proposal;

           (ii)  the Company shall have (A) delivered to Parent written notice (a "Change of Recommendation Notice") at least five (5) Business Days prior to publicly effecting such Change of Recommendation in response to a Superior Proposal or an Intervening Event (and, if applicable, of its intention to terminate this Agreement in response to a Superior Proposal) which shall state expressly (1) that the Company has received a Superior Proposal or determined the existence of an Intervening Event, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal or, in the case of an Intervening Event, describe in reasonable detail the cause and factors constituting such Intervening Event, and (3) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so; (B) provide to Parent a copy of all materials and information delivered or made available to the Person or group making the Superior Proposal (to the extent not previously delivered or made available to Parent), and (C) during the aforementioned five (5) Business Day period, if requested by Parent, engaged in good faith negotiations to amend this Agreement in such a manner that the Superior Proposal would no longer be a Superior Proposal or, in the case of an Intervening Event, obviates the need for a Change of Recommendation;

          (iii)  Parent shall not have, within the aforementioned five (5) Business Day period, made an offer that the Company's Board of Directors has in good faith determined (after the receipt of advice from and consultation with its outside legal counsel and the Company Financial Advisor) results in the Alternative Transaction Proposal that had been determined to be a Superior Proposal no longer being a Superior Proposal or, in the case of an Intervening Event, addresses the basis for a Change of Recommendation;

          (iv)  the Board of Directors of the Company has concluded in good faith, after receipt of advice from and consultation with its outside legal counsel, that, in light of such Superior Proposal or Intervening Event and after considering any adjustments or negotiations pursuant to the preceding clause (ii), that the Company's Board of Directors' failure to effect a Change of Recommendation would be inconsistent with its fiduciary obligations to the stockholders of the Company under Delaware Law; and

           (v)  the Company shall have previously complied with the provisions set forth in Section 6.2 or this Section 6.3.

        (e)    Continuing Obligation Regarding Company Stockholders' Meeting.    Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Alternative Transaction Proposal, or by any Change of Recommendation; provided, however, that in the event of a Change of Recommendation in response to an Intervening Event, Parent must notify the Company, within five (5) Business Days after such Change of Recommendation (such notice, (a "Continuation Notice") that it wishes the Board of Directors of the Company to submit this Agreement to the stockholders of the

Company in accordance with Section 6.2(a) for the purpose of adopting this Agreement and, if Parent does not deliver a Continuation Notice within such period, the Company may, subject to and in accordance with Section 8.1(h), terminate this Agreement.

        (f)    Compliance with Tender Offer Rules.    Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.3(d).

        (g)    Specific Performance.    The parties hereto agree that irreparable damage would occur if the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent, prior to any valid termination of this Agreement in accordance with Article VIII, shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Subsidiary of the Company or any of the Company's or its Subsidiaries' Representatives shall be deemed to be a breach of this Agreement by the Company.

        6.4    Confidentiality; Access to Information.

        (a)    Confidentiality.    The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement, dated as of November 16, 2011 (as amended from time to time, the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        (b)    Access to Information.    Subject to the Confidentiality Agreement and applicable law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisers and other representatives of Parent, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their properties, books, Contracts, commitments, assets (including the Company Intellectual Property, but excluding design processes and source code), personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries) and, during such period and subject to the Confidentiality Agreement and applicable law, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

        6.5    Public Disclosure.     Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Alternative Transaction Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement on the content of such statement, except as may be required by applicable Legal Requirements or any listing agreement with Nasdaq, or any other applicable national or regional securities exchange or market. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties. In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 6.1 or prior communications consented to in accordance with this Section 6.5, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning Parent or its business, financial condition or results of operations without the consent of Parent (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Legal Requirement, court process or by obligations pursuant to the Company's listing agreement with Nasdaq. Notwithstanding the foregoing, this Section 6.5 shall not apply to the matters set forth in Section 6.2 or Section 6.3.

        6.6    Regulatory Filings; Reasonable Efforts.

        (a)    Regulatory Filings.    Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.6(a) to comply in all material respects with all applicable Legal Requirements.

        (b)    Exchange of Information.    Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required to effectuate any filings pursuant to Section 6.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other and/or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information.

        (c)    Notification.    Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

        (d)    Reasonable Efforts.    Subject to the express provisions of Section 6.2 and Section 6.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the taking of all actions set forth on Schedule 6.6(d); (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (vi) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary herein, if the lessor or licensor under any Lease Document conditions its grant of a consent (including by threatening to exercise a "recapture" or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, "profit sharing" payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), the Company shall be solely responsible for making all such payments or providing all such additional security and the terms thereof shall be subject to Parent's approval.

        (e)    Antitrust Restraints.    Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither Parent nor Merger Sub shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, and (ii) neither Parent nor Merger Sub shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Parent or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company capital stock or any limitation or regulation on the ability of Parent or any of its affiliates to exercise full rights of ownership of the shares of Company capital stock (any of the foregoing, an "Antitrust Restraint").

        6.7    Notification of Certain Matters.

        (a)    By the Company.    The Company shall give prompt notice to Parent and Merger Sub in writing of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; (ii) the occurrence of any Material Adverse Effect or any event or occurrence that would reasonably be expected to cause the conditions set forth in Article VII not to be satisfied; and (iii) any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or Governmental Entity, initiated by or against it, or known by the Company or any of its Subsidiaries to be threatened against the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or stockholders in their capacity as such.

        (b)    By Parent.    Parent and Merger Sub shall give prompt notice to the Company in writing of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied.

        6.8    Third-Party Consents.     As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including all consents, waivers and approvals set forth in Section 3.3(c) of the Company Disclosure Letter. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all developments material to the obtaining of such consents, waivers and approvals, and shall, at Parent's request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. If the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals. As soon as practicable following the date hereof, the Company shall deliver any notices required under any of its or its Subsidiaries' respective Contracts that are required to be provided in connection with the consummation of the transactions contemplated hereby.

        6.9    Employee Matters.

        (a)    Termination of Company Employee Stock Purchase Plans.    Prior to the Effective Time, each of the Company Purchase Plans shall be terminated.

        (b)    Termination of Company 401(k) Plans.    Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a "401(k) Plan"), unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated. Unless Parent provides such written notice to the Company no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, its Subsidiaries or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval by Parent. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall be the responsibility of the Company and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than seven (7) Business Days prior to the Closing Date.

        (c)    Consultation on Employee Communications.    The Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees regarding the matters described in this Section 6.9 and any other matters relating to the entry into of this Agreement or the effects of the Merger.

        (d)    New Employment Arrangements.

            (i)  Parent may offer certain Employees "at will" employment by Parent and/or a subsidiary of Parent whether as a continuing employee or as a transitional employee, to be effective as of the

  Closing Date, upon proof of a legal right to work in the United States. Such "at will" employment will: (i) be set forth in offer letters on Parent's standard form (each, an "Offer Letter"), (ii) be subject to and in compliance with Parent's applicable policies and procedures, including employment background checks and the execution of Parent's employee proprietary information agreement, governing employment conduct and performance, (iii) have terms, including the position and salary, equivalent to each such Employee's current terms of employment with the Company, (iv) credit the Employee's service with the Company equivalent to service with Parent for all purposes and (v) supersede any prior express or implied employment agreements, arrangements, representations, or offer letter in effect prior to the Closing Date.

           (ii)  Subsequent to the execution of this Agreement, the Company shall not take any action that would reasonably be expected to cause each continuing employee and transitional employee who accepts their offer of employment with Parent to not sign an Offer Letter or to not cause such Offer Letter to remain in full force and effect through the Closing Date.

          (iii)  Prior to any employee of the Company, whose employment with the Company is terminated after the date hereof and prior to the Closing (each, a "Terminated Employee"), receiving or becoming entitled to receive any severance payment to which such Terminated Employee did not have a legally binding right pursuant to an arrangement that was in place prior to the date of this Agreement and is disclosed in the Company Disclosure Letter, such Terminated Employee must execute and return a valid release and waiver each in form and substance reasonably satisfactory to Parent (a "Employee Termination Release"). Prior to any Terminated Employee receiving or becoming entitled to receive any severance payment under the Company's Amended and Restated Severance Benefit Plan dated effective December 9, 2011 (the "Severance Benefit Plan") or the Key Employee Change in Control Severance Benefit Plan (the "Key Employee Severance Benefit Plan"), such Terminated Employee must execute and return a valid release agreement in the applicable form attached as an exhibit to the Severance Benefit Plan or the Key Employee Severance Benefit Plan, as applicable in accordance with the terms provided by the applicable Plan.

        (e)    New Employment Benefits.    As of the Closing Date, Parent shall provide the employees of the Company who are employed by Parent, or a subsidiary of Parent, after the Closing Date (the "Continuing Employees") with types and levels of employee benefits (excluding any defined benefit pension plan and equity award, change of control and severance benefits) ("Parent Plans") that are not materially less favorable (taken as a whole) than those provided to similarly-situated employees of Parent. To the extent such employee benefits are provided through Parent Plans and not the Company Employee Plans, for purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any Parent Plan and to the extent permitted by applicable law and subject to any applicable break in service or similar rule, Parent shall provide that the Continuing Employees shall receive service credit under the Parent Plans for their period of service with the Company and its subsidiaries prior to the Closing, except where doing so would cause a duplication of benefits. If the Closing Date occurs prior to December 31, 2012 and such benefits are provided under Parent Plans, Parent shall use its commercially reasonable efforts to cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plan that is a group health plan to be waived with respect to such Continuing Employees and their eligible dependents in accordance with applicable laws and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Plan in which they are eligible to participate after the Closing Date. Nothing contained in this Section 6.9 shall alter the "at-will" status of any of the U.S. employees of the Company or any of its Subsidiaries.

        (f)    No Obligation.    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be construed as requiring Parent or any of its Subsidiaries to employ any Continuing Employee for any length of time following the Closing Date. Nothing in this Agreement, express or implied, shall be construed to prevent Parent or any of its Subsidiaries from (i) terminating, or modifying the terms of employment of, any Continuing Employee following the Closing Date or (ii) terminating or modifying to any extent any Parent Benefit Plan or any other employee benefit plan, program, agreement or arrangement of the Company or that Parent or any of its Subsidiaries, including the Surviving Corporation, may establish or maintain. No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement. The provisions of this Section 6.9 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Employee Plan, International Employee Plan or Parent Benefit Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

        (g)    Proprietary Information and Inventions Assignment Agreements.    The Company shall use commercially reasonable efforts to cause each current employee of the Company and its Subsidiaries to have entered into and executed, and each person who becomes an employee of the Company or any Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement with the Company and each of its Subsidiaries with a stated effective date as of such employee's first date of employment or service. The Company shall use commercially reasonable efforts to cause each current consultant or contractor of the Company and its Subsidiaries to have entered into and executed, and each Person who becomes a consultant or contractor of the Company or any Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company and each of its Subsidiaries with a stated effective date as of such consultant or contractor's first date of service.

        6.10    Indemnification.

        (a)    Indemnity.    From and after the Effective Time, (i) Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to and to the extent of any indemnification agreements between the Company and its directors and officers as of immediately prior to the Effective Time (the "Indemnified Parties") in effect on the date of this Agreement and listed in Section 6.10(a) of the Company Disclosure Letter, subject to applicable law, and (ii) until the sixth (6th) anniversary of the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to and to the extent of any indemnification provisions under the Company Charter Documents as in effect on the date hereof, in each case, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time. Until the sixth (6th) anniversary of the Effective Time or such longer period as is required by applicable Legal Requirements, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof.

        (b)    Insurance.    From the Effective Time through the sixth anniversary of the Effective Time, Parent will cause the Surviving Corporation to cause to be maintained directors' and officers' liability insurance maintained by the Company covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will the Surviving Corporation be required to expend in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium); and provided, further, that notwithstanding the foregoing, in lieu of the foregoing the Company may obtain a prepaid "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) the cost of which does not exceed an amount equal to 250% of the annual premium currently paid by the Company (and, to the extent such costs exceed such amount, only the maximum amount of "tail" coverage as is available for 250% of such annual premium shall be purchased).

        (c)    Third-Party Beneficiaries.    This Section 6.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

        6.11    Section 16 Matters.     Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Stock (including derivative securities with respect to such Company Stock) resulting from the transactions contemplated by Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.12    No Modification of Representations, Warranties, Covenants or Agreements.     No information or knowledge obtained in any investigation or review or notification pursuant to Section 5.1(a) (Conduct of Business by the Company), Section 6.4 (Confidentiality; Access to Information), Section 6.6 (Regulatory Filings; Reasonable Efforts), Section 6.7 (Notification of Certain Matters) or otherwise shall (a) affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement, (b) limit or otherwise affect any remedies available to the party conducting such investigation or review or receiving such notice or the obligation of such party to consummate the Merger, or (c) in the case of the Company, be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant or agreement.

        6.13    Financial Statements.     The Company agrees that Parent may include the Company Financials in a registration statement filed by Parent with the SEC or other offering document. The Company shall, if requested by Parent, reasonably cooperate with Parent in causing the Company's auditors to deliver, and shall use commercially reasonable efforts to take such other actions as are necessary to enable the Company's auditors to deliver, any opinions, consents, comfort letters, or other materials necessary or advisable in order for Parent to include the Company Financials in a registration statement or other offering document or to comply with the reasonable request of an underwriter in connection with a public offering of Parent's securities (it being understood that Parent shall promptly reimburse the Company for any out-of-pocket costs associated with the Company's compliance with this Section 6.13 if the Agreement is terminated).

        6.14    State Takeover Statutes.     The Company's Board of Directors shall take all actions sufficient to render inapplicable to the Merger, the execution, delivery and performance of this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, the provisions of Section 203 of Delaware Law applicable to a "business combination" (as defined in such Section 203 of Delaware Law).

ARTICLE VII
CONDITIONS TO THE MERGER

        7.1    Conditions to the Obligations of Each Party to Effect the Merger.     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

        (a)    Company Stockholder Approval.    The Company Stockholder Approval shall have been obtained in accordance with applicable law at the time of such approval.

        (b)    No Injunctions or Restraints.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

        7.2    Additional Conditions to the Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

        (a)    Representations and Warranties.

            (i)  The representations and warranties of the Company set forth herein (other than in Section 3.1 (Organization; Standing and Power; Charter Documents; Subsidiaries), Section 3.2 (Capital Structure), Section 3.3(a) and (b)(a)(i) (Authority; No Conflict), Section 3.14(a) (Broker's and Finders' Fees; Fees and Expenses) and Section 3.20 (Fairness Opinion)) shall be true and correct (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or "Material Adverse Effect"), in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or, in the case any failure of the representations and warranties in Section 3.8(n) (Intellectual Property; Transaction), a Material Adverse Effect on Parent or its Subsidiaries.

           (ii)  The representations and warranties of the Company set forth in Section 3.1 (Organization; Standing and Power; Charter Documents; Subsidiaries), Section 3.3(a) and (b)(a)(i) (Authority; No Conflict), Section 3.14(a) (Brokers' and Finders' Fees; Fees and Expenses) and Section 3.20 (Fairness Opinion) shall be true and correct in all material respects, in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

          (iii)  The representations and warranties of the Company set forth in Section 3.2 (Capital Structure) shall be true and correct in all respects (other than inaccuracies that would result in less than a 0.5% increase in the aggregate value of the consideration payable in the merger), in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

          (iv)  At the Closing, Parent shall have received a certificate to the effect of clauses (i) through (iii) above signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

        (b)    Agreements and Covenants.    The Company (i) shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date (other than Section 5.1(a)(vii) herein) and (ii) shall have performed or complied with the covenant in Section 5.1(a)(vii), except to the extent that any such failure does not have, and would not be expected to have, individually or in aggregate, a Material Adverse Effect on the Company; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

        (c)    Material Adverse Effect.    No Material Adverse Effect on the Company shall have occurred and be continuing since the date hereof, whether or not resulting from a breach in any representation, warranty, covenant or agreement in this Agreement; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

        (d)    No Litigation.    There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied, or (ii) seeking to impose an Antitrust Restraint.

        (e)    Sarbanes-Oxley Certifications.    With respect to any Company SEC Reports filed with the SEC after the date of this Agreement, neither the principal executive officer nor the principal financial officer of the Company shall have failed to provide the necessary certifications in the form required under Section 302 and Section 906 of SOX.

        (f)    Dissenting Shares.    There shall not have been delivered to the Company written notices of intent to demand payment pursuant to Section 262 of the Delaware Law by Dissenting Stockholders with respect to more than ten percent (10%) of the aggregate outstanding shares of Company Common Stock.

        7.3    Additional Conditions to the Obligations of the Company.     The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

        (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality), in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. The Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.

        (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.

 ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties (upon the authorization of such party's Board of Directors), and except as provided below, whether before or after receipt of Company Stockholder Approval:

        (a)   by mutual written consent of each of Parent and the Company;

        (b)   by either the Company or Parent, if the Merger shall not have been consummated by January 17, 2013 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

        (c)   by either the Company or Parent, if any Legal Requirement makes the consummation of the Merger illegal, or if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such Legal Requirement or action;

        (d)   by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the Company Stockholder Approval at a meeting of the Company stockholders duly convened therefore or at any adjournment or postponement thereof;

        (e)   by Parent (at any time prior to the time the Company Stockholder Approval has been obtained), if a Triggering Event with respect to the Company or a material breach of Section 6.2 or Section 6.3 of this Agreement shall have occurred;

        (f)    by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(f) prior to forty-five (45) days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise commercially reasonable efforts to cure such breach through such forty-five (45) day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such forty-five (45) day period);

        (g)   by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(g) prior to forty-five (45) days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise commercially reasonable efforts to cure such breach through such forty-five (45) day period (it being understood that Parent may not terminate this

Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such forty-five (45) day period); and

        (h)   by the Company, in connection with a Change of Recommendation made in accordance with Section 6.3(d) in which (i) the Company's Board of Directors shall have determined to accept or enter into a transaction related to a Superior Proposal that was the subject of such Change in Recommendation, or (ii) (x) the Company's Board of Directors shall have made such Change of Recommendation as a result of an Intervening Event, and (y) Parent shall not have timely delivered to the Company a Continuation Notice in accordance with Section 6.3(e); provided, however, that the Company shall not terminate this Agreement pursuant to this clause (h), and any purported termination pursuant to this clause (h) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee in the manner provided for in Section 8.3(b).

        For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Company's Board of Directors or any committee thereof shall have effected a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy Statement mailed to the Company's stockholders the unanimous recommendation of its Board of Directors in favor of the adoption of this Agreement; (iii) the Company's Board of Directors fails to reaffirm (publicly, if so requested) its unanimous recommendation in favor of the adoption of this Agreement within five (5) calendar days after Parent delivers to the Company a request in writing that such recommendation be reaffirmed; (iv) the Company's Board of Directors or any committee thereof shall have approved or recommended, or the Company shall have entered into any letter of intent or other written definitive agreement or Contract regarding any Alternative Transaction Proposal; or (v) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

        8.2    Notice of Termination; Effect of Termination.     Any termination of this Agreement under, and in accordance with, Section 8.1 above will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.4(a) (Confidentiality), this Section 8.2, Section 8.3 (Fees) and Article IX (General Provisions), each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any fraud or willful breach of any representation, warranty, covenant or other agreement contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        8.3    Fees.

        (a)    General.    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

        (b)    Payment.

            (i)  Payment.    If this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(b), (d), (e), (g) or (h), the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Parent the Termination Fee by wire transfer to an account designated by Parent in immediately available funds; provided, that in the case of termination under Sections 8.1(b), 8.1(d) or Section 8.1(g): (x) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been disclosure publicly or to any member of the Board of Directors or any officer of the Company of an Alternative Transaction Proposal with respect to the Company and within twelve (12) months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into a written definitive agreement providing for an Acquisition of the Company (and such Acquisition is subsequently consummated), and (y) such payment shall be made concurrently with the consummation of such Acquisition of the Company. In no event shall the Company be required to pay the Termination Fee pursuant to this Section 8.3(b)(i) or otherwise, on more than one occasion.

           (ii)  The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. Upon payment of the Termination Fee in accordance with this Section 8.3, the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby, except for liability for any fraud or willful breach of any covenant or agreement contained in this Agreement. If the Company shall fail to pay the Termination Fee when due, the Company shall reimburse Parent for all costs and expenses incurred by Parent or Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

        8.4    Amendment.    Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, provided, that after receipt of Company Stockholder Approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange, including the Nasdaq, requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

        8.5    Extension; Waiver.     At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

        9.1    Non-Survival of Representations and Warranties.     The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

        9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a)   if to Parent or Merger Sub, to:

    Nuance Communications, Inc.
    1 Wayside Road
    Burlington, MA 01803
    Attention:    Senior Vice President Corporate Development

    with copies (which shall not constitute notice) to:

    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    1700 K Street NW
    Washington, D.C. 20006-3817
    Attention:    Robert D. Sanchez, Esq.

    if to the Company, to:

    Ditech Networks, Inc.
    3099 North First Street
    San Jose, CA 95134
    Attention:    Executive Vice President, Chief Financial Officer and Chief Operating Officer

    with copies (which shall not constitute notice) to:

    Cooley LLP
    Hanover Campus
    3175 Hanover Street
    Palo Alto, CA 94304-1130
    Attention:    Nancy H. Wojtas, Esq.

        9.3    Interpretation; Rule of Construction.     When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a Person are also to its permitted successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any dollar thresholds set forth herein shall not be used as a benchmark for any determination of what is or is not "material" or a "Material Adverse Effect" under this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

        9.4    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission or by electronic mail with a pdf scanned attachment) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        9.5    Entire Agreement; Third-Party Beneficiaries.     This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.10.

        9.6    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

        9.7    Other Remedies.     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement in accordance with Article VIII, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to seek to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court of the United States of America, sitting in Delaware), this being in addition to any other remedy to which they are entitled at law or equity.

        9.8    Governing Law; Consent to Jurisdiction.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        9.9    Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent's obligations hereunder. Any purported assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.10    Waiver of Jury Trial.     EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

*****

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

NUANCE COMMUNICATIONS, INC.
By:	/s/ TODD DUCHENE
	Name:	Todd DuChene
	Title:	EVP and General Counsel
DIAMOND ACQUISITION CORPORATION
By:	/s/ TODD DUCHENE
	Name:	Todd DuChene
	Title:	Secretary
DITECH NETWORKS, INC.
By:	/s/ WILLIAM J. TAMBLYN
	Name:	William J. Tamblyn
	Title:	EVP/CFO/COO

****AGREEMENT AND PLAN OF MERGER****

SCHEDULE 1

SIGNATORIES TO VOTING AGREEMENT

1.
Kenneth D. Naumann

2.
William J. Tamblyn

3.
Karl E. Brown

4.
Michael Gullard

5.
Alan B. Howe

6.
Frank J. Sansone

7.
Lamassu Holdings, LLC

SCHEDULE 2

KEY EMPLOYEES

1.
Chad Madison

2.
Deep Nayar

3.
Dennis Martin

4.
Maruthy Mentireddi

SCHEDULE 6.6(d)

REASONABLE EFFORTS

        The Company shall prepare and file an application for copyright with the United States Copyright Office for the PhoneTag codebase, in form and substance reasonably satisfactory to Parent.

ANNEX B

September 17, 2012

The Board of Directors
Ditech Networks, Inc
3099 North First Street
San Jose, CA 95134

Members of the Board of Directors:

        We understand that Ditech Networks, Inc., a Delaware corporation ("Ditech" or the "Company"), proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Nuance Communications, Inc., a Delaware corporation ("Nuance") and Ditech Acquisition Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of Nuance ("Merger Sub"). The Merger Agreement proposes, among other things, for the merger of Merger Sub with and into Ditech (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.001 per share, of Ditech ("Ditech Common Stock") would be converted into the right to receive $1.45 in cash (the "Merger Consideration"). The proposed terms and conditions of the Merger are more fully set forth in the draft Merger Agreement.

        The Board of Directors of Ditech (the "Board") has asked us whether, in our opinion, the Merger Consideration to be received by the holders of Ditech Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

        In connection with rendering our opinion, we have, among other things:

  1.
  reviewed certain publicly available business and financial information relating to Ditech that Fairmount deemed to be relevant;

  2.
  reviewed certain internal historical financial statements and other internal historical financial and operating data relating to Ditech prepared and furnished to Fairmount by Ditech's management;

  3.
  reviewed certain internal projected financial data and estimates relating to Ditech prepared and furnished to Fairmount by Ditech's management;

  4.
  discussed with senior management of the Company the business prospects and financial outlook of the Company;

  5.
  reviewed the reported prices and the historical trading activity of Ditech Common Stock;

  6.
  compared the financial performance of the Company with that of certain publicly traded companies that Fairmount deemed relevant to Ditech or its operating segments, derived metrics from those publicly traded companies' financials, and applied these metrics to corresponding financial statistics of Ditech to compare to the financial terms of the Merger;

  7.
  compared the financial terms of the Merger with those of certain transactions that Fairmount deemed relevant;

  8.
  reviewed the executed term sheet dated April 5, 2012;

  9.
  reviewed a September 13, 2012 draft of the Merger Agreement, as well as drafts of ancillary legal documents relating to the Merger and referred to in the Merger Agreement; and

  10.
  performed such other analyses and considered such other factors that Fairmount deemed appropriate.

        For purposes of Fairmount's analysis and opinion, Fairmount assumed and relied on, without undertaking any independent verification of the accuracy and completeness of, information publicly available and internal information prepared and / or supplied by management or otherwise made available to, discussed with, or reviewed by Fairmount, and Fairmount assumes no liability therefor. With respect to any projected financial data relating to Ditech, Fairmount assumed that they were reasonably prepared on bases reflecting the best currently available information and good faith judgments of Ditech's management as to the future financial performance of Ditech, as the case may be. Fairmount expressed no view as to any projected financial data relating to Ditech or the assumptions on which they were based. The management of Ditech has informed Fairmount that to the best of management's knowledge no information has been provided to Fairmount that contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading and no information necessary for Fairmount's analysis has been omitted or remains undisclosed to Fairmount.

        For purposes of rendering Fairmount's opinion, Fairmount assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that the Merger would be consummated in accordance with the terms and conditions set forth in the draft Merger Agreement without material modification, waiver or delay. Senior management of Ditech advised Fairmount, and Fairmount assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Fairmount. Fairmount also assumed that any modification to the structure of the Merger would not vary in any respect material to Fairmount's analysis or opinion. Fairmount further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Ditech or the consummation of the Merger.

        We have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of Ditech and we have not been furnished with any such valuations or appraisals, nor have we evaluated the solvency, viability or fair value of Ditech under any state or federal laws, including laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion except as expressly indicated in our engagement agreement governing this opinion.

        We have not been asked to, and we do not, express any opinion with respect to any matter other than the fairness to the holders of Ditech Common Stock, from a financial point of view, of the Merger Consideration to be received in the Merger by the holders of Ditech Common Stock pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, any terms (other than the Merger Consideration to the extent expressly set forth herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any terms, aspects or implications of any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger (including, without limitation, as to any written consent and voting agreements which may be delivered by certain holders of Ditech Common Stock in connection with the Merger) or as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of any party, or any class of such persons, whether relative to the Merger Consideration or otherwise. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies or transactions that might be available to

Ditech or in which Ditech might engage, nor does it address the underlying business decision of Ditech to proceed with or effect the Merger. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any security holders of Ditech should vote or act, or whether any such holders should enter into written consents, in respect of the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by Ditech and its advisors with respect to legal, regulatory, accounting and tax matters. We are not expressing any opinion herein as to the price at which the Ditech Common Stock will trade following the announcement of the Merger.

        As part of our investment banking business, we are frequently engaged in the valuation of companies and their securities in connection with business evaluations, valuations, reorganizations, private placements and mergers and acquisitions for corporate and other purposes. We are familiar with Ditech and, during the seven years preceding the date of this letter, we have provided investment banking services to Ditech in connection with its consideration of other strategic alternatives, and we have received investment banking fees from Ditech. We are serving as financial adviser to Ditech in connection with the proposed Merger, and we are entitled to receive from Ditech reimbursement of our expenses and a fee for our services as financial adviser to Ditech, which is contingent upon the consummation of the Merger. We are also entitled to receive a fee and reimbursement for related expenses from Ditech upon delivery of our fairness opinion to the Board. Ditech has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter.

        This letter, including the opinion expressed herein, is addressed to, and for the information and benefit of, the Board (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by the Fairness Opinion Review Committee of Fairmount Partners. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our prior written permission. Notwithstanding the foregoing, this opinion and a summary discussion of our underlying analyses and role as financial adviser to the Board may be included in communications to holders of Ditech Common Stock, provided that we approve of the content of such disclosures prior to any filing or publication of such holders' communications.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Merger by holders of Ditech Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

FAIRMOUNT PARTNERS LP

/s/ Fairmount Partners LP

ANNEX C

§ 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Ditech Networks, Inc. 3099 North First Street San Jose, California 95134 proxy This proxy is solicited by the Board of Directors for the Special Meeting of Stockholders to be held on December 3, 2012. The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held December 3, 2012, and the Proxy Statement and hereby appoints Kenneth D. Naumann and William J. Tamblyn, and each of them, each with the power to appoint his or her substitute and hereby authorizes them, as attorneys-in-fact and proxies of the undersigned, to represent and to vote as designated on the reverse side, all shares of common stock of Ditech Networks, Inc. (the “Company”) held of record by the undersigned on November 2, 2012, at the Special Meeting of Stockholders to be held at the executive offices of Ditech Networks, Inc., 3099 North First Street, San Jose, California 95134, on December 3, 2012 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, AND, IF NECESSARY, FOR PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. Please view, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States. DITECH NETWORKS, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS Monday, December 3, 2012 9:00 a.m. (local time) Office of Ditech Networks, Inc. 3099 North First Street San Jose, California 95134

COMPANY # TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILE – www.eproxy.com/ditc Use the Internet to vote your proxy until 11:59 p.m. (ET) on December 2, 2012. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on December 2, 2012. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3. 1. To adopt the Agreement and Plan of Merger, dated as of September 17, 2012, For Against Abstain by and among Nuance Communications, Inc., Diamond Acquisition Corporation, a direct wholly-owned subsidiary of Nuance Communications, Inc., and Ditech Networks, Inc., as it may be amended from time to time (the “merger agreement”). 2. To approve, on an advisory basis, the merger-related compensation For Against Abstain for Ditech’s named executive officers. 3. To vote to adjourn the Special Meeting, if necessary, for the purpose of For Against Abstain soliciting additional proxies to vote in favor of adoption of the merger agreement. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date